Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156843
PROSPECTUS SUPPLEMENT (to Prospectus dated February 17, 2009)

Star Bulk Carriers Corp.

16,700,000 Common Shares

We are offering 16,700,000 common shares, par value $0.01 per share. Of these common shares, we are offering 4,900,000 common shares to certain business associates and family members of our Chairman, including Ms. Milena Pappas, one of our directors, through Augustea Oceanbulk Maritime LDA and Yolly Invest and Finance Inc. Our common shares are listed on the NASDAQ Global Select Market under the symbol “SBLK.” On July 18, 2011, the last reported sale price of our common shares on the NASDAQ Global Select Market was $2.01 per share.

Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-16 of this prospectus supplement, on page 6 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$1.800	$30,060,000
Underwriting Discounts and Commissions (1)	$0.108	$1,274,400
Proceeds (before expenses) to us	$1.692	$28,785,600

(1)	The underwriters will not receive any discount or commission on the aggregate 4,900,000 common shares being purchased by Augustea Oceanbulk Maritime LDA and Yolly Invest and Finance Inc.

Delivery of the common shares is expected to be made on or about July 22, 2011. We have granted the underwriters the right to purchase up to 2,505,000 additional common shares to cover over-allotments.

Deutsche Bank Securities	RBC Capital Markets

ABN AMRO
Cantor Fitzgerald & Co.
Dahlman Rose & Company
FBR Capital Markets

The date of this prospectus supplement is July 19, 2011
.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information about securities we may offer from time to time, some of which may not apply to this offering. In addition, we incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find Additional Information” in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference and the accompanying prospectus before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein or therein.

You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” or similar references mean Star Bulk Carriers Corp. and its subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement and the documents incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement could cause actual results to differ materially from those discussed in the forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” beginning on page S-16 of this prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 31, 2011.

We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are an international provider of marine drybulk transportation services. Our vessels carry a variety of drybulk commodities including coal, iron ore and grains, or major bulks, as well as bauxite, cement, phosphate, fertilizers and steel products, or minor bulks. As of the date of this prospectus supplement, our operating fleet consists of three Capesize drybulk carriers and eight Supramax drybulk carriers with a dwt-weighted average age of 10.9 years and a combined cargo carrying capacity of approximately 0.9 million dwt. In addition to our operating fleet, we have entered into contracts for the construction of two newbuilding Capesize drybulk carriers that are expected to be delivered to us in September 2011 and November 2011, respectively, and have also entered into agreements to acquire two secondhand Capesize drybulk carriers, the Megalodon and the Big Fish, which are expected to be delivered to us by August 31, 2011 and which we refer to throughout this prospectus supplement as the Acquisition Vessels. As a result of these acquisitions, our fleet is expected to grow substantially by the end of this year, with our cargo carrying capacity increasing by 75% to 1.6 million dwt and the dwt-weighted average age of our fleet is expected to decrease to 10.1 years.

Currently, we charter the majority of our vessels on medium- to long-term time charters, with average remaining terms ranging from two months to 28 months. We have also entered into a ten-year time charter agreement for one of our newbuilding Capesize drybulk carriers, which we expect will be delivered to us in September 2011. We also employ some of our Supramax drybulk carriers in the spot market or under short-term trip charters, in line with our active fleet employment strategy. In addition, we have a contract of affreightment, or COA, to transport approximately 1.35 million metric tons of iron ore between Brazil and China for Vale International S.A., or Vale. Our other current customers include STX PanOcean Co. Ltd., Pacific Bulk Shipping Limited, Rio Tinto Shipping (Asia) Pte Ltd., or Rio Tinto, SK Shipping Singapore PTE Ltd., or SK Shipping, Cargill International S.A., or Cargill, Dampskibsselskabet Norden A/S, or Norden, Global Maritime Investments Limited, or GMI, Atlantic Bulk Carriers Management Ltd. and MUR Shipping. As of the date of this prospectus supplement, we have contracted gross revenue, including $11.3 million under our Vale COA and $88.9 million under the 10-year time charter agreement for one of our newbuildings, of approximately $174.0 million and time charter coverage of 83%, 32% and 22% for the full years ending December 31, 2011, 2012 and 2013, respectively, under our current time charter agreements. Upon the purchase of the Acquisition Vessels, our contracted gross revenues are expected to increase by $64.9 million to $238.9 million and our time charter coverage is expected to increase to 84%, 41% and 33% for the full years ending December 31, 2011, 2012 and 2013, respectively.

We perform in-house the commercial and technical management of our fleet. We believe our in-house vessel management increases our operational flexibility, enhances vessel utilization, enables better cost control and improves our profitability. Pursuant to an agreement dated May 12, 2011, we also provide commercial and technical management for a Supramax drybulk carrier that is owned by an unaffiliated third party. We believe this aspect of our operations differentiates us from other publicly listed drybulk companies that do not have in-house commercial and technical management capabilities and is a competitive advantage in terms of cost control.

We have consistently returned capital to our shareholders by paying dividends. On June 1, 2011, we paid our eighth consecutive quarterly dividend of $0.05 per share. We aim to provide our shareholders with an attractive dividend while maintaining capital to invest and grow our business. We believe that our existing liquidity, moderate leverage and charter coverage will allow us to continue to pay dividends as we expand our fleet. Our board of directors evaluates our ability to pay a dividend on a quarterly basis and any future dividend payments will be subject to determination by our board of directors in its discretion. Please see the section of this prospectus supplement entitled “Our Dividend Policy.”

In line with our growth plan, we have contracts for the construction of two Capesize newbuildings that are scheduled to be delivered to us in September and November 2011, respectively. As of the date of this prospectus supplement, we have paid to the shipyard approximately $74.9 million, consisting of $42.8 million in cash and $32.1 million in borrowings under our $70.0 million term loan with Credit Agricole Corporate and Investment Bank, of the approximately $106.9 million of total construction costs. We intend to finance the remaining construction costs through the available borrowings under that term loan.

On May 12, 2011, we entered into an agreement with Barrington Corporation, or Barrington, a Marshall Islands company minority owned by family members of our Chairman, Mr. Petros Pappas, to acquire a 1994-built Capesize vessel, the Megalodon along with its long-term time charter, for an aggregate purchase price of $23.7 million. On the same date, we also entered into an agreement with Donatus Marine Inc., or Donatus Marine, a Marshall Islands company minority owned by family members of our Chairman, to acquire a 1996-built Capesize vessel, the Big Fish along with its long-term time charter, for an aggregate purchase price of $27.8 million. Both vessels are scheduled to be delivered to us by August 31, 2011, and are expected to continue to be employed under long-term time charters with a multinational mining group, for an average period of approximately 3.7 years following their delivery to us at rates that are currently above market rates for similar vessels, adding approximately $64.9 million of contracted gross revenue. Pursuant to our agreements with the sellers of the Acquisition Vessels, we will receive a daily rate of $17,625 with respect to the Big Fish and $17,153 with respect to the Megalodon during the period from July 1, 2011 until each respective vessel is delivered to us. The Big Fish is scheduled to be delivered to us immediately before its regularly scheduled drydocking. In lieu of receiving these payments from the sellers, the aggregate amounts accrued over this period will be deducted from the aggregate purchase price of each vessel to be paid by us. On May 19, 2011, we paid a total of $5.15 million to the sellers of the Acquisition Vessels representing a deposit of 10% of $51.5 million, the aggregate purchase of price of the vessel, which is approximately a 15% discount to the charter adjusted fair market value of such vessels based on appraisals we have received to date from independent shipbrokers. We plan to finance the aggregate purchase price for these vessels with approximately $20.5 million of the net proceeds of this offering, including the replenishment of $5.15 million of cash on hand used to pay the $5.15 million deposit, and approximately $31.0 million of borrowings under our proposed new credit facility with ABN AMRO Bank N.V., or ABN AMRO, for which we have entered into a commitment letter, which we refer to as our new senior secured credit facility. Please see the section of this prospectus supplement entitled “Industry and Market Data.”

Our Fleet

The following table presents summary information concerning our drybulk carrier fleet as of July 15, 2011 (1):

					Daily Gross	Earliest
Vessel Name	Vessel Type	Size (DWT)	Year Built	Charter Type	Hire Rate	Charter Expiration

Operating Fleet
Star Delta	Supramax	52,434	2000	Time Charter	$14,000	November 22, 2011
Star Kappa	Supramax	52,055	2001	Time Charter	$14,500	September 5, 2011
Star Epsilon (2)	Supramax	52,402	2001	Time Charter	$16,100	November 21, 2011
Star Gamma (3)	Supramax	53,098	2002	Time Charter	$14,050	July 15, 2013
Star Zeta	Supramax	52,994	2003	Spot/Trip Charter	$13,000	August 9, 2011
Star Theta	Supramax	52,425	2003	Time Charter	$19,000	October 9, 2011
Star Omicron	Supramax	53,489	2005	Spot/Trip Charter	$14,000	July 22, 2011
Star Cosmo	Supramax	52,247	2005	Time Charter	$16,500	March 8, 2012
Star Sigma (4)	Capesize	184,403	1991	Time Charter	$38,000	October 22, 2013
Star Ypsilon	Capesize	150,940	1991	Time Charter	$13,000	October 1, 2011
Star Aurora	Capesize	171,199	2000	Time Charter	$27,500	July 26, 2013
Newbuilding Fleet
Hull PN-063 (tbr Star Borealis) (5)	Capesize	180,000	2011	Time Charter	$24,750	10 years commencing upon delivery
Hull PN-064 (tbr Star Polaris) (5)	Capesize	180,000	2011
Acquisition Fleet
Megalodon (6)	Capesize	170,631	1994	Time Charter	$24,500	August 5, 2014
Big Fish (6)	Capesize	168,431	1996	Time Charter	$25,000	November 25, 2015

(1)	In addition to the employment of our fleet of operating vessels described in the table above, we have a COA to transport approximately 1.35 million metric tons of iron ore between Brazil and China for Vale. As of July 15, 2011, we have completed five of the eight shipments under our Vale COA, of which four shipments were performed by a chartered-in vessel. We expect to complete the final three shipments under this COA in the third and fourth quarters of 2011 and first quarter of 2012, respectively. We may employ vessels in our fleet to the extent they are available or charter-in vessels from third parties, as we have done for the third quarter 2011 shipment, to complete the remaining shipments under this COA.

(2)	Our charterer has an option to extend this time charter for one year at a gross daily rate of $16,100.

(3)	Our charterer has an option to extend this time charter for one year at a gross daily rate of $15,500.

(4)	The time charter agreement for the Star Sigma includes an index-based profit sharing arrangement effective as of March 1, 2012, pursuant to which the charterer is obligated to pay us, in addition to the above daily rate, 50% of the amount by which the Baltic Capesize Index rate exceeds $49,000.

(5)	On March 24, 2010 and April 6, 2010, we entered into two contracts with HHIC—Phil Inc., a subsidiary of Hanjin Heavy Industries and Construction Co. Ltd., or Hanjin, for the construction of two Capesize vessels for an aggregate construction price of $106.9 million with scheduled deliveries in September and November 2011, respectively.

(6)	We expect the Big Fish and the Megalodon to be delivered to us by August 31, 2011.

Chartering

We charter our drybulk carriers to customers primarily pursuant to medium- to long-term time charters. Under time charters, the charterer pays voyage expenses such as port, canal and fuel costs. We pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, as well as commissions. We currently pay commissions generally ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to affiliated and unaffiliated ship brokers and to in-house brokers associated with the charterer. The amount and percentage of these commissions depends, in large part, on the number of brokers involved with arranging the charter. We are also responsible for the drydocking costs relating to each vessel. Our vessels operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where United States, European Union or United Nations sanctions have been imposed.

We strategically monitor developments in the drybulk shipping industry on a regular basis and, subject to market demand, seek to target the charter hire periods for our vessels according to prevailing market conditions. In order to take advantage of the relatively stable cash flow and high utilization rates associated with time charters, we seek to employ a majority of our operating vessels on medium- to long-term time charters. In addition, we believe that our operating vessels currently employed in the spot market or under short-term trip charters provide us with flexibility in responding to market developments. Although the vessels in our fleet are currently primarily employed on medium- to long-term time charters, in the future we may employ these and additional vessels under COAs, bareboat charters, in the spot market, on short-term trip charters or pursuant to pooling arrangements and will continue to evaluate our mix of charter arrangements relative to developments in the drybulk shipping industry.

Vessel Management

Our wholly owned subsidiaries, Star Bulk Management Inc. and Starbulk S.A., perform in-house the commercial and technical management for all of our vessels. The responsibilities of our in-house vessel managers include, among other things, locating, purchasing, financing and selling vessels, deciding on capital expenditures for the vessels, paying vessels’ taxes, negotiating charters for the vessels, managing the mix of various types of charters and developing and managing relationships with charterers.

On May 12, 2011, Starbulk S.A. entered into an agreement with Serenity Maritime Inc., an unaffiliated Marshall Islands company, for the commercial and technical management of the Serenity I, a 2006 built Supramax drybulk carrier formerly managed by Combine Marine Inc., a company founded by our Chairman. Pursuant to the terms of this management agreement, we will receive a fixed management fee of $750 per day for a one year term beginning on June 11, 2011 that will extend thereafter until terminated by either party upon two months prior written notice. This vessel will be managed under the same strategy as the other vessels in our fleet.

Our Competitive Strengths

We believe that the strengths listed below enhance our ability to capitalize on near-term opportunities in the drybulk markets.

High quality modern fleet with significant contracted growth.  Our operating fleet consists of three Capesize drybulk carriers and eight Supramax drybulk carriers with a dwt-weighted average age of 10.9 years and a combined cargo carrying capacity of approximately 0.9 million dwt. In addition to our operating fleet, we have entered into contracts for the construction of two newbuilding Capesize drybulk carriers, which we expect to be delivered to us in September 2011 and November 2011, respectively, and have also entered into agreements to acquire two secondhand Capesize drybulk carriers expected to be delivered by August 31, 2011. As a result of these acquisitions, our fleet is expected to grow substantially by the end of this year, with our cargo carrying capacity increasing by 75% to 1.6 million dwt and the dwt-weighted average age of our fleet is expected to decrease to 10.1 years.

Diverse and high quality charterers.  We currently employ all of our operating vessels on time and short-term trip charters to nine different charterers, comprising leading international companies, including, STX PanOcean Co. Ltd., Pacific Bulk Shipping Limited, Rio Tinto, SK Shipping Cargill, Norden, GMI, Atlantic Bulk Carriers Management and MUR Shipping. In addition, we have a COA with Vale to transport approximately 1.35 million metric tons of iron ore between Brazil and China. No charterer accounted for more than 22% and 19% of our revenues for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively. We believe our diverse, high-quality charterer base provides us with a limited concentration of credit risk, relatively stable returns and high utilization rates. As of the date of this prospectus supplement, we have contracted gross revenue, including $11.3 million under our Vale COA and $88.9 million under the 10-year time charter agreement for one of our newbuildings, of approximately $174.0 million and time charter coverage of 83%, 32% and 22% for the full years ending December 31, 2011, 2012 and 2013, respectively, under our current time charter agreements. We are in the process of resolving certain commercial disputes with some of our prior charterers. Please see the section of this prospectus supplement entitled “Legal Proceedings.”

In-house commercial and technical management capability.  Our in-house vessel management team consists of experienced professionals who actively monitor and oversee the maintenance of our vessels. We believe this capability helps us to exercise better quality control over our vessels and results in reduced vessel operating costs and unscheduled off-hire days. Since we commenced providing in-house vessel management services in January 2010, our vessel operating expenses have decreased substantially. Our vessel operating expenses for the year ended December 31, 2010 were $22.3 million compared to $30.2 million for the prior year, representing a reduction of approximately 26%, while our average number of vessels during that period decreased by 10%. In addition, our vessel operating expenses for the three months ended March 31, 2011 were $5.1 million compared to $5.6 million for the corresponding period in 2010, representing a reduction of approximately 9% with the same average number of vessels. We believe our in-house expertise also enables us to evaluate older vessels and manage them effectively.

Attractive yield to shareholders through quarterly dividends.  We have consistently returned capital to our shareholders by paying dividends. On June 1, 2011, we paid our eighth consecutive quarterly dividend of $0.05 per share. We aim to provide our shareholders with an attractive dividend while maintaining capital to invest and grow our business. We believe that our existing liquidity, moderate leverage and time charter coverage will allow us to continue to pay dividends as we expand our fleet. Any future dividend payments will be subject to determination by our board of directors in its discretion. Please see the section of this prospectus supplement entitled “Our Dividend Policy.”

Extensive industry experience and relationships.  Our directors and management team have collectively more than 170 years of experience in the international shipping industry and have developed business relationships in all industries related to shipping particularly with leading charterers, financial institutions, industrial players and sales and purchase and chartering brokerage houses around the world and with emphasis in the Far East, a region of growing importance for the shipping sector. Our directors and management team have cooperated and maintained relationships with, and have achieved acceptance by, major governmental and private industrial users, commodity producers and traders. We plan to capitalize on these relationships and contacts for both market intelligence and for identifying chartering and sales and purchase opportunities with leading players in the shipping industry, as well as opportunities to optimize our general performance.

Our Business Strategies

Our primary business objective is to manage and grow our fleet in a manner that increases our operating cash flow and dividends per share while maximizing shareholder value. To accomplish this objective, we intend to:

Expand our fleet through accretive acquisitions.  We intend to grow our fleet through timely and selective acquisitions of drybulk vessels that we believe will result in attractive long-term returns on invested capital and increased cash flow and dividends per share. We may acquire vessels through straight purchases, sale and leaseback transactions and/or newbuilding contracts. On March 24, 2010 and April 6, 2010, we entered into contracts with Hanjin for the construction of two newbuilding Capesize drybulk carriers, which are scheduled to be delivered to us from the shipyard in September 2011 and November 2011, respectively. One of these vessels is scheduled to be employed on a 10-year time charter at a gross daily hire rate of $24,750 following its delivery to us. On May 12, 2011, we entered into agreements to purchase the Acquisition Vessels for a purchase price which is approximately a 15% discount to the charter adjusted fair market value of such vessels based on appraisals we have received to date from independent shipbrokers. We expect to focus future vessel acquisitions primarily on Capesize and Supramax drybulk carriers.

Actively manage fleet employment.  We intend to continue chartering our vessels primarily under time charters to take advantage of the stable cash flows and high utilization rates that are associated with time charter employment. At the same time, we will seek to benefit from increases in spot rates by actively managing our exposure to the spot market through selectively employing some of our vessels in the spot market, entering into COAs or through profit sharing arrangements. Currently, we employ the majority of our operating vessels on medium- to long-term time charters, with average remaining terms for our existing fleet ranging from two months to 28 months. In addition, one of our Capesize vessels under construction is scheduled to commence a 10-year time charter following its delivery to us in September 2011 and the Acquisition Vessels that we plan to acquire are expected to continue to be employed on time charters with a multinational mining group with an average remaining term of approximately 3.7 years following their delivery to us at rates that are currently above market rates for similar vessels. We seek to benefit when and if freight rates rise by employing some of our operating vessels in the spot market or under short-term trip charters. In addition, the charter for the Star Sigma has a profit sharing component commencing in 2012 that also allows us to benefit from a rising Capesize spot market while providing downside protection in the form of a long-term charter.

Maintain a strong balance sheet with moderate leverage and access to capital.  As of July 15, 2011, we had approximately $215.8 million of indebtedness and a cash balance of $28.8 million, including restricted cash of $22.5 million. On an as further adjusted basis, after giving effect to this offering and the other transactions described under “Capitalization,” including the purchase of the Acquisition Vessels, we will have $27.2 million of cash, including restricted cash of $24.5 million, and $246.8 million of indebtedness. We believe that maintaining our moderate level of indebtedness will allow us to remain competitive in adverse market conditions and provide us with the financial flexibility to take advantage of acquisition opportunities in a timely manner.

Provide high quality customer service by maintaining high reliability, safety, environmental and quality standards.  We believe that charterers seek seaborne transportation providers that have a reputation for maintaining high reliability, safety, environmental and quality standards. Our management team and board of directors are composed of experienced individuals with substantial shipping industry expertise and experience. We intend to leverage our operational expertise and customer base to further expand our relationships by providing high quality customer service supervised by our management and monitored by our board of directors.

Recent Developments

On April 1, 2011, we entered into a settlement agreement with the sub-charterers of the Star Beta to settle all of our outstanding claims for the payment of charterhire to us and discontinue the arbitration proceedings relating to a dispute that commenced in 2008.

On May 2, 2011, Mr. Simos Spyrou joined our Company as Deputy Chief Financial Officer. From 1997 to May 2011, Mr. Spyrou worked at the Hellenic Exchanges (HELEX) Group, the operator of the Greek equities and derivatives exchange. HELEX is a publicly traded company, with a market capitalization of approximately €325.0 million as of May 2011. From 2005 to April 2010, Mr. Spyrou held the position of Director of Strategic Planning, Communication and

Investor Relations at the Hellenic Exchanges Group and was a member of the Strategic Planning Committee of its Board of Directors. From 1997 to 2002, Mr. Spyrou was responsible for financial analysis at the research and technology arm of the Hellenic Exchanges Group. Mr. Spyrou attended the University of Oxford, receiving a degree in Mechanical Engineering and an MSc in Engineering, Economics & Management, specializing in finance. Following the completion of his studies at Oxford, he obtained a post graduate degree in Banking and Finance, with a financial management minor, from Athens University of Economics & Business.

On May 12, 2011, we entered into an agreement with Barrington to acquire a 1994-built Capesize vessel, the Megalodon along with its long-term time charter, for a purchase price of $23.7 million. On the same date, we also entered into an agreement with Donatus Marine to acquire a 1996-built Capesize vessel, the Big Fish along with its long-term time charter, for a purchase price of $27.8 million. Both vessels are scheduled to be delivered to us by August 31, 2011, and are expected to continue to be employed under long-term time charters with a multinational mining group, for an average period of approximately 3.7 years following their delivery to us at rates that are currently above market rates for similar vessels, adding approximately $64.9 million of contracted gross revenue. Pursuant to our agreements with the sellers of the Acquisition Vessels, we will receive a daily rate of $17,625 with respect to the Big Fish and $17,153 with respect to the Megalodon during the period from July 1, 2011 until each respective vessel is delivered to us. In lieu of receiving these payments from the sellers, the aggregate amounts accrued over this period will be deducted from the aggregate purchase price of each vessel to be paid by us. On May 19, 2011, we paid a total of $5.15 million to the sellers of the Acquisition Vessels representing a deposit of 10% of $51.5 million, the aggregate purchase of price of the vessels, which is approximately a 15% discount to the charter adjusted fair market value of such vessels based on appraisals we have received to date from independent shipbrokers. We plan to finance the aggregate purchase price for these vessels with approximately $20.5 million of the net proceeds of this offering, including the replenishment of $5.15 million of cash on hand used to pay the $5.15 million deposit, and approximately $31.0 million of borrowings under our new senior secured credit facility. Please see the section of this prospectus supplement entitled “Industry and Market Data.”

On May 12, 2011, Starbulk S.A. entered into an agreement with Serenity Maritime Inc., an unaffiliated Marshall Islands company, for the commercial and technical management of the Serenity I, a 2006 built Supramax drybulk carrier formerly managed by Combine Marine Inc., a company founded by our Chairman. Pursuant to the terms of this management agreement, we will receive a fixed management fee of $750 per day for a one year term beginning on June 11, 2011 that will extend thereafter until terminated by either party upon two months prior written notice. This vessel will be managed under the same strategy as the other vessels in our fleet.

On May 12, 2011, we announced that Mr. George Syllantavos will resign as our Chief Financial Officer and from our board of directors effective as of August 31, 2011 to pursue other interests in the shipping industry. We have entered into an agreement covering the terms of his severance. Mr. Syllantavos is the Co-Chief Executive Officer and a director of Nautilus Marine Acquisition Corp., a special purpose acquisition corporation that completed its initial public offering on July 15, 2011.

On May 12, 2011, we declared a cash dividend in the amount of $0.05 per common share for the three months ended March 31, 2011. This dividend was paid on June 1, 2011, to shareholders of record as of May 23, 2011. Please see the section of this prospectus supplement entitled “Our Dividend Policy.”

On June 17, 2011, Mr. Zenon Kleopas joined our Company as Chief Operating Officer. From 2000 to June 2011, Mr. Kleopas served as the general manager of Combine Marine Inc. and from 2008 served as the Managing Director of Oceanbulk Maritime SA., a company founded by

Mr. Petros Pappas, our Chairman. Mr. Kleopas was actively involved in the acquisition of Star Bulk’s fleet in 2007 and 2008. From 1980 to 2000, Mr. Kleopas has worked for various shipping companies over his long career including Victoria Steamship Co Ltd (London), Marship Corporation (renamed Marship Services Inc), Astron Maritime SA. Mr. Kleopas received a B.Sc. degree in 1978 and a M.Sc. degree in 1980 from Glasgow University, both in Naval Architecture & Ocean Engineering. He is a member of the Technical Chamber of Greece, the Royal Institution of Naval Architects (UK), the Marine Technical Managers’ Association of Greece and the Hellenic Technical Committee of classification society RINA.

On June 23, 2011, we entered into a two year time charter agreement with Cargill for the Star Gamma at a gross daily hire rate of $14,050. Cargill has an option to extend this time charter for one year at a gross daily rate of $15,500. The revenues generated under this charter are expected to add a minimum of $10.3 million and a maximum of $17.1 million of contracted gross revenues over the term of the charter.

With effect from June 30, 2011, the technical and crew management for the Star Cosmo was transferred to Starbulk S.A., our in-house vessel manager. These services were previously provided by Union Commercial Inc., an unaffiliated ship management company.

On July 4, 2011, Starbulk S.A., our in-house vessel manager, entered into a 12-year lease agreement for office space with Combine Marine Inc., a company founded by our Chairman, with monthly rent payments of €5,000. This lease agreement may be terminated by Starbulk S.A. after one year upon the payment of an amount equal to one month’s rent.

On July 7, 2011, we entered into a commitment letter with ABN AMRO for our new $31.0 million senior secured credit facility to be used to partially finance the purchase of the Acquisition Vessels, which will also provide the security for this senior secured credit facility. Our entry into this senior secured credit facility is subject to important conditions. Please see the section of this prospectus supplement entitled “Description of our New Senior Secured Credit Facility.”

As of July 15, 2011, we have completed five of the eight shipments under our COA with Vale. Under the terms of that COA, we expect to transport approximately 1.35 million metric tons of iron ore between Brazil and China. COAs relate to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform individual voyages. Essentially, it constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of years. All of the vessel’s operating, voyage and capital costs are borne by the ship owner. The freight rate is generally set on a per cargo ton basis. We expect to complete the final three shipments under the Vale COA in the third and fourth quarters of 2011 and first quarter of 2012, respectively.

Recent Developments in the Drybulk Shipping Industry

Drybulk cargo is cargo that is shipped in quantities and can be easily stowed in a single hold with little risk of cargo damage. According to Drewry Shipping Consultants Ltd., or Drewry, in 2010, approximately 3,179 million tons of dry bulk cargo was transported by sea, including major bulk cargoes, such as iron ore, coal and grains, which accounted for 68% of total drybulk trade, with the remainder being accounted for by minor bulk cargoes, which include bauxite, phosphate, fertilizers and steel products.

The demand for drybulk carrier capacity is determined by the underlying demand for commodities transported in drybulk carriers, which in turn is influenced by trends in the global economy. Between 2001 and 2010, trade in all drybulk commodities increased from 2,150 million tons to 3,179 million tons, equivalent to a compound average growth rate (CAGR) of 4.0%. For 2010 the growth rate was 7.1%. One of the main reasons for that increase in drybulk trade was the growth in imports by China of iron ore, coal and steel products. Chinese imports of iron ore alone increased from 92 million tons in 2001 to approximately 617 million tons in 2010.

Another industry measure of vessel demand is ton-miles, which is calculated by multiplying the volume of cargo moved on each route by the distance of such voyage. Between 2000 and 2010, ton-mile demand in the drybulk sector increased by 64% to 18.4 billion ton-miles, equivalent to a CAGR of 5.1%. For 2010 the growth rate was 10.1% Ton-mile employment has grown faster than trade due to geographical shifts in the trade patterns and an increase in average voyage lengths.

The supply of drybulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. In June 2011, the orderbook of new drybulk vessels scheduled to be delivered in the remainder of 2011 represented approximately 16.65% of the world drybulk fleet and the orderbook of Capesize drybulk carriers represented approximately 35.89% of the world Capesize drybulk carrier fleet. The level of scrapping activity is generally a function of vessel age, scrap prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. Drybulk carriers at or over 25 years old are considered to be candidates for scrapping. In the first half of 2011 approximately 13.0 million dwt of drybulk carriers were scrapped, exceeding the full year amount of 5.9 million dwt tons scrapped in 2010 and 10.6 million dwt scrapped in 2009.

Corporate Information

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime, which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

The Offering

Common shares offered by us	16,700,000 shares. Of these shares, 2,200,000 common shares are being purchased by Augustea Oceanbulk Maritime LDA, in which Ms. Milena Pappas, one of our directors and the daughter of our Chairman Mr. Petros Pappas, has a 30% interest and is controlled by Mr. Pappas’ business associates, and 2,700,000 common shares are being purchased by Yolly Invest and Finance Inc., which is minority owned by certain family members of our Chairman, including Ms. Pappas.

Common shares to be outstanding immediately after the offering	80,358,360 shares (1)

Use of Proceeds	We estimate that the net proceeds from this offering, based on the offering price of $1.80 per share, after deducting expenses relating to this offering and underwriting discounts and commissions, will be approximately $28.5 million assuming no exercise of the overallotment option granted to the underwriters, and approximately $32.8 million assuming full exercise of the overallotment option. The net proceeds of the offering are expected to be used to fund approximately $20.5 million of the aggregate purchase price of the Acquisition Vessels, including the replenishment of the $5.15 million of cash on hand used to pay the $5.15 million deposit for such vessels, and approximately $8.0 million for general corporate purposes.

We intend to finance the purchase of the Acquisition Vessels with (i) approximately $20.5 million of the net proceeds of this offering, including the replenishment of the $5.15 million of cash on hand used to pay the $5.15 million deposit for such vessels, and (ii) approximately $31.0 million of borrowings under our new senior secured credit facility for which we have entered into a commitment letter. We refer you to the sections of this prospectus supplement entitled “Use of Proceeds” and “Description of Our New Senior Secured Credit Facility.”

NASDAQ Global Select Market Listing	Our common shares are listed on the NASDAQ Global Select Market under the symbol “SBLK.”

Risk Factors	Investing in our common shares involves a high degree of risk. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, see “Risk Factors” beginning on page S-16 of this prospectus supplement.

Outstanding Shares	The number of our common shares outstanding immediately after the completion of this offering is based upon 63,658,360 common shares outstanding as of July 18, 2011. If the underwriters exercise the option we have granted them in this offering to purchase additional common shares to cover over-allotments, then the total number of common shares to be outstanding after the offering will be 82,863,360 common shares.

(1)	Excludes (i) 80,000 restricted common shares that we plan to issue to Mr. George Syllantavos upon his resignation from our board of directors and as Chief Financial Officer as of August 31, 2011, and (ii) 420,000 restricted common shares that we plan to issue to Mr. Spyros Capralos, our Chief Executive Officer, which restricted shares vest in three equal installments in February 2012, 2013 and 2014 provided he is employed by the Company at the time the shares are to be issued.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus supplement assumes that the underwriters do not exercise their overallotment option.

Summary Financial Information

The following table sets forth our summary combined and consolidated financial data and other data. The summary consolidated balance sheet data in the table as of December 31, 2008, 2009 and 2010 and the summary combined and consolidated income statement data for the years then ended are derived from our audited combined and consolidated financial statements set forth in our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 31, 2011, and incorporated by reference herein. The summary consolidated balance sheet data as of March 31, 2010 and 2011 and the summary combined and consolidated income statement data for the three months ended March 31, 2010 and 2011 are derived from our unaudited interim combined and consolidated financial statements set forth in our report on Form 6-K filed with the Commission on July 18, 2011. In the opinion of management, such unaudited financial statements reflect all historical and recurring adjustments necessary for a fair presentation of the results for these periods. The following information should be read in conjunction with the section entitled Item 5 “Operating and Financial Review and Prospects,” the consolidated financial statements and related notes in our Annual Report on Form 20-F for the year ended December 31, 2010, as well as other information included in this prospectus supplement, the accompanying prospectus, the report on Form 6-K filed with the Commission on July 18, 2011 and the other documents we have incorporated by reference in this prospectus supplement. Please refer to the sections entitled “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus for a discussion of these other filings. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2011.

	Fiscal Year Ended			Three Months Ended
	December 31,			March 31,
	2008	2009	2010	2010	2011
	(dollars in thousands, except per share and share data)

INCOME STATEMENT DATA
Voyage revenues	$238,883	$142,351	$121,042	$29,279	$29,507
Voyage expenses	3,504	15,374	16,839	3,892	6,634
Vessel operating expenses	26,198	30,168	22,349	5,622	5,118
Management fees	1,367	771	164	41	54
Drydocking expenses	7,881	6,122	6,576	1,072	841
Depreciation	51,050	58,298	46,937	11,580	11,940
Vessel impairment loss	3,646	75,208	34,947	33,732	—
(Gain)/loss on derivative instruments	(251)	2,154	2,083	2,415	—
(Gain) on time charter agreement termination	(9,711)	(16,219)	—	—	(1,871)
Other operating income	—	—	(26,648)	—	—
Loss on bad debts	—	—	2,131	—	—
Loss on time charter agreement termination	—	11,040	—	—	—
General and administrative expenses	12,424	8,742	15,404	2,439	4,156

Operating (loss)/income	142,775	(49,307)	260	(31,514)	2,635
Interest and finance costs	(10,238)	(9,914)	(5,916)	(1,662)	(1,119)
Interest and other income	1,201	806	525	159	162

Income/(loss) before taxes	133,738	(58,415)	(5,131)	(33,017)	1,678
Income taxes	—	—	—	—	—

	Fiscal Year Ended			Three Months Ended
	December 31,			March 31,
	2008	2009	2010	2010	2011
	(dollars in thousands, except per share and share data)

Net Income/(loss)	133,738	(58,415)	(5,131)	(33,017)	1,678

Earnings/(loss) per share, basic	2.55	(0.96)	(0.08)	(0.54)	0.03
Earnings/(loss) per share, diluted	2.46	(0.96)	(0.08)	(0.54)	0.03
Weighted average number of shares outstanding, basic	52,477,947	60,873,421	61,489,162	61,049,760	63,364,120
Weighted average number of shares outstanding, diluted	54,447,985	60,873,421	61,489,162	61,049,760	63,411,095

	Fiscal Year Ended			Three Months Ended
	December 31,			March 31,
	2008	2009	2010	2010	2011
	(dollars in thousands, except fleet data and average daily results)

BALANCE SHEET DATA (AS OF THE PERIOD ENDED)
Cash and cash equivalents	$29,475	$40,142	$12,824	$27,808	$12,373
Total assets	891,376	760,641	703,250	706,835	715,564
Current liabilities	57,287	71,092	43,235	61,330	45,778
Common stock	584	611	634	611	634
Stockholders’ equity	560,140	499,257	488,252	463,967	486,870
Total liabilities and stockholders’ equity	891,376	760,641	703,250	706,835	715,564
Other Financial Data
Dividends declared and paid	$52,614	$6,185	$12,385	$3,055	$3,172
Net cash provided by operating activities	110,747	65,877	87,949	13,135	9,494
Net cash (used in)/provided by investing activities	(423,305)	(1,430)	(60,151)	(5,934)	(18,971)
Net cash (used in)/provided financing activities	323,048	(53,780)	(55,116)	(19,535)	9,026
EBITDA (1)	193,825	8,991	47,197	(19,934)	14,575
FLEET DATA
Average number of vessels (2)	10.76	11.97	10.81	11.0	11.0
Total ownership days for fleet (3)	3,933	4,370	3,945	990	990
Total available days for fleet (4)	3,712	4,240	3,847	969	978
Total voyage days for fleet (5)	3,618	4,117	3,829	967	976
Fleet utilization (6)	98%	97%	99.5%	99.7%	99.8%
AVERAGE DAILY RESULTS (IN DOLLARS)
Time charter equivalent (7)	$42,799	$29,450	$26,859	$25,919	$23,252
Vessel operating expenses	6,661	6,903	5,665	5,678	5,170
Management fees	348	176	41	41	54
General and administrative expenses	3,159	2,000	3,904	2,463	4,198
Total vessel operating expenses	10,168	9,079	9,610	8,182	9,422

(1)	EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by United States generally accepted accounting principles, (“U.S. GAAP”), and our calculation of EBITDA may not be comparable to that reported by other companies. EBITDA is included herein because it is a basis upon which we assess our liquidity position, it is used by our lenders as a measure of our compliance with certain loan covenants and because we believe that it presents useful information to investors regarding our ability to service and/or incur indebtedness. The following table reconciles net cash provided by operating activities to EBITDA:

	Fiscal Year Ended			Three Months Ended
	December 31,			March 31,
	2008	2009	2010	2010	2011
	(dollars in thousands)

Net cash provided by operating activities	110,747	65,877	87,949	13,135	9,494
Net (decrease) /increase in current assets	11,881	5,141	(6,163)	(1,907)	5,181
Net decrease/ (increase) in operating liabilities, excluding current portion of long term debt	(10,705)	615	2,610	1,936	(1,322)
Amortization of fair value of above/below market acquired time charter agreement	80,533	5,735	1,360	335	452
Vessel impairment loss	(3,646)	(75,208)	(34,692)	(33,732)	—
Other non cash charges	(53)	(5)	(5)	(6)	2
Amortization of deferred finance charges	(234)	(350)	(329)	(86)	(77)
Stock — based compensation	(3,986)	(1,832)	(6,511)	(782)	(112)
Change in fair value of derivatives	251	31	(282)	(330)	—
Bad debt expense	—	—	(2,131)	—	—
Non cash (loss)/gain on time charter agreement termination	—	(121)	—	—	—
Net Interest expense	9,037	9,108	5,391	1,503	957
EBITDA	193,825	8,991	47,197	(19,934)	14,575

(2)	Average number of vessels is the number of vessels that comprised our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

(3)	Ownership days are the total calendar days each vessel in the fleet was owned by us for the relevant period.

(4)	Available days for the fleet are the ownership days after subtracting for off-hire days as a result of major repairs dry-docking or special or intermediate surveys.

(5)	Voyage days are the total days the vessels were in our possession for the relevant period after subtracting all off-hire days incurred for any reason (including off-hire for dry-docking, major repairs, special or intermediate surveys or transfer of ownership).

(6)	Fleet utilization is calculated by dividing voyage days by available days for the relevant period.

(7)	Represents the weighted average time charter equivalent, or TCE, of our entire fleet. TCE rate is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE rate is determined by dividing voyage revenues (net of voyage expenses and amortization of fair value of above/below market acquired time charter agreements) by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods. We included under the heading “Average Daily Results” TCE revenues, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with voyage revenues, the most directly comparable GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE may not be comparable to that reported by other companies.

The following table reflects the calculation of our TCE rates and reconciliation of TCE revenue to voyage revenue as reflected in the consolidated statement of operations:

	Fiscal Year Ended
	December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(dollars in thousands, except voyage days and TCE)

Voyage revenues	238,883	142,351	121,042	29,279	29,507
Less:
Voyage expenses	(3,504)	(15,374)	(16,839)	(3,892)	(6,634)
Amortization of fair value of above/below market acquired time charter agreements	(80,533)	(5,735)	(1,360)	(335)	(179)
Time Charter equivalent revenues	154,846	121,242	102,843	25,052	22,694
Total voyage days for fleet	3,618	4,117	3,829	967	976
Time charter equivalent (TCE) rate	$42,799	$29,450	$26,859	25,919	23,252

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2010, filed on March 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Company

We cannot assure you that we will complete the purchase of the Acquisition Vessels and we may use the net proceeds of this offering for purposes with which you do not agree.

We intend to use the net proceeds of this offering to fund a portion of the purchase price of the Acquisition Vessels. However, our agreements to acquire the Acquisition Vessels are subject to important conditions, including, our entry into definitive documentation for the new senior secured credit facility. If we do not acquire the Acquisition Vessels, we may use the net proceeds of this offering for purposes with which you do not agree.

We cannot assure you that we will enter into our new senior secured credit facility or, that if we do so, that we will be able to borrow all or any of the amounts committed thereunder.

We have executed a commitment letter with ABN AMRO for our new senior secured credit facility; however, we do not expect to enter into definitive documentation for this new senior secured credit facility prior to the closing of this offering. Our entry into this senior secured credit facility is subject to important conditions and the negotiation of the terms of and entry into definitive documentation. Accordingly, we cannot assure you that we will be successful in entering into our new senior secured credit facility. In addition, even if we enter into this agreement, borrowings under such facility will be subject to certain customary conditions, financial covenants and undertakings to be specified in the definitive documentation for this facility. We cannot assure you that we will be able to satisfy such conditions or be able to borrow all or any of the amounts committed under our new senior secured credit facility. If we do not enter into this facility or are unable to borrow the amounts committed thereunder, we will attempt to arrange alternative financing. We cannot assure you that we will be able at arrange such alternative financing on terms that are acceptable to us or at all and as a result, we may be unable to complete the purchase of the Acquisition Vessels and our ability to execute our growth strategy may be materially adversely affected.

The estimated value of the Acquisition Vessels may not reflect the realizable value of such vessels in the event of a sale.

On May 12, 2011, we entered into agreements to purchase the Acquisition Vessels for a purchase price which is approximately a 15% discount to the charter adjusted fair market value of such vessels based on appraisals we have received to date from independent shipbrokers. The appraisal values were based on the shipbrokers’ market knowledge and information available to and compiled by the shipbrokers, including recent transactions and negotiations, which have been limited. The appraisals constitute what is commonly referred to in the international shipping industry as “desk top appraisals” in that they did not include a physical inspection or other verification of the condition or status of the Acquisition Vessels. The market value of the Acquisition Vessels can be expected to fluctuate, depending upon general economic and market conditions affecting the international shipping industry and competition from other shipping companies. Although we believe that the appraisals are a reasonable approximation of the value of the Acquisition Vessels as of the date of the appraisals, there can be no assurance that the future value of the Acquisition Vessels will not be considerably less than their current appraised value. Notwithstanding the current or future appraised value of the Acquisition Vessels, our ability to realize such value upon any sale of the Acquisition Vessels will depend upon market and economic conditions, the physical condition of the Acquisition Vessels at the time of any such sale, the availability of buyers and other similar factors at the time of sale. Accordingly, there can be no assurance that the proceeds of any sale of the Acquisition Vessels would equal or exceed the appraised values.

Charterhire rates for drybulk carriers are volatile and may further decrease from already low current levels, which would adversely affect our earnings and ability to pay dividends.

The drybulk shipping industry is cyclical with attendant volatility in charterhire rates and profitability. The degree of charterhire rate volatility among different types of drybulk carriers varies widely. The BDI, a daily average of charter rates in 26 shipping routes measured on a time charter and voyage basis and covering Supramax, Panamax and Capesize drybulk carriers, declined from a high of 11,793 in May 2008 to a low of 663 in December 2008, which represents a decline of 94%. Over the comparable period of May through December 2008, the high and low of the Baltic Supramax Index and the Baltic Capesize Index represent a decline of 94% and 99%, respectively. After recovering in the second half of 2009 and first half of 2010 the BDI returned to levels of 1,773 at the end of 2010. During the first half of 2011 the BDI fell to 1,413 as of June 30, 2011 and the Baltic Capesize Index was 2,036 as of that date. On July 18, 2011, the Baltic Capesize Index was 1,918. This downturn in drybulk charter rates and their volatility, which has resulted from the economic dislocation worldwide and the disruption of the credit markets, has had and may continue to have a number of adverse consequences for drybulk shipping, including, among other things:

•	an absence of financing for vessels;

•	limited second-hand market for the sale of vessels;

•	extremely low charter rates, particularly for vessels employed in the spot market;

•	widespread loan covenant defaults in the drybulk shipping industry; and

•	declaration of bankruptcy by some operators and shipowners as well as charterers.

These circumstances could adversely affect our business, results of operations, cash flows, financial condition and ability to comply with covenants in our loan agreements and pay dividends. The drybulk charter market may not recover and the market could decline further.

If the drybulk shipping market remains depressed in the future our earnings and available cash flow may decrease. Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the drybulk shipping market.

An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability.

Fluctuations in charter rates and vessel values result from changes in the supply and demand for drybulk cargoes carried internationally at sea, including coal, iron, ore, grains and minerals. The market supply of drybulk carriers has been increasing, and the number of drybulk carriers on order was recently at near historic highs. These newbuildings were delivered in significant numbers starting at the beginning of 2006 and have continued to be delivered in significant numbers through 2010 and 2011. As of June 30, 2011, newbuilding orders had been placed for an aggregate of more than 44% of the current global drybulk fleet, with deliveries expected during the next four years. While vessel supply will continue to be affected by the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or accidental losses, an over-supply of drybulk carrier capacity, particularly in conjunction with the currently low level of demand, could exacerbate the recent decrease in charter rates or prolong the period during which low charter rates prevail. If the current low charter rate environment persists, or a further reduction occurs, during a period when the current charters for our drybulk carriers expire or are terminated, we may only be able to recharter those vessels at reduced rates or we may not be able to charter our vessels at all. The charters for seven of our vessels expire in 2011. The factors affecting the supply and demand for vessel capacity are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The factors that influence demand for vessel capacity include:

•	demand for and production of drybulk products;

•	global and regional economic and political conditions;

•	the distance drybulk cargo is to be moved by sea; and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of vessel capacity include:

•	the number of new building deliveries;

•	port and canal congestion;

•	the scrapping of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our drybulk carriers will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargo to be transported by sea. The capacity of the global drybulk carrier fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could also have a material adverse effect on our business and operating results.

Many of our vessels currently are or will soon be exposed to the volatilities of the dry bulk charter markets.

Dry bulk charter markets have experienced significant continued weakness in the first half of 2011. We currently have two vessels in the spot market and the current time charters for five of our vessels are scheduled to expire between September 2011 and November 2011. We have also not yet secured employment for one of our newbuilding Capesize drybulk carriers, which is scheduled to be delivered in November 2011. The time charter market is highly competitive and spot and short-term trip charter market charterhire rates (which affect time charter rates) may fluctuate significantly based upon the supply of, and demand for, seaborne drybulk shipping capacity. Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the drybulk shipping market. The drybulk carrier charter market is volatile, and in the past, time charter and spot market charter rates for drybulk carriers have declined below operating costs of vessels. If we are required to charter these vessels at a time when demand and charter rates are very low, we may not be able to secure time charter or spot market employment for our vessels at all or at reduced and potentially unprofitable rates. As a result, our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future, and compliance with covenants in our credit facilities may be affected.

We may be unable to comply with the covenants contained in our loan agreements, which would affect our ability to conduct our business.

Our loan agreements for our borrowings, which are secured by liens on our vessels, contain various financial and other covenants. Among those covenants are requirements that relate to the market value of our vessels, and our financial position, operating performance and liquidity.

The market value of drybulk vessels is sensitive, among other things, to changes in the drybulk charter market, with vessel values deteriorating in times when drybulk charter rates are falling and improving when charter rates are anticipated to rise. The current low charter rates in the drybulk market coupled with the prevailing difficulty in obtaining financing for vessel purchases have adversely affected drybulk vessel values, including the vessels in our fleet. As a result our ability to maintain compliance with the covenants in our loan agreements may be adversely affected.

Under our $120.0 million loan agreement with Commerzbank AG, we are subject to customary covenants, including one to maintain a ratio of the market value of the vessels pledged as collateral to the outstanding borrowings of not less 135%. We regularly monitor our compliance with this covenant. We determined as of March 31, 2011 that the market value of our vessels pledged was less than 135% of the amount of those borrowings. On April 30, 2011, we paid a regularly scheduled quarterly payment of $2.8 million. On May 20, 2011, we prepaid an amount of $3.3 million, comprised of $2.8 million prepaid against the scheduled quarterly payment due in July 2011 and $0.5 million prepaid against the scheduled quarterly payment due in October 2011, and as a result maintained the required ratio of the market value of the vessels pledged as collateral to the outstanding borrowings of not less than 135%.

If we are not in compliance with our covenants and we are not able to obtain covenant waivers or modifications, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could accelerate our indebtedness, which would impair our ability to continue to conduct our business. If our indebtedness is accelerated, we might not be able to refinance our debt or obtain additional financing and could lose our vessels if our lenders foreclose their liens, which would severely impair our ability to conduct our business. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan agreements.

We are subject to certain risks with respect to our counterparties on contracts, including the charter arrangements for our vessels, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

We have entered into various contracts, including charterparties and COAs with our customers, newbuilding contracts with shipyards and credit facilities with our lenders. We also enter into time charters and voyage charters as a charterer. These agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime industry, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. In addition, in depressed market conditions, there have been reports of charterers, including some of our charter counterparties, renegotiating their charters or defaulting on their obligations under charters, and our customers may fail to pay charter hire or attempt to renegotiate charter rates. For example, in the first quarter of 2011 Korea Line Corporation terminated the charter for one our vessels as part of its rehabilitation proceedings in Korea and owes us in excess of $1.6 million under this and a charter for another one of our vessels. We have also had to pursue arbitration proceedings for charter hire due from certain other charters. See “Legal Proceedings.” Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters would likely be at lower rates given currently decreased dry bulk carrier charter rate levels. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, that could adversely affect our reputation and the market for our common shares.

From time to time on charterers’ instructions, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the former Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as our company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our company. Additionally, some investors may decide to divest their interest, or not to invest, in our company simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common stock may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Our Chairman and certain of his family members may have interests that could be in conflict with yours as a shareholder.

Mr. Petros Pappas is the Chairman of our board of directors and following this offering, Mr. Pappas will beneficially own approximately 10.5% of our common shares and therefore may have considerable influence over our actions. Certain members of the family of Mr. Pappas, including his daughter Ms. Milena Pappas, one of our directors, are expected to purchase a portion of our common shares in this offering at the public offering price through Augustea Oceanbulk Maritime LDA and Yolly Invest and Finance Inc., which are purchasing an aggregate of 4,900,000 common shares in this offering. In addition, we have agreed to acquire the Acquisition Vessels from companies minority owned by family members of Mr. Pappas, including Ms. Pappas. The interests of our Chairman and members of his family may be different from your interests and the relationships described above could create conflicts of interest. We cannot assure you that any conflicts of interest will be resolved in your favor.

We cannot assure you that we will pay dividends.

There can be no assurance that we will pay dividends to our shareholders in any amount or at all. Consistent with our dividend policy, we aim to declare and pay dividends to our stockholders on a quarterly basis. However, our ability to pay dividends is based on several factors, including our:

•	profits available for distribution;

•	financial conditions and cash requirements in general;

•	expenses and reserves for scheduled drydockings;

•	intermediate and special surveys and other purposes as our board of directors from time to time may determine are required;

•	contingent liabilities;

•	current and future agreements governing any indebtedness, which may restrict dividends;

•	growth strategy;

•	current and expected charter rates; and

•	other cash needs and the requirements of Marshall Islands law.

Marshall Islands law generally prohibits the payment of dividends other than from surplus or when a company is insolvent or if the payment of the dividend would render the company insolvent. Our existing loan agreements prohibit the payment of dividends upon the occurrence of an event of default or if such dividend payment would result in an event of default. Any future dividend payments will be subject to determination by our board of directors in its discretion. Our board of directors may, in the future, forego the payment of dividends to use the cash from operations to make payments on any indebtedness, invest in future growth or for other reasons. Please see the section of this prospectus supplement entitled “Our Dividend Policy” and the risks described in our Annual Report on Form 20-F for the year ended December 31, 2010, which is incorporated by reference herein.

Investors may experience significant dilution as a result of any future offerings.

After the sale of the 16,700,000 common shares offered pursuant to this prospectus supplement, we will have approximately 80,358,360 common shares outstanding, which represents an increase of approximately 26% in our issued and outstanding common shares. In order to fund further growth of our fleet beyond our two contracted newbuildings and two secondhand Acquisition Vessels, we may sell additional common shares in the future. Purchasers of the shares we sell in this offering, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, based on the offering price of $1.80 per share, after deducting expenses relating to this offering and underwriting discounts and commissions, will be approximately $28.5 million assuming no exercise of the overallotment option granted to the underwriters, and approximately $32.8 million assuming full exercise of the overallotment option. The net proceeds of the offering are expected to be used to fund approximately $20.5 million of the aggregate purchase price of the Acquisition Vessels, including the replenishment of the $5.15 million of cash on hand used to pay the $5.15 million deposit for such vessels, and approximately $8.0 million for general corporate purposes.

We intend to finance the purchase of the Acquisition Vessels with (i) approximately $20.5 million of the net proceeds of this offering, including the replenishment of the $5.15 million of cash on hand used to pay the $5.15 million deposit for such vessels, and (ii) approximately $31.0 million of borrowings under our new senior secured credit facility for which we have entered into a commitment letter. We refer you to the section of this prospectus supplement entitled “Description of Our New Senior Secured Credit Facility.’’

We cannot assure you that we will complete the purchase of the Acquisition Vessels and we may use the proceeds of this offering for purposes with which you do not agree. See “Risk Factors—We cannot assure you that we will complete the purchase of the Acquisition Vessels and we may use the net proceeds of this offering for purposes with which you do not agree” in this prospectus supplement.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011, on:

•	a historical basis;

•	on an as adjusted basis to give effect to;

•	repayment of $6.0 million of debt under our $120.0 million loan agreement with Commerzbank AG;

•	repayment of $0.95 million of debt under our $26.0 million loan agreement with Commerzbank AG;

•	repayment of $4.0 million debt under our $150.0 million loan agreement with Piraeus Bank AE;

•	repayment of $1.6 million of debt under our $35.0 million loan agreement with Piraeus Bank AE;

•	drawdown of $10.7 million under our $70.0 million loan agreement with Credit Agricole Corporate and Investment Bank;

•	the issuance of 248,000 restricted common shares, which vest on March 31, 2012, that we issued in connection with our agreement with our Chief Financial Officer covering the terms of his severance;

•	the declaration of a cash dividend of $0.05 per common share for the three months ended March 31, 2011, which amounted to $3.18 million and was paid on June 1, 2011 to shareholders of record as of May 23, 2011; and

•	the payment of $5.15 million to the sellers of the Acquisition Vessels representing a deposit of 10% of $51.5 million, the aggregate purchase price of such vessels.

•	and on as further adjusted basis to give effect to;

•	the issuance and sale of 16,700,000 of our common shares in this offering at the offering price of $1.80 per share, after deducting the offering expenses of $245,000 and underwriting discounts and commissions resulting in net proceeds of approximately $28.5 million; and

•	$31.0 million in borrowings under our new credit facility with ABN AMRO, for which we have entered into a commitment letter on July 7, 2011.

There have been no significant adjustments to our capitalization since March 31, 2011, as so adjusted. You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds,” and the unaudited condensed consolidated financial statements and related notes for the three months ended March 31, 2011, included in our report on Form 6-K, filed with the Commission, on July 18, 2011.

	As of March 31, 2011
			As
		As	Further
	Actual	Adjusted	Adjusted
	(dollars in thousands except per share and share data)

Capitalization:
Total debt (including current portion) (1)	$217,657	$215,775	$246,775

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	—	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized 63,410,360 shares issued and outstanding actual, 63,658,360 shares issued and outstanding as adjusted(2), 80,358,360 shares issued and outstanding as further adjusted	634	636	803
Additional paid-in capital (2)(3)	489,882	489,880	518,253
Retained earnings	(3,646)	(6,829)	(6,829)

Total stockholders’ equity	486,870	483,687	512,227

Total capitalization	$704,527	$699,462	$759,002

(1)	All of our debt is secured.

(2)	The as adjusted common stock and as adjusted additional paid in capital does not include the additional 80,000 restricted common shares, which will vest on March 31, 2012, that we intend to issue to the Chief Financial Officer upon his resignation from our Board of Directors and as Chief Financial Officer as of August 31, 2011 or the 420,000 restricted common shares that we intend to issue to Mr. Spyros Capralos, which restricted common shares vest in three equal installments in February 2012, 2013 and 2014 provided he is employed by the Company at the time the shares are to be issued.

(3)	The as adjusted additional paid in capital does not include the fair value at grant date of 248,000 common shares issued to the Chief Financial Officer on May 18, 2011, which will vest on March 31, 2012, totaling $570,400.

As of March 31, 2011, we had $34.9 million in cash and cash equivalents which includes $22.5 million restricted cash and, on an “as further adjusted” basis as described above which takes into account those factors affecting our cash position as set forth below, cash and cash equivalents of approximately $27.2 million, including restricted cash of $24.5 million. This amount reflects (i) loan repayments of $12.6 million, (ii) a dividend payment of $3.2 million, (iii) a cash payment of $20.5 million of the remaining installments for the purchase of the Acquisition Vessels and (iv) net proceeds from the common shares offered hereby of $28.5 million based on the assumptions described above.

PRICE RANGE OF OUR COMMON SHARES

Shares of our common stock trade on the NASDAQ Global Select Market under the symbol “SBLK.” The high and low prices of our common shares on the NASDAQ Global Select Market for the quarters ended March 31, 2011 and June 30, 2011 and the months of March, April, May, June and July to and including July 15, 2011.

	High	Low

Months:
July 2011 *	$2.10	$1.99
June 2011	$2.19	$1.95
May 2011	$2.44	$1.98
April 2011	$2.45	$2.27
March 2011	$2.65	$2.35
Quarters Ended
June 30, 2011	$2.45	$1.95
March 31, 2011	$2.80	$2.35

*	As of July 15, 2011.
OUR DIVIDEND POLICY

We aim to provide our shareholders with an attractive dividend while maintaining capital to invest and grow our business. We have consistently returned capital to our shareholders by paying dividends on a quarterly basis from our available cash, including cash we generate from our operations and cash on hand, during the previous quarter after expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors from time to time may determine are required, and after taking into account contingent liabilities, the terms of our current and future agreements governing indebtedness, our growth strategy, our current and expected charter rates and other cash needs and the requirements of Marshall Islands law. Marshall Islands law generally prohibits the payment of dividends other than from surplus or when a company is insolvent or if the payment of the dividend would render the company insolvent. Any future dividend payments will be subject to determination by our board of directors in its discretion. Our board of directors may, in the future, forego the payment of dividends to use the cash from operations to make payments on any indebtedness, invest in future growth or for other reasons.

We have paid the following dividends per share since our inception in the fourth quarter of 2007:

Period	Dividends
	(dollars)

Fourth quarter 2007	$0.10
First quarter 2008	$0.35
Second quarter 2008	$0.35
Third quarter 2008	$0.36	(1)
Fourth quarter 2008	$0.00
First quarter 2009	$0.00
Second quarter 2009	$0.05
Third quarter 2009	$0.05
Fourth quarter 2009	$0.05
First quarter 2010	$0.05
Second quarter 2010	$0.05
Third quarter 2010	$0.05
Fourth quarter 2010	$0.05
First quarter 2011	$0.05

(1)	This dividend payment consisted of a cash portion in the amount of $0.18 per share with the remaining half of the dividend paid in the form of newly issued common shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 2, 2011, Star Bulk Management Inc. entered into an employment agreement with Mr. Simos Spyrou, Deputy Chief Financial Officer. On the same date, we also entered into a separate consulting agreement with a company owned and controlled by Mr. Spyrou for work performed by him outside of Greece. Each of these agreements has a term of three years. Under the employment agreement, Mr. Spyrou receives an annual base salary that may increase based on annual review by the compensation committee of our board of directors. Under the consulting agreement, the company controlled by Mr. Spyrou receives an annual consulting fee and additional incentive compensation as determined annually by the compensation committee of our board of directors.

On May 12, 2011, we entered into an agreement with Barrington to acquire a 1994-built Capesize vessel, the Megalodon along with its long-term time charter, for an aggregate purchase price of $23.7 million. On the same date, we also entered into an agreement with Donatus Marine to acquire a 1996-built Capesize vessel, the Big Fish along with its long-term time charter, for an aggregate purchase price of $27.8 million. Both vessels are scheduled to be delivered to us by August 31, 2011, and are expected to continue to be employed under long-term time charters with a multinational mining group, for an average period of approximately 3.7 years following their delivery to us at rates that are currently above market rates for similar vessels, adding approximately $64.9 million of contracted gross revenue. Pursuant to our agreements with the sellers of the Acquisition Vessels, we will receive a daily rate of $17,625 with respect to the Big Fish and $17,153 with respect to the Megalodon during the period from July 1, 2011 until each respective vessel is delivered to us. In lieu of receiving these payments aggregate amounts accrued over this period will be deducted from the aggregate purchase price of each vessel to be paid by us. On May 19, 2011, we paid a total of $5.15 million to the sellers of the Acquisition Vessels representing a deposit of 10% of $51.5 million, the aggregate purchase of price of the vessels. We plan to finance the aggregate purchase price for these vessels of $51.5 million, with approximately $20.5 million of the net proceeds of this offering, including the replenishment of $5.15 million of cash on hand used to pay the $5.15 million deposit, and approximately $31.0 million of borrowings under our new credit facility with ABN AMRO, for which we have entered into a commitment letter.

On May 12, 2011, we entered into an agreement with our Chief Financial Officer, Mr. George Syllantavos, relating to his employment with us. Pursuant to that agreement, Mr. Syllantavos will receive a severance payment from us of €320,000 in cash and 328,000 restricted common shares pursuant to the terms and subject to the conditions of his employment and consultancy agreements with us. Mr. Syllantavos will resign as our Chief Financial Officer and from our board of directors effective as of August 31, 2011 at which time we will be required to pay the above cash amounts. Mr. Syllantavos is acting Co-Chief Executive Officer of Nautilus Marine Acquisition Corp., a special purpose acquisition corporation that completed its initial public offering on July 15, 2011.

On July 4, 2011, Starbulk S.A., our inhouse vessel manager, entered in to a 12-year lease agreement for office space with Combine Marine Inc., a company founded by our Chairman, with monthly rent payments of €5,000. This lease agreement may be terminated by Starbulk S.A. after one year upon the payment of an amount equal to one month’s rent.

DESCRIPTION OF OUR NEW SENIOR SECURED CREDIT FACILITY

The following is a summary of the terms set forth in the ABN AMRO commitment letter. The proposed new senior secured credit facility is subject to certain conditions, including the negotiation and execution of definitive documentation by us and the lender. As a result, the terms may change and there can be no assurance that all closing conditions will be satisfied or that we will reach an agreement on definitive terms.

On July 7, 2011, we entered into a commitment letter with ABN AMRO for a new $31.0 million senior secured credit facility to be used to partially finance our purchase of the Acquisition Vessels, which will also be pledged to provide the security for this new senior secured credit facility. Under this new senior secured credit facility, our wholly-owned subsidiaries that own the Acquisition Vessels will be the borrowers and Star Bulk Carriers Corp. will be the corporate guarantor.

This new senior secured credit facility will be repayable in 18 consecutive quarterly installments commencing three months after the initial borrowings. The first 14 installments amount to $1.4 million each, the remaining four installments amount to $625,000 each and a final balloon payment of $8.9 million will be payable together with the last installment. This new senior secured credit facility will bear interest at LIBOR plus a margin of 2.9%.

This new senior secured credit facility will contain financial covenants and other customary covenants, including requirements that we will maintain (i) a ratio of total indebtedness to the aggregate charter free fair market value of the vessels of no greater than 70%, (ii) a ratio of EBITDA (as will be defined in the definitive documentation) to interest expense, on a trailing four-quarter basis, of no less than 3.0:1.0, (iii) minimum liquidity of $10.0 million or $750,000 per vessel for each of the vessels in our fleet, whichever is greater, and (iv) a minimum market adjusted net worth of not less than $100.0 million in addition to other customary affirmative and negative covenants. This new senior secured credit facility also will require the borrowers to maintain an aggregate charter-free fair market value of the Acquisition Vessels of at least 135% of the amount outstanding under the facility until three months prior to the expiration of the existing time charter for the Megalodon and 150% thereafter. This new senior secured credit facility will also contain customary events of default, including those relating to cross-defaults to other indebtedness, non-compliance with security documents and cancellation of amendment of the time charters for the vessels securing the loan. The terms of the new senior secured credit facility will restrict our ability to pay dividends if we are not in compliance with the financial covenants or in the case of an event of default.

Pursuant to this new senior secured credit facility, among other things, we will be required to charter the Acquisition Vessels to a multinational mining group as described in the section of this prospectus supplement entitled “Prospectus Supplement Summary—Fleet Table.” The new senior secured credit facility will also require that earnings from the Acquisition Vessels be applied first to amounts due under the new senior secured credit facility. In addition, the new senior secured credit facility will require Mr. Pappas, including members of his immediate family, to maintain minimum levels of beneficial ownership of our outstanding common shares.

Under our other credit facilities, we have pledged the shares of our vessel owning subsidiaries that serve as security for those credit facilities, as follows: (i) a first priority pledge of the shares of the Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC and Star Theta LLC with respect to our term loan facility Commerzbank AG dated December 27, 2007, (ii) a first priority pledge of the shares of Star Aurora LLC and a second priority pledge of shares of Star Delta LLC, Star Epsilon LLC, Star Gamma LLC, Star Theta LLC and Star Zeta LLC with respect to our term loan facility with Commerzbank AG dated September 3, 2010, and (iii) a first priority pledge of the shares of the Star Borealis LLC and Star Polaris LLC with respect to our term loan facility with Credit Agricole Corporate and Investment Bank dated

January 20, 2011. These subsidiaries are subject to certain restrictions under our credit facilities, including among others, restrictions on the transfer of such subsidiary’s property. Please see Item 5.B “Operating and Financial Review and Prospects—Liquidity and Capital Resources” in our annual report on Form 20-F for the year ended December 31, 2010, which is incorporated by reference herein, for a description of our other outstanding indebtedness.

LEGAL PROCEEDINGS

On February 18, 2011, we received a letter from Korea Line Corporation, or KLC, the charterer of the Star Gamma, requesting an agreement on adjustment of charter hire. We were notified of the commencement of rehabilitation proceedings of KLC in Korea and the related schedule for making claims against KLC in those proceedings. KLC owes us approximately $1.3 million under the time charter for the Star Gamma that was scheduled to expire in December 2011. In addition, KLC owes us $650,000 under the time charter for the Star Cosmo that expired in February 2011. We have asserted liens against certain amounts owed to KLC by the sub-charterers of both vessels. On March 9, 2011, KLC notified us of its termination of the time charter for the Star Gamma. On March 31, 2011, we filed claims with the Bankruptcy Division of the Korean courts relating to the Star Gamma and the Star Cosmo for approximately $1.95 million in charterhire payments and for other damages related to the repudiation of the Star Gamma time charter. On April 26, 2011, the bankruptcy receivers rejected portions of our claims, which we plan to vigorously contest.

On April 1, 2011, we entered into a settlement agreement with the subcharterers of the Star Beta to settle all of our outstanding claims and discontinue the arbitration proceedings relating to a dispute that commenced in 2008. Please see our press release dated April 13, 2011 that is contained in our Form 6-K, which was filed with the Commission on the same date.

On July 13, 2011 the Star Cosmo, one of our vessels, was retained by the port authority in the Spanish port of Almeria and was released on July 16, 2011. According to the port authority, the vessel allegedly discharged oily water while sailing in Spanish waters in May 2011, more than two months earlier, and related records were allegedly deficient. An administrative investigation will be commenced. We posted cash collateral of Euro 340,000 to guarantee the payment of fines that may be assessed in the future and the vessel was released. At the time of the alleged incident, Union Commercial, Inc., an unaffiliated third party ship management company, was the vessel’s technical manager. The Company has been advised by its attorneys in Spain handling the case that no further information is available as to the ultimate timing or conduct of such investigation and we cannot predict the outcome of this matter at this time.

For a description of the other legal proceedings to which we are a party, please see Item 8.A. “Financial Information—Legal Proceedings” in our annual report on Form 20-F for the year ended December 31, 2010, which is incorporated by reference herein.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

Under our second amended and restated articles of incorporation, or our Articles, our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus supplement. All of our shares of stock are in registered form.

Common Stock

As of July 15, 2011, we had 63,658,360 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Share History

Star Maritime (our predecessor), was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry. Following the formation of Star Maritime, our officers and directors were the holders of 9,026,924 shares of common stock representing all of our then issued and outstanding capital stock. On December 21, 2005, Star Maritime consummated its initial public offering of 18,867,500 units, at a price of $10.00 per unit, each unit consisting of one share of Star Maritime common stock and one warrant to purchase one share of Star Maritime common stock at an exercise price of $8.00 per share. In addition, Star Maritime completed during December 2005 a private placement of an aggregate of 1,132,500 units each unit consisting of one share of common stock and one warrant, to Mr. Tsirigakis, our former Chief Executive Officer and one of our directors, Mr. Syllantavos, our Chief Financial Officer and one of our directors, Mr. Pappas our Chairman of the Board and Mr. Erhardt, one of our directors. The gross proceeds of the private placement of $11.3 million were used to pay all fees and expenses of the initial public offering and as a result, the entire gross proceeds of the initial public offering amounting to $188.7 million were deposited in a trust account maintained by American Stock Transfer & Trust Company. Star Maritime’s common stock and warrants started trading on the American Stock Exchange under the symbols, SEA and SEA.WS, respectively on December 21, 2005.

On January 12, 2007, Star Maritime and the Company entered into definitive agreements to acquire a fleet of eight drybulk carriers with a combined cargo-carrying capacity of approximately 692,000 dwt. from certain subsidiaries of TMT. These eight drybulk carriers are referred to as the initial fleet. The aggregate purchase price specified in the Master Agreement by and among the Company, Star Maritime and TMT, or the Master Agreement, for the initial fleet was $224.5 million in cash and 12,537,645 shares of our common stock, which were issued on November 30, 2007. As additional consideration for eight vessels, we agreed to issue 1,606,962 shares of our common stock to TMT in two installments as follows: (i) 803,481 additional shares of our common stock, no more than 10 business days following the filing of our Annual Report on Form 20-F for the year ended December 31, 2007, and (ii) 803,481 additional shares of our common stock, no more than 10 business days following the filing of our Annual Report on Form 20-F for the year ended December 31, 2008. The shares in respect of the first installment were issued to a nominee of TMT on July 17, 2008 and the shares in respect of the second installment were issued to a nominee of TMT on April 28, 2009.

On November 2, 2007, the Commission declared effective our joint proxy/registration statement filed on Forms F-1/F-4 and on November 27, 2007 we obtained shareholder approval for the acquisition of the initial fleet and for effecting the Redomiciliation Merger as a result of which Star Maritime merged into the Company with Star Maritime merging out of existence and the Company being the surviving entity. Each share of Star Maritime common stock was exchanged for one share of the Company’s common stock and each warrant of Star Maritime was assumed by the Company with the same terms and conditions except that each became exercisable for common stock of the Company. The Redomiciliation Merger became effective after stock markets closed on November 30, 2007 and the common shares and warrants of Star Maritime ceased trading on the American Stock Exchange under the symbols SEA and SEA.WS, respectively. The Company’s shares and warrants started trading on the NASDAQ Global Select Market on December 3, 2007 under the ticker symbols SBLK and SBLKW, respectively. Immediately following the effective date of the Redomiciliation Merger, TMT and its affiliates owned 30.2% of our outstanding common stock. Mr. Nobu Su, a former member of our board of directors, exercises voting and investment control over the securities held of record by F5 Capital, a Cayman Islands corporation, which is a nominee of TMT. F5 Capital filed a Schedule 13D/A on July 29, 2008 reporting beneficial ownership of 6.0% of our outstanding common stock. All of our warrants expired worthless and ceased trading on the NASDAQ Global Select Market on March 15, 2010.

In 2008, our board of directors adopted a common share and warrant repurchase plan of up to an aggregate $50.0 million. Under that repurchase plan, we paid an aggregate of $13,449,469 for 1,247,000 common shares and 1,362,500 warrants, which were cancelled and the common shares were removed from our share capital. In February 2010, our board of directors adopted a new stock repurchase plan for up to $30.0 million to be used for repurchasing our common shares until December 31, 2011. As of the date of this prospectus supplement, no common shares have been repurchased under this repurchase plan.

As of January 20, 2009, management and the directors reinvested the cash portion of their dividend for the quarter ended September 30, 2008 into 818,877 newly issued shares as part of a private placement. This reinvestment was conducted at the same weighted average price as the stock portion of such dividend. Management and the directors effectively invested the full amount of the dividend in the form of newly issued shares.

In 2007, we adopted the 2007 Equity Incentive Plan and reserved for issuance 2,000,000 shares of our common stock under that plan. In 2010, we adopted the 2010 Equity Incentive Plan and reserved for issuance an additional 2,000,000 shares of our common stock under that plan. The terms and conditions of the 2007 Equity Incentive Plan are substantially similar to those of the 2010 Equity Incentive Plan. All of the shares that were reserved for issuance under the 2007 Equity Incentive Plan were issued and those grants remain in full force and effect. Pursuant to the 2007 and 2010 Equity Incentive Plans, we have issued the following securities:

•	On December 3, 2007, 90,000 restricted non-vested common shares to Prokopios (Akis) Tsirigakis, our former President and Chief Executive Officer, subject to applicable vesting of 30,000 common shares on each of July 1, 2008, 2009 and 2010;

•	On December 3, 2007, 75,000 restricted non-vested common shares to George Syllantavos, our Chief Financial Officer and Secretary, subject to applicable vesting of 25,000 common shares on each of July 1, 2008, 2009 and 2010;

•	On March 31, 2008, 150,000 restricted non-vested common shares to Peter Espig, our Director, subject to applicable vesting of 75,000 common shares on each of April 1, 2008 and 2009;

•	On December 5, 2008, an aggregate of 130,000 restricted non-vested common shares to all of our employees and an aggregate of 940,000 non-vested restricted common shares to the members of our board of directors. All of these shares vested on January 31, 2009;

•	On February 4, 2010, an aggregate of 115,600 restricted non-vested common shares to all of our employees subject to applicable vesting of 69,360 common shares on June 30, 2010 and 46,240 common shares on June 30, 2011;

•	On February 24, 2010, an aggregate of 980,000 restricted non-vested common shares to the members of our board of directors subject to applicable vesting of 490,000 common shares on each of June 30 and September 30, 2010;

•	On October 20, 2010, an aggregate of 1,070,000 restricted non-vested common shares to the members of our board of directors and 140,000 restricted non-vested common shares to all of our employees. All of these shares vested on December 31, 2010; and

•	On May 18, 2011, an aggregate of 248,000 restricted non-vested common shares to Mr. George Syllantavos pursuant to an agreement dated May 12, 2011 covering the terms of his severance.

We plan to issue a minimum of 420,000 restricted common shares to Mr. Spyros Capralos, our Chief Executive Officer, pursuant to the terms of his consulting agreement dated February 28, 2011. The shares are issuable in three equal installments in February 2012, 2013 and 2014 provided he is employed by the Company at the time the shares are to be issued. As of the date of this prospectus supplement, none of these shares were issued or vested.

We plan to issue 80,000 restricted common shares, which will vest on March 31, 2012, to our Chief Financial Officer upon his resignation from our board of directors on August 31, 2011. As of the date of this prospectus supplement, none of these shares were issued or vested.

As of the date of this prospectus supplement, 2011, 61,000 common shares were available for issuance under the 2010 Equity Incentive Plan.

Preferred Stock

Under the terms of our Articles, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares of stock represented at the meeting. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The board of directors may change the number of directors only by a vote of not less than 66 2/3% of the entire board of directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Amended and Restated Bylaws, or Bylaws, provide that no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or the committee and our board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our board of directors as defined in Section 55 of the BCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by our board of directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our board of directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Our board of directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Business Corporations Act, or BCA, our shareholders have the right to dissent from various corporate actions, including any plan of merger or consolidation to which we are a party or sale or exchange of all or substantially all of our property and assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights with respect to those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our Articles authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of shares of our common stock under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our board of directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The BCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the board of directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2/3% of the entire board of directors;

•	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the Company may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•	the Company shall indemnify directors and officers to the full extent permitted by law, and the company shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. federal income tax and Marshall Islands tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section of our annual report on Form 20-F for the year ended December 31, 2010 entitled “Item 10. Additional Information—Taxation,” that may be relevant to an investment decision in our common shares. You should also note the discussion, which supplements the discussion in the Form 20-F for the year ended December 31, 2010, set forth under “Recent Development in Taxation” in our report on Form 6-K filed with the Commission on July 18, 2011.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and RBC Capital Markets, LLC, have severally agreed to purchase from us, the following respective number of common shares at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Number
Underwriters	of Shares

Deutsche Bank Securities Inc.	6,680,000
RBC Capital Markets, LLC	6,680,000
ABN AMRO Bank N.V.	835,000
Cantor Fitzgerald & Co.	835,000
Dahlman Rose & Company, LLC	835,000
FBR Capital Markets & Co.	835,000

Total	16,700,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the common shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the common shares offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $0.0648 per share under the public offering price. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 2,505,000 additional common shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common shares offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of common shares to be purchased by it in the above table bears to the total number of common shares offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional common shares to the underwriters to the extent the option is exercised. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting discounts and commissions are 6.00% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
		Without	With
		Exercise of	Full Exercise of
	Fee	Over-Allotment	Over-Allotment
	per share	Option	Option

Discounts and commissions paid by us (1)	$0.108	$1,274,400	$1,544,940

(1)	The underwriters will not receive any underwriting discount or commission on the aggregate 4,900,000 common shares offered to Augustea Oceanbulk Maritime LDA and Yolly Invest and Finance Inc. Accordingly, discounts and commission paid by us do not include any discounts or commissions on these shares.

In addition, we estimate that the total expenses of this offering, excluding underwriting discounts and commissions, payable by us will be approximately $245,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common shares or other securities convertible into or exchangeable or exercisable for our common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. and RBC Capital Markets, LLC. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representatives and any of our shareholders releasing them from these lock-up agreements prior to the expiration of the 90-day period.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event, unless such extension is waived, in writing, by Deutsche Bank Securities Inc. and RBC Capital Markets, LLC on behalf of the underwriters.

Of the 16,700,000 common shares we are offering, an aggregate of 4,900,000 common shares are being purchased by Augustea Oceanbulk Maritime LDA, in which Ms. Milena Pappas, one of our directors and the daughter of our Chairman Mr. Petros Pappas, has a 30% interest and is controlled by Mr. Pappas’ business associates, and Yolly Invest and Finance Inc., which is minority owned by certain family members of our Chairman, including Ms. Pappas. These common shares will be at the same price as that offered to the general public. The underwriters will not receive any discount or commission on these shares. The purchasers of these shares will be subject to lock-up agreements on the same terms as those our officers and directors have entered into, as described above.

Our common shares are listed on the Nadaq Global Select Market under the symbol “SBLK.”

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq Global Select Market, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

ABN AMRO Bank N.V. is not a U.S.-registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the common shares in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations, and as permitted by the FINRA regulations.

Other Relationships

Certain of the underwriters and their respective affiliates may have provided in the past and may in the future provide, various investment banking, commercial banking and other financial services for us, for which they have received and may continue to receive customary fees.

ABN AMRO Bank N.V., an underwriter of this offering, is a lender under a term credit facility for which we have executed a commitment letter. In such capacity as a lender under such credit facility, ABN AMRO Bank N.V. will receive customary fees and commissions.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in United Kingdom

Each of the underwriters acknowledges and agrees that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement, does not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

INDUSTRY AND MARKET DATA

This prospectus supplement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, reports from government agencies, reports by market research firms, and our own estimates based on our management’s knowledge of and experience in the markets and businesses in which we operate. As noted in this prospectus supplement, Drewry Shipping Consultants Ltd. was the source for third party industry data. We believe these estimates to be reasonable based on the information available to us as of the date of this prospectus supplement. However, we have not independently verified market and industry data from third-party sources. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, market conditions, customer preferences and the competitive landscape can and do change significantly. As a result, you should be aware that the market and industry data included in this prospectus supplement, and our estimates and beliefs based on such data, may not be reliable.

This prospectus supplement includes calculations based on the estimated fair market values, which are based on appraisals of the Acquisition Vessels that were performed by independent shipbrokers without a physical inspection or other verification of the classification society’s records or the condition or status of the appraised vessels. The desk top appraisals were based on the shipbrokers’ market knowledge and information available to and compiled by the shipbrokers, including recent transactions and negotiations, which have been limited.

The market value of the Acquisition Vessels can be expected to fluctuate, depending upon general economic and market conditions affecting the international shipping industry and competition. Although we believe that the appraisals were a reasonable approximation of the value of the vessel as of the date of the appraisals, there can be no assurance that the future value of the Acquisition Vessels will not be considerably less than their current appraised value or that the estimate will be realized in an actual transaction. According to the shipbrokers, the appraised fair market value estimates were provided in good faith, to the best of their knowledge and are solely a statement of their opinion as to the fair and reasonable market value of the Acquisition Vessels.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities offered hereby, all of which will be paid by us.

Legal fees and expenses	$125,000
Accounting fees and expenses	$50,000
Printing and engraving costs	$50,000
Miscellaneous	$20,000
Total	$245,000

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain matters of U.S. and New York law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated by reference into this prospectus supplement from the Company’s Annual Report on Form 20-F for the year ended December 31, 2010 and the effectiveness of Star Bulk Carriers Corp’s. internal control over financial reporting have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The section in this prospectus supplement entitled “Prospectus Supplement Summary—Industry Developments” has been reviewed by Drewry Shipping Consultants, Ltd., or Drewry, which has confirmed to us that it accurately describes the international shipping market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.starbulk.com. The information on our website does not constitute a part of this prospectus supplement.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•	Our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 31, 2011 (the Annual Report on Form 20-F supersedes the Company’s Form 6-K filed on February 23, 2011 in its entirety); and

•	Our Current Report on Form 6-K, filed with the Commission on July 18, 2011, containing our management’s discussion and analysis of financial condition and results of operations and interim unaudited consolidated financial statements for the first quarter of 2011(this Form 6-K supersedes the Company’s Form 6-K filed on May 13, 2011 (which contains our financial results for the three months ended March 31, 2011), and the related portions of the Form 6-K/A filed on May 20, 211, in their entirety).

•	Our current reports on Form 6-K, including any applicable amendments thereto, filed with the Commission on February 17, 2011, February 22, 2011, March 11, 2011, April 7, 2011, April 13, 2011, May 13, 2011 (which contains a press release announcing the purchase of the Acquisition Vessels), May 20, 2011, June 23, 2011 and July 6, 2011.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only, including the international drybulk shipping report included in our registration statement on Form F-3 (File No. 333-156843). Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
40 Agiou Konstantinou Street,
15124 Maroussi,
Athens, Greece
011-30-210-617-8400

INFORMATION PROVIDED BY THE COMPANY

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

$250,000,000

Common Shares, Preferred Shares, Debt Securities,
Warrants, Purchase Contracts and Units
And
14,305,599 of our Common Shares and 1,132,500 of our Warrants
Offered by Selling Shareholders

Through this prospectus, we may periodically offer:

(1) our common shares,

(2) our preferred shares,

(3) our debt securities, including guaranteed debt securities,

(4) our warrants,

(5) our purchase contracts, and

(6) our units.

The aggregate offering price of all securities issued under this prospectus, which in no case will exceed the total number of authorized but unissued common shares or preferred shares under our then existing amended and restated articles of incorporation, may not exceed $250.0 million. In addition, the selling shareholders named in the section “Selling Shareholders” may sell in one or more offerings pursuant to this registration statement up to 14,305,599 of our common shares, which includes up to 1,132,500 of our common shares which may be issued upon the exercise of the warrants and up to 1,132,500 of our warrants that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of either of our common shares or our warrants by the selling shareholders.

Our common shares and warrants are currently listed on Nasdaq Global Market under the symbols “SBLK” and “SBLKW,” respectively.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2009

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities (and related guarantees), warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $250.0 million. In addition, the selling shareholders may sell in one or more offerings pursuant to this registration statement up to 14,305,599 of our common shares and up to 1,132,500 of our warrants that were previously acquired in private transactions. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

Unless we otherwise specify, when used in this prospectus, the terms “Star Bulk Carriers Corp.,” “Star Bulk,” “Company,” “we,” “us,” and “our” refer to Star Bulk Carriers Corp. and its subsidiaries. Our functional currency is in the U.S. dollar as all of our revenues are received in U.S. dollars and a majority of our expenditures are made in U.S. dollars. All references in this prospectus to “$” or “dollars” are to U.S. dollars.

Our Company

We are an international company providing worldwide transportation of drybulk commodities through our vessel-owning subsidiaries for a broad range of customers of major and minor bulk cargoes including iron ore, coal, grain, cement and fertilizer. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

We maintain our principal executive offices at 7, Fragoklisias Street, 2nd floor, Maroussi 151 25, Athens, Greece. Our telephone number at that address is 011-30-210-617-8400.

Our Fleet

We own and operate a fleet of 12 vessels consisting of four Capesize and eight Supramax drybulk carriers with an average age of 9.8 years and a combined cargo carrying capacity of approximately 1.1 million dwt.

Our fleet carries a variety of drybulk commodities including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizers and steel products, or minor bulks. We charter all of our vessels under medium- to long-term time charters with terms of approximately one to five years, other than the Star Sigma, which is currently employed in the spot market and the Star Alpha, which is committed to the first of four scheduled shipments under a contract of affreightment, or COA, expected to commence in the first quarter of 2009. Please see the section of this prospectus entitled “The International Dry Bulk Shipping Industry—Charter Hire Rates” for a detailed description of a COA. We expect the Star Sigma to trade in the spot market until it commences a three year time charter at a gross daily average charter rate of $63,000 beginning in March 2009.

The following table represents a list of all of the vessels in our fleet as of February 2, 2009:

	Vessel	Size	Year	Daily Gross
Vessel Name	Type	(DWT.)	Built	Hire Rate		Type/ Remaining Term

Star Alpha (ex A Duckling) (1)	Capesize	175,075	1992	N/A		COA
Star Beta (ex B Duckling) (2)	Capesize	174,691	1993	$32,500		Time charter/1.1 years Commencing in February 2009
Star Gamma (ex C Duckling)	Supramax	53,098	2002	$38,000	(6)	Time charter/3.0 years
Star Delta (ex F Duckling) (3)	Supramax			$11,250		Time charter/1.0 year Commencing in February 2009
Star Epsilon (ex G Duckling)	Supramax	52,402	2001	$32,400		Time charter/5.0 years
Star Zeta (ex I Duckling)	Supramax	52,994	2003	$42,500		Time charter/2.1 years
Star Theta (ex J Duckling)	Supramax	52,425	2003	$32,500		Time charter/0.1 year
Star Kappa (ex E Duckling)	Supramax	52,055	2001	$47,800		Time charter/1.5 years

Star Sigma (ex Sinfonia) (4)	Capesize			$63,000	(6)	Time charter/3.0 years Commencing in March 2009
Star Omicron (ex Nord Wave)	Supramax	53,489	2005	$43,000		Time charter/2.0 years
Star Cosmo (ex Victoria)	Supramax	52,247	2005	$39,868		Time charter/2.2 years
Star Ypsilon (ex Falcon Cape)	Capesize	150,940	1991	$91,932		Time charter/2.4 years

Recently Sold
Star Iota (ex Mommy Duckling) (5)	Panamax	78,585	1983	$18,000

(1) (2) (3)	The Star Alpha recently underwent unscheduled repairs which resulted in a 25 day off-hire period. Following the completion of repairs, the Star Alpha was redelivered to us by its charterers approximately one month prior to the earliest redelivery date allowed under the time charter agreement. Prior to the redelivery, arbitration proceedings had commenced pursuant to separate disputes that had arisen with the charterers of the Star Alpha relating to vessel performance characteristics and hire. We have notified the charterers of the vessel that we intend to seek additional damages in connection with the early redelivery of the Star Alpha in the current arbitration proceedings.

On January 20, 2009, we entered into a contract of affreightment, or COA, with Companhia Vale do Rio Doce. Under the terms of the COA, we expect to transport approximately 700,000 metric tons of iron ore between Brazil and China in four separate Capesize vessel shipments with the first shipment scheduled in the first quarter of 2009. On February 5, 2009, we committed the Star Alpha to the first shipment under the COA. On February 10, 2009, we entered into a 13 to 15 month time charter agreement for the Star Beta at a gross daily rate of $32,500. The vessel is expected to be delivered to the new charterer in February 2009.

On February 2, 2009, we entered into a one year time charter agreement for the Star Delta at a gross daily rate of $11,250. The vessel is expected to be delivered to the new charterer by mid-February 2009.

Certain Risks

Our business depends on our ability to manage a number of risks relating to our industry and our operations. These risks include the following:

•	Cyclical nature of charter hire rates. The cyclical nature of the drybulk shipping industry and the volatility in charter hire rates for our vessels may affect our ability to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends. Charter rates are affected by, among other factors, the demand for carriage of drybulk cargo and the supply of drybulk vessels in the global fleet, which, according to Drewry, as of November 2008, amounted to 70.6% of the existing drybulk carrier fleet based on current newbuilding orders. Charter hire rates have decreased sharply from their historical highs and the value of secondhand vessels has also decreased sharply from their historically high levels. The Baltic Dry Index, or BDI, a daily average of charter rates in 26 shipping routes measured on a time charter and voyage basis and covering Supramax, Panamax, and Capesize drybulk carriers, has fallen over 83% from May 2008 through February 10, 2009.

•	Our operations are subject to international laws and regulations. Our business and the operation of our vessels are materially affected by applicable government regulation in the form of international conventions and national, state and local laws and regulations. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with them or with additional regulations that may be applicable to our operations that are adopted in the future.

•	Servicing our current and future debt limits funds available for other purposes, including the payment of dividends. As of February 2, 2009, we had total outstanding borrowings under our three loan facilities in the aggregate amount of $295.0 million. To finance our future fleet expansion, we expect to incur additional secured debt. We must dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital and capital expenditures and may limit funds available for other purposes, including distributing cash to our shareholders, and our inability to service debt could lead to acceleration of our debt payments and foreclosure on our fleet. On December 5, 2008, we paid a cash and stock dividend on our common stock totaling $0.36 per common share in respect of the third quarter of 2008. The declaration and payment of any dividend is subject to the discretion of our board of directors. Under the terms of the proposed amendments to our three credit facilities, payment of dividends and repurchases of our shares and warrants have been suspended. Please see the section of this prospectus entitled “Recent Developments—Preliminary Waiver Agreements With Lenders.”

Prospective investors in our securities should also carefully consider the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 6.

Drybulk Shipping Industry Trends

The maritime shipping industry is fundamental to international trade with ocean-going vessels representing the most efficient and often the only method of transporting large volumes of many essential commodities, finished goods and crude and refined petroleum products between the continents and across the seas. It is a global industry whose performance is closely tied to the level of economic activity in the world.

The drybulk shipping industry involves the carriage of bulk commodities. According to Drewry Shipping Consultants, Ltd., or Drewry, charter hire rates have fallen sharply from the highs recorded in 2008. The Baltic Dry Index, or BDI, a daily average of charter rates in 26 shipping routes measured on a time charter and voyage basis and covering Supramax, Panamax, and Capesize drybulk carriers, declined from a high of 11,793 in May 2008 to 920 on January 14, 2009 after reaching a low of 663 in December 2008, which represents a decline of 92%. The BDI fell over 70% in October alone.

We currently employ the Star Sigma in the spot market on a voyage charter which will expire at the end of February 2009. The Star Sigma is scheduled to commence a three year time charter at a gross daily average charter rate of $63,000 beginning in March 2009. Vessels trading in the spot market are exposed to increased risk of declining charter rates and freight rate volatility compared to vessels employed on time charters. Since mid-August 2008, the spot day rates in the drybulk charter market have declined very significantly, and drybulk vessel values have also declined both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates. Charter rates and vessel values have been affected in part by the lack of availability of credit to finance both vessel purchases and purchases of commodities carried by sea, resulting in a decline in cargo shipments, and the excess supply of iron ore in China which resulted in falling iron ore prices and increased stockpiles in Chinese ports.

Capesize rates, which averaged $100,000/day in August 2008, fell to an average of approximately $10,334 per day during the fourth quarter of 2008. We believe that the root cause of the fall has been a sharp slowdown in Chinese steel demand and prices leading to reduced demand for iron ore. Iron ore price negotiations between Companhia Vale do Rio Doce and Chinese steel mills in the third and fourth quarter of 2008 resulted in a number of Chinese mills turning to domestic mining companies for iron ore. Additionally, the unwillingness of banks to issue letters of credit resulted in reduced financing for the purchase of commodities carried by sea which has led to a significant decline in cargo shipments.

Corporate Structure

Star Bulk is a holding company that owns its vessels through separate wholly-owned subsidiaries. Star Bulk’s wholly-owned subsidiary, Star Bulk Management Inc., or Star Bulk Management, performs operational and technical management services for all of our vessels, including chartering, marketing, making capital expenditures, managing personnel, accounting, paying vessel taxes and maintaining insurance.

Star Maritime Acquisition Corp., or Star Maritime, was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry. Following the formation of Star Maritime, our officers and directors were the holders of 9,026,924 shares of common stock representing all of our then issued and outstanding capital stock. On December 21, 2005, Star Maritime consummated its initial public offering of 18,867,500 units, at a price of $10.00 per unit, each unit consisting of one share of Star Maritime common stock and one warrant to purchase one share of Star Maritime common stock at an exercise price of $8.00 per share. In addition, Star Maritime completed during December 2005 a private placement of an aggregate of 1,132,500 units, or the Private Placement, each unit consisting of one share of common stock and one warrant, to Messrs. Tsirigakis and Syllantavos, our Chief Executive Officer and Chief Financial Officer, respectively, and Messrs. Pappas and Erhardt, our Chairman of the Board and one of our directors. The gross proceeds of the Private Placement of $11.3 million were used to pay all fees and expenses of the initial public offering and as a result, the entire gross proceeds of the initial public offering amounting to $188.7 million were deposited in a trust account maintained by American Stock Transfer & Trust Company, or the Trust Account. Star Maritime’s common stock and warrants started trading on the American Stock Exchange under the symbols, SEA and SEA.WS, respectively on December 21, 2005.

On January 12, 2007, Star Maritime and Star Bulk entered into definitive agreements to acquire a fleet of eight drybulk carriers with a combined cargo-carrying capacity of approximately 692,000 dwt. from certain subsidiaries of TMT Co. Ltd., or TMT, a shipping company headquartered in Taiwan. These eight drybulk carriers are referred to as the initial fleet, or initial vessels. The aggregate purchase price specified in the Master Agreement by and among the Company, Star Maritime and TMT, or the Master Agreement for the initial fleet was $224.5 million in cash and 12,537,645 shares of common stock of Star Bulk. As additional consideration for eight vessels, we agreed to issue 1,606,962 shares of common stock of Star Bulk to TMT in two installments as follows: (i) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2007, and (ii) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2008. The shares in respect of the first installment were issued to a nominee of TMT on July 17, 2008.

On November 2, 2007, the U.S. Securities and Exchange Commission, SEC or Commission, declared effective our joint proxy/registration statement filed on Forms F-1/F-4 and on November 27, 2007 we obtained shareholder approval for the acquisition of the initial fleet and for effecting the Redomiciliation Merger as a result of which Star Maritime merged into Star Bulk with Star Maritime merging out of existence and Star Bulk being the surviving entity. Each share of Star Maritime common stock was exchanged for one share of Star Bulk common stock and each warrant of Star Maritime was assumed by Star Bulk with the same terms and conditions except that each became exercisable for common stock of Star Bulk. The Redomiciliation Merger became effective after stock markets closed on Friday, November 30, 2007 and the common shares and warrants of Star Maritime ceased trading on the American Stock Exchange under the symbols SEA and SEAU, respectively. Star Bulk shares and warrants started trading on the Nasdaq Global Market on Monday, December 3, 2007 under the ticker symbols SBLK and SBLKW, respectively. Immediately following the effective date of the Redomiciliation Merger, TMT and its affiliates owned 30.2% of Star Bulk’s outstanding common stock.

We began our operations on December 3, 2007 with the delivery of our first vessel the Star Epsilon. Three of the eight vessels comprising our initial fleet were delivered to us by the end of December 2007. Additionally, on December 3, 2007, we entered into an agreement to acquire an additional Supramax vessel, the Star Kappa from TMT, which was not included in the initial fleet and was delivered to us on December 14, 2007. In 2008, we took delivery of the remaining five vessels that we purchased from TMT, plus an additional four vessels. In April 2008, we sold the Star Iota bringing our fleet to a total of twelve vessels.

We maintain our principal executive offices at 7, Fragoklisias Street, 2nd floor, Maroussi 151 25, Athens, Greece. Our telephone number at that address is 30-210-617-8400.

The Securities We May Offer

We may use this prospectus to offer up to $250.0 million of:

•	common shares,

•	preferred shares,

•	debt securities, including guaranteed debt securities,

•	warrants,

•	purchase contracts, or

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

Our debt securities may be guaranteed pursuant to guarantees by our subsidiaries.

In addition, the selling shareholders named in this prospectus or in a prospectus supplement to the registration statement of which this prospectus is a part may sell in one or more offerings pursuant to this registration statement up to 14,305,599 of our common shares and up to 1,132,500 of our warrants that were previously acquired in private transactions. We will not receive any proceeds from the sale of either our common shares or our warrants sold by the selling shareholders.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks, the risks and the discussion of risks under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2007, and the documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

Industry Specific Risk Factors

Charterhire rates for drybulk carriers are volatile and may decrease in the future, which would adversely affect our earnings and ability to pay dividends

The drybulk shipping industry is cyclical with attendant volatility in charterhire rates and profitability. The degree of charterhire rate volatility among different types of drybulk carriers varies widely. According to Drewry, charterhire rates for Capesize, Panamax and Supramax drybulk carriers have decreased sharply from their historically high levels. The Baltic Dry Index, or BDI, a daily average of charter rates in 26 shipping routes measured on a time charter and voyage basis and covering Supramax, Panamax, and Capesize drybulk carriers, fell over 83% from May 2008 through February 10, 2009, including a decline of over 70% in October 2008 alone. The decline in charter rates is due to various factors, including the economic recession in the U.S. and other parts of the world, the lack of trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments, and the excess supply of iron ore in China which has resulted in falling iron ore prices and increased stockpiles in Chinese ports. If the drybulk shipping market remains depressed in the future our earnings and available cash flow may decrease. Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the drybulk shipping market. Fluctuations in charter rates and vessel values result from changes in the supply and demand for drybulk cargoes carried internationally at sea, including coal, iron, ore, grains and minerals.

The factors affecting the supply and demand for vessel capacity are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for vessel capacity include:

•	demand for and production of drybulk products;

•	global and regional economic and political conditions;

•	the distance drybulk cargo is to be moved by sea; and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of vessel capacity include:

•	the number of new building deliveries;

•	port and canal congestion;

•	the scrapping of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service.

We anticipate that the future demand for our drybulk carriers will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargo to be transported by sea. The capacity of the global drybulk carrier fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could also have a material adverse effect on our business and operating results.

Sharp declines in the spot drybulk charter market may affect our earnings and cash flows from the vessels we operate in the spot market

We currently employ the Star Sigma in the spot market on a voyage charter that will expire at the end of February 2009. The Star Sigma is scheduled to commence a three year time charter at a gross daily average charter rate of $63,000 beginning in March 2009. Vessels trading in the spot market are exposed to increased risk of declining charter rates and freight rate volatility compared to vessels employed on time charters. Since mid-August 2008, the spot day rates in the drybulk charter market have declined very significantly, and drybulk vessel values have also declined both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates. Charter rates and vessel values have been affected in part by the lack of availability of credit to finance both vessel purchases and purchases of commodities carried by sea, resulting in a decline in cargo shipments, and the excess supply of iron ore in China which resulted in falling iron ore prices and increased stockpiles in Chinese ports. There can be no assurance as to how long charter rates and vessel values will remain at their currently low levels or whether they will improve to any significant degree. Charter rates may remain at depressed levels for some time which will adversely affect our revenue and profitability.

The market values of our vessels have declined and may further decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our current or future credit facilities and/or we may incur a loss if we sell vessels following a decline in their market value

The fair market values of our vessels have generally experienced high volatility and have recently declined significantly. According to Drewry, the market prices for secondhand Capesize, Panamax and Supramax drybulk carriers have recently decreased sharply from their historically high levels.

The fair market value of our vessels may continue to fluctuate (i.e., increase and decrease) depending on a number of factors including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	types and sizes of vessels;

•	supply and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations; and

•	technological advances.

In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines, we may not be in compliance with certain provisions of our term loans and we may not be able to refinance our debt or obtain additional financing. In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel values fall significantly we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results.

World events could affect our results of operations and financial condition

Terrorist attacks in New York on September 11, 2001, in London on July 7, 2005 and in Mumbai on November 26, 2008 and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. The continuing presence of U.S. and other armed forces in Iraq and Afghanistan may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Terrorist attacks on vessels, such as the October 2002 attack on the M.V. Limburg, a very large crude carrier not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility and turmoil of the financial markets in the United States and globally. Any of these occurrences could have a material adverse impact on our revenues and costs.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Gulf of Aden and off the Nigerian coast. Throughout 2008, the frequency of incidents of piracy has increased significantly, particularly in the Gulf of Aden, with drybulk vessels and tankers particularly vulnerable to such attacks. For example, in November 2008, the Sirius Star, a tanker vessel not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth $100.0 million. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, premiums payable by charterers for such coverage could increase significantly. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any act of piracy against our vessels or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common stock to further decline

The United States and other parts of the world are exhibiting deteriorating economic trends and have been in a recession. For example, the credit markets in the United States have experienced significant contraction, deleveraging and reduced liquidity, and the United States federal government and state governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Commission, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.

Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide. As of February 2, 2009, we have total outstanding indebtedness of $295.0 million under our existing credit facilities.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows, have caused the trading price of our common shares on the Nasdaq Global Market to decline precipitously and could cause the price of our common shares to continue to decline or impair our ability to make distributions to our shareholders.

A further economic slowdown in the Asia Pacific region could exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial condition and results of operations

We anticipate a significant number of the port calls made by our vessels will continue to involve the loading or discharging of dry bulk commodities in ports in the Asia Pacific region. As a result, negative changes in economic conditions in any Asia Pacific country, particularly in China, may exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial position and results of operations, as well as our future prospects. In recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. Through the end of the third quarter of 2008, China’s gross domestic product was approximately 2.3% lower than it was during the same period in 2007, and it is likely that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. China has recently announced a $586.0 billion stimulus package aimed in part at increasing investment and consumer spending and maintaining export growth in response to the recent slowdown in its economic growth. Our business, financial condition, results of operations, ability to pay dividends as well as our future prospects, will likely be materially and adversely affected by a further economic downturn in any of these countries.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. If the Chinese government does not continue to pursue a policy of economic reform the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could, adversely affect our business, operating results and financial condition.

Charter rates are subject to seasonal fluctuations and market volatility, which may adversely affect our financial condition and ability to pay dividends

We own and operate a fleet of 12 vessels consisting of four Capesize and eight Supramax drybulk carriers with an average age of 9.8 years and a combined cargo carrying capacity of approximately 1.1 million dwt. We employ all of our vessels on medium-to long-term time charters other than the Star Sigma, which is currently employed in the spot market and the Star Alpha, which is committed to the first of four scheduled shipments under a COA expected to commence in the first quarter of 2009. We expect the Star Sigma to trade in the spot market until it commences a three year time charter at a gross daily average charter rate of $63,000 beginning in March 2009. We may in the future employ additional vessels in our fleet in the spot market. Demand for vessel capacity has historically exhibited seasonal variations and, as a result, fluctuations in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results for vessels trading in the spot market. The drybulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere. As a result, our revenues from our drybulk carriers may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues from our drybulk carriers may be stronger in fiscal quarters ended December 31 and March 31. Seasonality in the sector in which we operate could materially affect our operating results and cash available for dividends in the future.

Rising fuel prices may adversely affect our profits

Fuel is a significant, if not the largest, expense in our shipping operations when vessels are not under period charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.

The operation of our vessels is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. If we are subject to increased liability for noncompliance or if our insurance coverage is adversely impacted as a result of noncompliance, we may have less cash available for distribution to our stockholders as dividends. If any of our vessels are denied access to, or are detained in, certain ports, this may decrease our revenues.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

Company Specific Risk Factors

Star Bulk has a limited operating history and may not operate profitably in the future

Star Bulk was formed December 13, 2006 and in January 2007 entered into agreements to acquire eight drybulk carriers. Star Bulk took delivery of its first vessel in December 2007. Accordingly, the consolidated financial statements do not provide a meaningful basis for you to evaluate its operations and ability to be profitable in the future. Star Bulk may not be profitable in the future.

We may be unable to comply with the covenants contained in our loan agreements, which would affect our ability to conduct our business if we are unable to obtain waivers or covenant modifications from our lenders.

Our loan agreements for our borrowings, which are secured by liens on our vessels, contain various financial covenants. Among those covenants are requirements that relate to our financial position, operating performance and liquidity. For example, under certain provisions of our loan agreements we are required to maintain a ratio of the fair market value of our vessels to the aggregate amounts outstanding of 125% for the first three years and 135% thereafter.

The market value of drybulk vessels is sensitive, among other things, to changes in the drybulk charter market, with vessel values deteriorating in times when drybulk charter rates are falling and improving when charter rates are anticipated to rise. The current decline in charter rates in the drybulk market coupled with the prevailing difficulty in obtaining financing for vessel purchases have adversely affected drybulk vessel values, including the vessels in our fleet. As a result, we may not meet certain collateral maintenance covenants in our loan agreements.

We have reached agreements in principle with our lenders to obtain waivers for certain covenants including minimum asset coverage covenants contained in our loan agreements. The related terms are described below.

With respect to the $120.0 million facility, the lender will waive the loan-to-value ratio covenant through January 31, 2010. We will provide a first preferred mortgage on the currently debt-free vessel Star Alpha and pledge an account containing $6.0 million as further security for this facility.

With respect to the $150.0 million facility, the lenders will waive the security cover requirement through February 28, 2010, and the minimum asset coverage ratio for the year 2010 will be reduced to 110% from 125%. We will provide first preferred mortgages on the currently debt-free vessels Star Kappa and Star Ypsilon and will pledge an account containing $9.0 million as further security for this facility.

With respect to the $35.0 million facility, the lender will waive the security cover requirement through February 28, 2010, and the minimum asset coverage ratio for the year 2010 will be reduced to 110% from 125%. We will pledge an account containing $5.0 million to as further security for this facility.

Under the terms of the above referenced agreements, our dividends and our share repurchases are being suspended, and the interest spread for each of the above loans will be adjusted to 2% per annum for the duration of the respective waiver period.

The above agreements require final approval by the credit committees of the respective lenders.

We charter all of our vessels on medium- to long-term time charters with remaining terms of approximately one to five years other than the Star Sigma, which is currently employed in the spot market and the Star Alpha, which is committed to the first of four scheduled shipments under a COA expected to commence in the first quarter of 2009. We expect the Star Sigma to trade in the spot market until it commences a three year time charter at a gross daily average charter rate of $63,000 beginning in March 2009. The time charter market is highly competitive and spot market charterhire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the drybulk shipping market. The drybulk carrier charter market is volatile, and in the past, time charter and spot market charter rates for drybulk carriers have declined below operating costs of vessels. If future charterhire rates are depressed, we may not be able to operate our vessels profitably or to pay you dividends. Under the terms of the proposed amendments to our three credit facilities, payment of dividends and repurchases of our shares and warrants have been suspended. Please see the section of this prospectus entitled “Recent Developments—Preliminary Waiver Agreements With Lenders.”

Default by our charterers may lead to decreased revenues and a reduction in earnings

Consistent with drybulk shipping industry practice, we have not independently analyzed the creditworthiness of the charterers. Our revenues may be dependent on the performance of our charterers and, as a result, defaults by our charterers may materially adversely affect our revenues.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance

We derive a significant part of our charterhire (net of commissions) from a small number of customers, with 68% of our revenues for the nine-month period ended September 30, 2008 generated from six charterers. Currently, nine of our vessels are employed under fixed rate period charters to six customers and by the end of March 2009, 11 of our vessels will be employed under fixed rate period charters to eight customers. If one or more of these customers is unable to perform under one or more charters with us and we are not able to find a replacement charter, or if a customer exercises certain rights to terminate the charter, we could suffer a loss of revenues that could materially adversely affect our business, financial condition, results of operations and cash available for distribution as dividends to our shareholders.

We could lose a customer or the benefits of a time charter if, among other things:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•	the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, default under the charter; or

•	the customer terminates the charter because the vessel has been subject to seizure for more than a specified number of days.

If we lose a key customer, we may be unable to obtain charters on comparable terms or may become subject to the volatile spot market, which is highly competitive and subject to significant price fluctuations. The time charters on which we deploy all of our vessels provide for charter rates that are significantly above current market rates, particularly spot market rates that most directly reflect the current depressed levels of the drybulk charter market. If it were necessary to secure substitute employment, in the spot market or on time charters, for any of these vessels due to the loss of a customer in these market conditions, such employment would be at a significantly lower charter rate than currently generated by such vessel, or we may be unable to secure a charter at all, in either case, resulting in a significant reduction in revenues. The loss of any of our customers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business

We enter into, among other things, charter parties with our customers. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. Consistent with drybulk shipping industry practice, we have not independently analyzed the creditworthiness of the charterers. In addition, in depressed market conditions, our charterers may no longer need a vessel that is currently under charter or may be able to obtain a comparable vessel at lower rates. As a result, charterers may seek to renegotiate the terms of their existing charter parties or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Investment in derivative instruments such as freight forward agreements could result in losses

From time to time, we may take positions in derivative instruments including freight forward agreements, or FFAs. Generally, FFAs and other derivative instruments may be used to hedge a vessel owner’s exposure to the charter market for a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and time period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operation and cash flow.

In December 2008 and January 2009, we entered into a limited number of FFAs on the Capesize index. The Capesize index refers to the daily hire rate of a modern Capesize dry bulk carrier. The FFAs are intended to serve as an approximate hedge for our Capesize vessels trading in the spot market for 2009 and 2010, effectively locking-in the approximate amount of revenue that we expect to receive from such vessels for the relevant periods. We do not expect any of our FFAs to qualify as cash flow hedges for accounting purposes and expect that such FFAs will be recorded on our balance sheet at fair value. All of our FFAs are cleared transactions and are intended as approximate hedges to our physical exposure in the spot market.

Our earnings may be adversely affected if we are not able to take advantage of favorable charter rates

We charter all of our drybulk carriers to customers on medium- to long-term time charters, which generally last from one to five years other than the Star Sigma, which is currently employed in the spot market and the Star Alpha, which is committed to the first of four scheduled shipments under a COA expected to commence in the first quarter of 2009. We expect the Star Sigma to trade in the spot market until it commences a three year time charter at a gross daily average charter rate of $63,000 beginning in March 2009. We may in the future extend the charter periods for the vessels in our fleet. Our vessels that are committed to longer-term charters may not be available for employment on short-term charters during periods of increasing short-term charterhire rates when these charters may be more profitable than long-term charters.

If we fail to manage our planned growth properly, we may not be able to successfully expand our fleet which would adversely affect our overall financial position

We intend to continue to expand our fleet. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	obtaining required financing;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base; and

•	managing our expansion.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans and may incur significant expenses and losses.

Our loan agreements may contain restrictive covenants that may limit our liquidity and corporate activities

Our current term loan agreements with Commerzbank AG and Piraeus Bank A.E., and any future loan agreements may impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some important corporate actions. The lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain the lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

Servicing debt will limit funds available for other purposes, including capital expenditures and payment of dividends

On December 27, 2007, we entered into a term loan agreement with Commerzbank AG in the amount of $120.0 million to partially finance the Star Gamma, the Star Delta, the Star Epsilon, the Star Zeta, and the Star Theta, which also provide the security for this loan agreement. This loan bears interest at LIBOR plus a margin and is repayable in twenty-eight consecutive quarterly installments commencing twenty-seven months after our initial borrowings, which was on January 2, 2008. As of February 2, 2009, we had outstanding borrowings in the amount of $120.0 million under this facility. On April 14, 2008, we entered into a loan agreement, which was subsequently amended on April 17, 2008 and September 18, 2008, for up to $150.0 million with Piraeus Bank A.E. in order to partially finance the acquisition cost of vessels the Star Omicron, the Star Sigma and the Star Ypsilon and also to provide us with additional liquidity. The loan is secured by a first priority mortgage on the Star Omicron, the Star Beta, and the Star Sigma. The loan bears interest at LIBOR plus a margin and is repayable in twenty-four quarterly installments through September 2014. As of February 2, 2009, we had outstanding borrowings in the amount of $143.0 million under this loan. On July 1, 2008, the Company entered into a loan agreement of up to $35.0 million with Piraeus Bank A.E. to partially finance the acquisition of the Star Cosmo which also provides the security for this loan agreement. The loan bears interest at LIBOR plus a margin and is repayable in twenty-four quarterly installments through July 2014. As of February 2, 2009, we had outstanding borrowings in the amount of $32.0 million under this loan facility.

As of February 2, 2009, we had total outstanding borrowings under our three loan facilities in the aggregate amount of $295.0 million.

We may be required to dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes, including payment of dividends. Under the terms of the proposed amendments to our three credit facilities, payment of dividends and repurchases of our shares and warrants have been suspended. Please see the section of this prospectus entitled “Recent Developments—Preliminary Waiver Agreements With Lenders.” If we are unable to service our debt, it may have a material adverse effect on our financial condition and results of operations.

In the highly competitive international drybulk shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources which may adversely affect our results of operations

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than us. Competition for the transportation of drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions and may be able to offer more favorable terms.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations

Our success depends to a significant extent upon the abilities and efforts of our management team. As of February 2, 2009, we had 22 employees. Twenty of our employees, through Star Bulk Management, are engaged in the day to day management of the vessels in our fleet. Our success depends upon our ability to retain key members of our management team and the ability of Star Bulk Management to recruit and hire suitable employees. The loss of any members of our senior management team could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key-man” life insurance on any of our officers or employees of Star Bulk Management.

As we expand our fleet, we will need to expand our operations and financial systems and hire new shoreside staff and seafarers to staff our vessels; if we cannot expand these systems or recruit suitable employees, our performance may be adversely affected

Our operating and financial systems may not be adequate as we expand our fleet, and our attempts to implement those systems may be ineffective. In addition, we rely on our wholly-owned subsidiary, Star Bulk Management, to recruit shoreside administrative and management personnel. Shoreside personnel are recruited by Star Bulk Management through referrals from other shipping companies and traditional methods of securing personnel, such as placing classified advertisements in shipping industry periodicals. Star Bulk Management has sub-contracted crew management, which includes the recruitment of seafarers, to Bernhardt, a major international third-party technical management company, and Union. Star Bulk Management and its crewing agent may not be able to continue to hire suitable employees as Star Bulk expands its fleet. If we are unable to operate our financial and operations systems effectively, recruit suitable employees or if Star Bulk Management’s unaffiliated crewing agent encounters business or financial difficulties, our performance may be materially adversely affected.

Risks involved with operating ocean going vessels could affect our business and reputation, which would adversely affect our revenues

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, piracy, political action in various countries or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues.

Our vessels may suffer damage and may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings.

Purchasing and operating secondhand vessels may result in increased operating costs and vessel off-hire, which could adversely affect our earnings

Our inspection of secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. We will not receive the benefit of warranties on secondhand vessels.

Typically, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We inspected the thirteen vessels that we acquired from both related and unrelated third parties, considered the age and condition of the vessels in budgeting for their operating, insurance and maintenance costs, and if we acquire additional secondhand vessels in the future, we may encounter higher operating and maintenance costs due to the age and condition of those additional vessels.

We may not have adequate insurance to compensate us for the loss of a vessel, which may have a material adverse effect on our financial condition and results of operation

We have procured hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage and war risk insurance for our fleet. We do not maintain, for our vessels, insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay. If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.

We may not be able to pay dividends

We previously paid regular dividends on a quarterly basis from our operating surplus, in amounts that allowed us to retain a portion of our cash flows to fund vessel or fleet acquisitions, and for debt repayment and other corporate purposes, as determined by our management and board of directors. Under the terms of the proposed amendments to our three credit facilities, payment of dividends and repurchases of our shares and warrants have been suspended. Please see the section of this prospectus entitled “Recent Developments—Preliminary Waiver Agreements With Lenders.”

As a result of deteriorating market conditions in the international shipping industry and in particular the sharp decline in charter rates and vessel values in the drybulk sector and restrictions imposed by our lenders, including the restriction on dividend payments under the terms of the proposed amendments to our credit facilities, we may not reinstate the payment of dividends until the end of the waiver period in early 2010 or the restriction on our payment of dividends is removed from our amended credit facility agreements. If reinstated, any dividend payments may be at reduced levels.

The declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends, or if there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

We are a holding company, and depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments

We are a holding company and our wholly-owned subsidiaries, conduct all of our operations and own all of our operating assets. We will have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to pay dividends. We and our subsidiaries will be permitted to pay dividends under our credit facilities only for so long as we are in compliance with all applicable financial covenants, terms and conditions.

We depend on officers who may engage in other business activities in the international shipping industry which may create conflicts of interest

Prokopios Tsirigakis, our Chief Executive Officer and a member of our board of directors, and George Syllantavos, our Chief Financial Officer, Secretary and member of our board of directors participate in business activities not associated with the Company. As a result, Mr. Tsirigakis and Mr. Syllantavos may devote less time to the Company than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both the Company as well as shareholders of other companies with which they may be affiliated, which may create conflicts of interest in matters involving or affecting the Company and its customers. It is not certain that any of these conflicts of interest will be resolved in our favor.

In accordance with Star Bulk’s Code of Ethics, all ongoing and future transactions between Star Bulk and any of its officers and directors or their respective affiliates, will be on terms believed by Star Bulk to be no less favorable than are available from unaffiliated third parties, and such transactions will require prior approval, in each instance by a majority of Star Bulk’s uninterested “independent” directors or the members of Star Bulk’s board who do not have an interest in the transaction, in either case who had access, at Star Bulk’s expense, to its attorneys or independent legal counsel.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of public shareholders to protect their interests

We are incorporated under the laws of the Republic of the Marshall Islands, and our corporate affairs are governed by our Articles of Incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

All of our assets are located outside of the United States. Our business is operated primarily from our offices in Athens, Greece. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors and officers. Although you may bring an original action against us, our officers and directors in the courts of the Marshall Islands based on U.S. laws, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us, our officers or directors for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so given the geographic location of the Marshall Islands.

There is a risk that we could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the merger of Star Maritime with and into Star Bulk, with Star Bulk as the surviving corporation, or Redomiciliation Merger, which would adversely affect our earnings

Section 7874(b) of the U.S. Internal Revenue Code of 1986, or the Code, provides that, unless certain requirements are satisfied, a corporation organized outside the United States which acquires substantially all of the assets (through a plan or a series of related transactions) of a corporation organized in the United States will be treated as a U.S. domestic corporation for U.S. federal income tax purposes if shareholders of the U.S. corporation whose assets are being acquired own at least 80% of the non-U.S. acquiring corporation after the acquisition. If Section 7874(b) of the Code were to apply to Star Maritime and the Redomiciliation Merger, then, among other consequences, the Company, as the surviving entity of the Redomiciliation Merger, would be subject to U.S. federal income tax as a U.S. domestic corporation on its worldwide income after the Redomiciliation Merger. Upon completion of the Redomiciliation Merger and the concurrent issuance of stock to TMT under the acquisition agreements, the stockholders of Star Maritime owned less than 80% of the Company. Therefore, the Company believes that it should not be subject to Section 7874(b) of the Code after the Redomiciliation Merger. Star Maritime obtained an opinion of its counsel, Seward & Kissel LLP, that Section 7874(b) should not apply to the Redomiciliation Merger. However, there is no authority directly addressing the application of Section 7874(b) to a transaction such as the Redomiciliation Merger where shares in a foreign corporation such as the Company are issued concurrently with (or shortly after) a merger. In particular, since there is no authority directly applying the “series of related transactions” or “plan” provisions to the post-acquisition stock ownership requirements of Section 7874(b), the United States Internal Revenue Service, or IRS, may not agree with Seward & Kissel’s opinion on this matter. Moreover, Star Maritime has not sought a ruling from the IRS on this point. Therefore, IRS may seek to assert that we are subject to U.S. federal income tax on our worldwide income for taxable years after the Redomiciliation Merger, although Seward & Kissel is of the opinion that such an assertion should not be successful.

We may have to pay tax on United States source income, which would reduce our earnings

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as the Company and its subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder.

We expect that we will qualify for this statutory tax exemption and we have taken this position for U.S. federal income tax return reporting purposes for 2007 and we intend to take this position for 2008. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. source income.

If we are not entitled to this exemption under Section 883 for any taxable year, we would be subject for those years to a 4% U.S. federal income tax on its U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings.

The preferential tax rates applicable to qualified dividend income are temporary, and the enactment of proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for the preferential rate

Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. shareholders. In the absence of legislation extending the term for these preferential tax rates, all dividends received by such U.S. taxpayers in tax years beginning on January 1, 2011 or later will be taxed at graduated tax rates applicable to ordinary income.

In addition, legislation has been proposed in the U.S. Congress that would, if enacted, deny the preferential rate of U.S. federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation if the non-U.S. corporation is created or organized under the laws of a jurisdiction that does not have a comprehensive income tax system. Because the Marshall Islands imposes only limited taxes on entities organized under its laws, it is likely that if this legislation were enacted, the preferential tax rates of federal income tax may no longer be applicable to distributions received from us. As of the date hereof, it is not possible to predict with certainty whether this proposed legislation will be enacted.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders

We will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of its assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC may be subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our method of operation, we take the position for United States federal income tax purposes we are not a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we will derive or will be deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we take the position that our income from our time chartering activities does not constitute “passive income,” and the assets that we will own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation. In addition, we have not received an opinion of counsel with respect to this issue. Accordingly, the U.S. Internal Revenue Service, or the IRS, or a court of law may not accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, may constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of its operations. For example, if we were treated as earning rental income from our chartering activities rather than services income, we would be treated as a PFIC.

If the IRS were to find that we are or have been a PFIC for any taxable year, its U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then highest income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, Section 404. Since we failed to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, we may be unable to accurately report our consolidated financial results or prevent fraud and could be required to restate our historical financial statements, any of which could have a material adverse effect on our business and the price of our common stock

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer have conducted an evaluation of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of December 31, 2007. Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2007, the Company’s disclosure controls and procedures were not effective because of the material weaknesses in internal control over financial reporting described below. Management has assessed the effectiveness of the Company’s internal control over financial reporting at December 31, 2007, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the aforementioned assessment, the management concluded that internal control over financial reporting was not effective due to material weaknesses identified in the Company’s internal control over financial reporting.

Star Bulk took delivery of its first vessel in December 2007 and as a result, management began the process to replace the internal controls over financial reporting which previously existed while the Company was a blank check company with those of a company that owns and operates vessels. Although progress was made, the Company did not have sufficient time to complete designing and implementing a comprehensive system of internal controls over financial reporting that would prevent or timely detect material adjustments and identify financial statement disclosure requirements. Consequently, adjustments and disclosures that were material in the aggregate to the consolidated financial statements and necessary to present the consolidated financial statements for the year ended December 31, 2007 in accordance with U.S. GAAP were made by the Company after being identified by the Company’s independent registered public accounting firm. Specifically, we did not have in place adequate internal controls over our financial close and reporting processes and we lacked sufficient accounting personnel with the necessary level of US GAAP expertise which resulted in the Company not being able to:

•	Properly evaluate and account for non-routine or complex transactions, including the determination of the purchase price of the vessels, fair value of time charter agreements acquired, the application of SFAS 123(R), the classification of expenses related to the target acquisition process, and the completeness of the accrual of general and administrative expenses; and

•	Properly identify all financial statement disclosure requirements in accordance with U.S. GAAP including disclosure surrounding related party transactions.

We have determined that these adjustments were not prevented or detected due to material weaknesses in our controls due to the absence of sufficient time for management to

(1) design and implement a comprehensive system of internal controls and (2) hire sufficient accounting personnel with the requisite US GAAP expertise that are required to support our operation as a shipping company. However, management has made the necessary adjustments to present the annual consolidated financial statements for the year ended December 31, 2007 in accordance with U.S. GAAP.

We will continue to evaluate the effectiveness of our disclosure controls and procedures and internal control over financial reporting on an ongoing basis, including consideration of the material weaknesses identified above, or other deficiencies we may identify. The Company has already and will further implement actions as necessary in its continuing assessment of disclosure controls and internal controls over financial reporting.

We may be unable to successfully complete the procedures and attestation requirements of Section 404 or our auditors may identify significant deficiencies, as well as material weaknesses, in internal control over financial reporting in future reporting periods. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal controls over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the Commission or violations of Nasdaq Global Market listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our consolidated financial statements. Confidence in the reliability of our financial statements could also suffer if our independent registered public accounting firm were to report material weaknesses in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the price of our common stock. We believe that the out-of-pocket costs, the diversion of management’s attention from running our day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 will be significant. If the time and costs associated with such compliance exceed our current expectations, our profitability could be affected.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow

LIBOR has recently been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

Risks Relating to Our Common Stock

There may be no continuing public market for you to resell our common stock

Our common shares commenced trading on the Nasdaq Global Market in December 2007. We cannot assure you that an active and liquid public market for our common shares will continue. The price of our common stock may be volatile and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the drybulk shipping industry;

•	market conditions in the drybulk shipping industry and the general state of the securities markets;

•	changes in government regulation;

•	shortfalls in our operating results from levels forecast by securities analysts; and

•	announcements concerning us or our competitors.

You may not be able to sell your shares of our common stock in the future at the price that you paid for them or at all. In addition, if the price of our common stock falls below $1.00, we may be involuntarily delisted from the Nasdaq Global Market.

Initial Stockholders of Star Maritime who purchased common stock and units in private transactions prior to Star Maritime’s initial public offering have certain registration rights which would require us, under certain circumstances, to register the resale of their shares and warrants at any time following the release of the shares and warrants from escrow which occurred on December 15, 2008. Pursuant to those registration rights, we have included in the registration statement of which this prospectus is a part 10,159,424 shares of common stock, which includes 1,132,500 common shares which may be issued upon the exercise of the warrants, and 1,132,500 warrants, all of which will be eligible for trading in the public market. The registration of these common shares and warrants in addition to the registration of the additional securities included on the registration statement of which this prospectus is a part, may have an adverse effect on the market price of our common stock and warrants.

Future sales of our common stock or warrants could cause the market price of our common stock or warrants to decline

Sales of a substantial number of shares of our common stock or warrants in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

We may issue additional shares of our common stock, warrants or other equity securities or securities convertible into our equity securities in the future and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue 100,000,000 common shares with par value $0.01 per share of which 42,516,433 shares and warrants to purchase 19,048,136 common shares were outstanding as of December 31, 2007 and 60,301,279 shares and warrants to purchase 5,916,150 common shares were outstanding as of February 2, 2009.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred stock without stockholder approval;

•	providing for a classified board of directors with staggered, three year terms;

•	prohibiting cumulative voting in the election of directors; and

•	authorizing the board to call a special meeting at any time.

The market price of our common shares and warrants has fluctuated widely and may fluctuate widely in the future

The market price of our common shares and warrants has fluctuated widely since our common shares and warrants began trading in the Nasdaq Global Market in December 2007, and may continue to do so as a result of many factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the shipping industry, market conditions in the shipping industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market.

The market price of our common shares has recently dropped below $5.00 per share, and the last reported sale price on The Nasdaq Global Market on February 10, 2009 was $2.77 per share. If the market price of our common shares remains below $5.00 per share, under stock exchange rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our common shares as collateral may lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares.

The shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price.

RECENT DEVELOPMENTS

On July 1, 2008, we entered into a term loan agreement with Piraeus Bank A.E. in the amount of $35.0 million to partially finance the acquisition of the Star Cosmo. Upon signing the term loan facility agreement we committed to pay a non-refundable arrangement fee of 0.4% of the facility amount.

As of July 17, 2008, 803,481 shares of common stock of Star Bulk were issued to TMT pursuant to the Master Agreement.

In August 2008, TMT Co. Ltd., an indirect shareholder of Star Bulk through its nominee (F5 Capital), alleged that it had suffered unspecified damages arising from an alleged breach by Star Bulk of a purported obligation under the Master Agreement to maintain a registration statement in effect so as to permit TMT to sell its 12,537,645 Star Bulk shares freely on the open market. Among other things, TMT had demanded that Star Bulk repurchase approximately 3.8 million shares from TMT at a share price of $14.04 per share, which was the closing price of Star Bulk’s common shares on the Nasdaq Global Market on June 2, 2008, which demand was withdrawn by TMT in connection with discussions between Star Bulk and TMT. Star Bulk denies that it has any such obligation under the Master Agreement and is currently discussing the matter with TMT. On November 3, 2008, the Commission declared effective a registration statement on Form F-3 relating to the resale of shares held by F5 Capital, the nominee of TMT Co. Ltd. (“TMT”). As of the date hereof, no claim has been filed by TMT or any affiliate thereof against Star Bulk.

On September 18, 2008, we entered into an agreement to amend our Piraeus Bank loan agreement dated April 14, 2008. We drew down $69.0 million to partially finance the acquisition of the Star Ypsilon. This loan bears interest at LIBOR plus a margin, is repayable in twenty-four quarterly installments through September 2014 and is secured by a first priority mortgage on the Star Omicron, the Star Beta and the Star Sigma.

On October 6, 2008, we delivered to its purchasers the Star Iota, which we had entered into an agreement to sell for gross proceeds of $18.4 million on April 24, 2008.

On October 20, 2008, Mr. Nobu Su resigned from our board of directors.

On October 30, 2008, we entered into a time charter with Companhia Vale do Rio Doce (Vale) for the Star Beta for a minimum of two months and maximum of four months at the gross daily rate of $15,500 for the first fifty days and $25,000 for the balance of the time charter plus a repositioning fee of $525,000. Upon the conclusion of this time charter in January 2009, the Star Beta was employed in the spot market.

The Star Sigma, which was on time charter to a Japanese charterer at a gross daily charter rate of $100,000 per day until March 1, 2009 (earliest redelivery), was redelivered to us earlier pursuant to an agreement whereby the charterer agreed to pay the contracted rate less $8,000 per day, which is the approximate operating cost for the vessel, from the date of the actual redelivery in November 2008 through March 1, 2009. We received payment in full and the vessel is currently trading in the spot market on a voyage charter at a gross rate of approximately $14,100 per day, resulting in revenue for the vessel that is effectively higher than it would have been under the original charter at the rate of $100,000 per day. The vessel is scheduled to commence a three year time charter at a gross daily average charter rate of $63,000 beginning in March 2009.

On November 17, 2008, we declared a cash and stock dividend on our common stock totaling $0.36 per common share for the quarter ended September 30, 2008. This dividend was paid on December 5, 2008 to stockholders of record on November 28, 2008. The dividend payment consisted of a cash portion in the amount of $0.18 per share with the remaining half of the dividend paid in the form of newly issued common shares. The stock portion of this dividend was 0.078179 for every share held as of the record date. The amount of newly issued shares was based on the volume weighted average price of Star Bulk’s shares on the Nasdaq Global Market during the five trading days before the ex-dividend date or November 25, 2008. In addition, as of January 20, 2009 management and the directors reinvested the cash portion of their dividend for the quarter ended September 30, 2008 into 818,877 newly issued shares in a private placement at the same weighted average price as the stock portion of such dividend, effectively electing to receive the full amount of the dividend in the form of newly issued shares, which shares have been included in the registration statement of which this prospectus is a part.

In December 2008 and January 2009, we entered into a limited number of FFAs on the Capesize index. The Capesize index refers to the daily hire rate of a modern Capesize dry bulk carrier. The FFAs are intended to serve as an approximate hedge for our Capesize vessels trading in the spot market for 2009 and 2010, effectively locking-in the approximate amount of revenue that we expect to receive from such vessels for the relevant periods. We do not expect any of our FFAs to qualify as cash flow hedges for accounting purposes and expect that such FFAs will be recorded on our balance sheet at fair value. All of our FFAs are cleared transactions and are intended as approximate hedges to our physical exposure in the spot market. Generally, FFAs and other derivative instruments may be used to hedge a vessel owner’s exposure to the charter market for a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and time period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum.

On January 27, 2009, the Star Gamma commenced a three year time charter at a gross daily average rate of $38,000.

On January 28 2009, the Star Epsilon commenced a five year time charter at a gross daily rate of $32,400.

On February 2, 2009, we entered into a one year time charter agreement for the Star Delta at a gross daily rate of $11,250. The vessel is expected to be delivered to the new charterer by mid-February 2009.

On February 10, 2009, we entered into a 13 to 15 month time charter agreement for the Star Beta at a gross daily rate of $32,500. The vessel is expected to be delivered to the new charterer in February 2009.

Arbitration proceedings have commenced pursuant to disputes that have arisen with the charterers of the Star Alpha. The disputes relate to vessel performance characteristics and hire. Arbitrators have been appointed by two parties and claim submissions are expected to be filed by parties with the arbitration panel by February 28, 2009. We expect that the arbitration proceeding may be joined by additional parties that sub-charter the vessel. The vessel recently underwent unscheduled repairs which resulted in a 25 day off-hire period. Following the completion of the repairs, the Star Alpha was redelivered to us by its charterers approximately one month prior to the earliest redelivery date allowed under the time charter agreement. We have notified the charterers of the vessel that we intend to seek additional damages in connection with the early redelivery of the Star Alpha in the current arbitration proceedings.

On January 20, 2009, we entered into a COA with Companhia Vale do Rio Doce. Under the terms of the COA, we are obligated to transport approximately 700,000 metric tons of iron ore between Brazil and China in four separate Capesize vessel shipments with the first shipment scheduled in the first quarter of 2009. On February 5, 2009, we committed the Star Alpha to the first shipment under the COA. Under a COA, we transport multiple shipments of drybulk cargo during the term of the contract on specified routes, either at a fixed or variable price. Unlike time charters, COAs do not require us to dedicate any particular vessel to fulfill our contractual obligations to transport cargo; however, we intend to dedicate the Star Alpha to fulfill our obligations under this agreement. COAs are typically priced on a per metric ton of cargo basis as opposed to a daily time charter basis.

Preliminary Waiver Agreements With Lenders

Our loan agreements for our borrowings, which are secured by liens on our vessels, contain various financial covenants. Among those covenants are requirements that relate to our financial position, operating performance and liquidity. For example, under certain provisions of our loan agreements we are required to maintain a ratio of the fair market value of our vessels to the aggregate amounts outstanding of 125% for the first three years and 135% thereafter.

The market value of drybulk vessels is sensitive, among other things, to changes in the drybulk charter market, with vessel values deteriorating in times when drybulk charter rates are falling and improving when charter rates are anticipated to rise. The current decline in charter rates in the drybulk market coupled with the prevailing difficulty in obtaining financing for vessel purchases have adversely affected drybulk vessel values, including the vessels in our fleet. As a result, we may not meet certain collateral maintenance covenants in our loan agreements.

We have reached agreements in principle with our lenders to obtain waivers for certain covenants including minimum asset coverage covenants contained in our loan agreements. The related terms are described below.

With respect to the $120.0 million facility, the lender will waive the loan-to-value ratio covenant through January 31, 2010. We will provide a first preferred mortgage on the currently debt-free vessel Star Alpha and pledge an account containing $6.0 million as further security for this facility.

With respect to the $150.0 million facility, the lenders will waive the security cover requirement through February 28, 2010, and the minimum asset coverage ratio for the year 2010 will be reduced to 110% from 125%. We will provide first preferred mortgages on the currently debt-free vessels Star Kappa and Star Ypsilon and will pledge an account containing $9.0 million as further security for this facility.

With respect to the $35.0 million facility, the lender will waive the security cover requirement through February 28, 2010, and the minimum asset coverage ratio for the year 2010 will be reduced to 110% from 125%. We will pledge an account containing $5.0 million to as further security for this facility.

Under the terms of the above referenced agreements, our dividends and our share repurchases are being suspended, and the interest spread for each of the above loans will be adjusted to 2% per annum for the duration of the respective waiver period.

The above agreements require final approval by the credit committees of the respective lenders.

On December 5, 2008, pursuant to the terms of our Equity Incentive Plan we authorized the issuance of an aggregate of 130,000 unvested restricted common shares to all of our employees and an aggregate of 940,000 unvested restricted common shares to the members of our board of directors. All of these shares vested on January 31, 2009.

Share and Warrant Repurchase Program

As of February 2, 2009, we have repurchased under the share and warrant repurchase program announced on January 24, 2008, a total of 1,247,000 of our common shares at an aggregate purchase price of approximately $8.0 million (average of $6.40 per common share) and a total of 1,362,500 of our warrants at an aggregate purchase price of approximately $5.5 million (average of $4.02 per warrant). During the three months ended September 30, 2008, we repurchased a total of 700,000 of our common shares at an aggregate purchase price of approximately $5.7 million (average of $8.07 per share). During the fourth quarter ended December 31, 2008, we repurchased a total of 495,000 of our common shares at an aggregate purchase price of approximately $1.7 million (average of $3.51 per share).

As of February 2, 2009, we paid an aggregate of $13,449,469 for the repurchased securities leaving $36,550,531 of repurchasing capacity in our $50,000,000 share and warrant buyback program.

We commenced an arbitration proceeding as complainant against Oldendorff Gmbh & Co. KG of Germany (“Oldendorff”), seeking damages resulting from Oldendorff’s repudiation of a charter relating to the Star Beta. The Star Beta had been time chartered by a subsidiary of the Company to Industrial Carriers Inc. of Ukraine (“ICI”). Under that time charter, ICI was obligated to pay a gross daily charter hire rate of $106,500 until February 2010. In January 2008, ICI sub-chartered the vessel to Oldendorff for one year at a gross daily charter hire rate of $130,000 until February 2009. In October 2008, ICI assigned its rights and obligations under the sub-charter to one of our subsidiaries in exchange for ICI being released from the remaining term of the ICI charter. According to press reports, ICI subsequently filed for protection from its creditors in a Greek insolvency proceeding. Oldendorff notified the Company that it considers the assignment of the sub-charter to be an effective repudiation of the sub-charter by ICI. In January 2009, we made a written submission to our appointed arbitrator asserting claims against Oldendorff and alleged damages in the amount of approximately $14,709,000. We believe that the assignment was valid and that Oldendorff has erroneously repudiated the sub-charter.

Transactions with Related Parties

Interchart Shipping Inc. or Interchart, a company affiliated to Oceanbulk acts as a chartering broker of the Star Zeta, the Star Omicron and the Star Cosmo. As of December 31, 2007 and September 30, 2008, Star Bulk had an outstanding liability of $0 and $52,000 respectively, to Interchart. During the nine months ended September 30, 2007 and 2008, the brokerage commission of 1.25% on charter revenue paid to Interchart amounted to $0 and $220,000, respectively.

On June 3, 2008, the Company entered into an agreement with a company affiliated with Oceanbulk Maritime, S.A., or the Oceanbulk Affiliate, a company founded by Star Bulk’s Chairman, Mr. Petros Pappas, to acquire the Star Ypsilon, a Capesize drybulk carrier for the aggregate purchase price of $87.2 million, which was the same price that the Oceanbulk Affiliate had paid when it acquired the vessel from an unrelated third party. We entered into a time charter agreement for approximately three years with Vinyl Navigation, a company affiliated with Oceanbulk, to employ the Star Ypsilon at an average daily hire rate of $91,932 following its delivery to us on September 18, 2008. Vinyl Navigation has a back-to-back charter agreement with TMT, a company controlled by a former director of the Company, Mr. Nobu Su, on the same terms as our charter agreement with Vinyl Navigation. No commissions were charged to Star Bulk either on the sale or the chartering of the Star Ypsilon.

Recent Developments in Environmental and Other Regulations

International Maritime Organization

Air Emissions

The United Nations’ International Maritime Organization, or IMO, has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, or MARPOL, to address air pollution from ships. Annex VI was ratified in May 2004 and became effective in May 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. We believe that all our vessels are currently compliant in all material respects with Annex VI. Additional or new conventions, laws and regulations may be adopted that could adversely affect our ability to manage our vessels. For example, at its 58th session in October 2008, the Marine Environmental Protection Committee of the IMO voted unanimously to adopt amendments to Annex VI, regarding particulate matter, nitrogen oxide and sulfur oxide emissions standards. The revised Annex VI reduces air pollution from vessels by, among other things (i) implementing a progressive reduction of sulfur oxide emissions from ships, with the global sulfur cap reduced initially to 3.50% (from the current cap of 4.50%), effective from January 1, 2012, then progressively to 0.50%, effective from January 1, 2020, subject to a feasibility review to be completed no later than 2018; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. These amendments to Annex VI are expected to enter into force on July 1, 2010, which is six months after the deemed acceptance date of January 1, 2010. Once these amendments become effective, we may incur costs to comply with these revised standards.

Oil Pollution Liability

Although the U.S. is not a party to these conventions, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, or the CLC. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Under an amendment to the Protocol that became effective on November 1, 2003, for vessels of 5,000 to 140,000 gross tons (a unit of measurement for the total enclosed spaces within a vessel), liability will be limited to approximately $6.7 million plus $943 for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability will be limited to approximately $134.0 million. As the convention calculates liability in terms of a basket of currencies, these figures are based on currency exchange rates on February 5, 2009. The right to limit liability is forfeited under the CLC where the spill is caused by the owner’s actual fault and under the 1992 Protocol where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the International Convention on Civil Liability for Oil Pollution Damage has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. We believe that our P&I insurance will cover the liability under the plan adopted by the IMO.

In 2001, the IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, which imposes strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). The Bunker Convention has been ratified by a sufficient number of nations for entry into force, and it became effective on November 21, 2008.

In 2005, the European Union adopted a directive on ship-source pollution, imposing criminal sanctions for intentional, reckless or negligent pollution discharges by ships. The directive could result in criminal liability for pollution from vessels in waters of European countries that adopt implementing legislation. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation, and Liability Act

In 1990, the U.S. Congress enacted the Oil Pollution Act, or OPA, to establish an extensive regulatory and liability regime for environmental protection and cleanup of oil spills. OPA affects all owners and operators whose vessels trade with the U.S. or its territories or possessions, or whose vessels operate in the waters of the U.S., which include the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the U.S. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, was adopted in 1980 and it imposes liability for cleanup and natural resource damage from the release of hazardous substances (other than oil) whether on land or at sea. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	natural resources damage and the costs of assessment thereof;

•	real and personal property damage;

•	net loss of taxes, royalties, rents, fees and other lost revenues;

•	lost profits or impairment of earning capacity due to property or natural resources damage;

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards; and

•	loss of subsistence use of natural resources.

Amendments to OPA that came into effect on July 11, 2006 increased the liability limits for responsible parties for any vessel other than a tank vessel to $950 per gross ton or $800,000, whichever is greater. These limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

In addition, CERCLA applies to the discharge of hazardous substances (other than oil) whether on land or at sea, contains a liability regime similar to OPA and provides for cleanup, removal and natural resource damages. Liability per vessel under CERCLA is limited to the greater of $300 per gross ton or $5 million, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited.

OPA requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. Effective October 17, 2008, the U.S. Coast Guard regulations requiring evidence of financial responsibility were amended to conform the OPA financial responsibility requirements to the July 2006 increases in liability limits. Current U.S. Coast Guard regulations require evidence of financial responsibility in the amount of $900 per gross ton for non-tank vessels, which includes the OPA limitation on liability of $600 per gross ton and the CERCLA liability limit of $300 per gross ton. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA. We have complied with the U.S. Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the U.S. Coast Guard evidencing sufficient self-insurance.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

The U.S. Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or are required to waive insurance policy defenses.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

The U.S. Clean Water Act

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.

The United States Environmental Protection Agency, or EPA, historically exempted the discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. waters from CWA permitting requirements. However, on March 31, 2005, a U.S. District Court ruled that the EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order invalidating the exemption in the EPA’s regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directed the EPA to develop a system for regulating all discharges from vessels by that date. The District Court’s decision was affirmed by the Ninth Circuit Court of Appeals on July 23, 2008. The Ninth Circuit’s ruling meant that owners and operators of vessels traveling in U.S. waters would soon be required to comply with the CWA permitting program to be developed by the EPA or face penalties. Seeking to provide relief to certain types of vessels, the U.S. Congress enacted laws in July 2008 that exempted from the impending CWA vessel permitting program recreational vessels, commercial fishing vessels, and any other commercial vessel less than 79 feet in length.

In response to the invalidation and removal of the EPA’s vessel exemption by the Ninth Circuit, the EPA has enacted rules governing the regulation of ballast water discharges and other discharges incidental to the normal operation of vessels within U.S. waters. Under the new rules, which took effect February 6, 2009, commercial vessels 79 feet in length or longer (other than commercial fishing vessels), which we refer to as regulated vessels, are required to obtain a CWA permit regulating and authorizing such normal discharges. This permit, which the EPA has designated as the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP, incorporates the current U.S. Coast Guard requirements for ballast water management as well as supplemental ballast water requirements, and includes limits applicable to 26 specific discharge streams, such as deck runoff, bilge water and gray water.

For each discharge type, among other things, the VGP establishes effluent limits pertaining to the constituents found in the effluent, including best management practices, or BMPs, designed to decrease the amount of constituents entering the waste stream. Unlike land-based discharges, which are deemed acceptable by meeting certain EPA-imposed numerical effluent limits, each of the 26 VGP discharge limits is deemed to be met when a regulated vessel carries out the BMPs pertinent to that specific discharge stream. The VGP imposes additional requirements on certain regulated vessel types, including tankers, that emit discharges unique to those vessels. Administrative provisions, such as inspection, monitoring, recordkeeping and reporting requirements are also included for all regulated vessels.

On August 31, 2008, the District Court ordered that the date for implementation of the VGP be postponed from September 30, 2008 until December 19, 2008. This date was further postponed until February 6, 2009 by the District Court. Although the VGP became effective on February 6, 2009, the VGP application procedure, known as the Notice of Intent, or NOI, has yet to be finalized. Accordingly, regulated vessels will effectively be covered under the VGP from February 6, 2009 until June 19, 2009, at which time the “eNOI” electronic filing interface will become operational. Thereafter, owners and operators of regulated vessels must file their NOIs prior to September 19, 2009. Any regulated vessel that does not file an NOI by this deadline will, as of that date, no longer be covered by the VGP and will not be allowed to discharge into U.S. navigable waters until it has obtained a VGP. Any regulated vessel that was delivered on or before the September 19, 2009 deadline will receive final VGP permit coverage on the date that the EPA receives such regulated vessel’s complete NOI. Regulated vessels delivered after the September 19, 2009 deadline will not receive VGP permit coverage until 30 days after their NOI submission. Our fleet is composed entirely of regulated vessels, and we intend to submit NOIs for each vessel in our fleet as soon after June 19, 2009 as practicable.

In addition, pursuant to section 401 of the CWA which requires each state to certify federal discharge permits such as the VGP, certain states have enacted additional discharge standards as conditions to their certification of the VGP. These local standards bring the VGP into compliance with more stringent state requirements, such as those further restricting ballast water discharges and preventing the introduction of non-indigenous species considered to be invasive. The VGP and its state-specific regulations and any similar restrictions enacted in the future will increase the costs of operating in the relevant waters.

National Invasive Species Act

The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by vessels in foreign ports. The U.S. Coast Guard adopted regulations under NISA in July 2004 that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, by retaining ballast water on board the vessel, or by using environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. Mid-ocean ballast exchange is the primary method for compliance with the U.S. Coast Guard regulations, since holding ballast water can prevent vessels from performing cargo operations upon arrival in the U.S., and alternative methods are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water, provided that they comply with recordkeeping requirements and document the reasons they could not follow the required ballast water management requirements. The U.S. Coast Guard is developing a proposal to establish ballast water discharge standards, which could set maximum acceptable discharge limits for various invasive species, and/or lead to requirements for active treatment of ballast water. The U.S. House of Representatives has recently passed a bill that amends NISA by prohibiting the discharge of ballast water unless it has been treated with specified methods or acceptable alternatives. Similar bills have been introduced in the U.S. Senate, but we cannot predict which bill, if any, will be enacted into law. In the absence of federal standards, states have enacted legislation or regulations to address invasive species through ballast water and hull cleaning management and permitting requirements. For instance, the state of California has recently enacted legislation extending its ballast water management program to regulate the management of “hull fouling” organisms attached to vessels and adopted regulations limiting the number of organisms in ballast water discharges. A U.S. District Court dismissed challenges to the state of Michigan’s ballast water management legislation mandating the use of various techniques for ballast water treatment, and, on November 21, 2008, this decision was affirmed by the Sixth Circuit Court of Appeals. Other states may proceed with the enactment of similar requirements that could increase the costs of operating in state waters.

Other Environmental Initiatives

The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.

In addition to the requirements of MARPOL Annex VI (described above), the U.S. Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, or the CAA, required the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Our vessels that operate in such port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor recovery systems that satisfy these existing requirements. The EPA and some states, however, have proposed more stringent regulations of air emissions from ocean-going vessels. For example, on July 24, 2008, the California Air Resources Board of the State of California, or CARB, approved clean-fuel regulations applicable to all vessels sailing within 24 miles of the California coastline whose itineraries call for them to enter any California ports, terminal facilities, or internal or estuarine waters. The new CARB regulations require such vessels to use low sulfur marine fuels rather than bunker fuel. By July 1, 2009, such vessels are required to switch either to marine gas oil with a sulfur content of no more than 1.5% or marine diesel oil with a sulfur content of no more than 0.5%. By 2012, only marine gas oil and marine diesel oil fuels with 0.1% sulfur will be allowed. In the event our vessels were to travel within such waters, these new regulations would increase our costs.

Additionally, EPA has proposed new emissions standards for new Category 3 marine diesel engines. These are engines with per-cylinder displacement at or above 30 liters and are typically found on large ocean-going vessels such as drybulk vessels. The EPA proposes to require the application of advanced emission control technologies as well as controls on the sulfur content of fuels.

Resource Conservation and Recovery Act

Our operations occasionally generate and require the transportation, treatment and disposal of both hazardous and non-hazardous solid wastes that are subject to the requirements of the U.S. Resource Conservation and Recovery Act or comparable state, local or foreign requirements. In addition, from time to time we arrange for the disposal of hazardous waste or hazardous substances at offsite disposal facilities. If such materials are improperly disposed of by third parties, we may still be held liable for clean up costs under applicable laws.

Greenhouse Gas Regulation

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which we refer to as the Kyoto Protocol, entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. However, the European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from vessels. In the U.S., the California Attorney General and a coalition of environmental groups in October 2007 petitioned the EPA to regulate greenhouse gas emissions from ocean-going vessels under the CAA. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union or individual countries where we operate that restrict emissions of greenhouse gases could entail financial impacts on our operations that we cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the U.S. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter came into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code or ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board a valid International Ship Security Certificate that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code as ratified by the ship’s flag state. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Other Environmental Initiatives

We refer you to the section of our Annual Report on Form 20-F for the year ended December 31, 2007 entitled “Environmental and Other Regulations” for a discussion of the government regulations and laws that significantly affect the ownership and operation of our fleet.

In 2007, approximately 5.1 billion tons of dry cargo were transported by sea, of which dry bulk cargo accounted for 2.96 billion tons. The following table presents the breakdown of the global trade by type of cargo in 2000 and 2007.

World Seaborne Trade 2000 and 2007

	Millions of Tons		CAGR (1)	% Total Seaborne Trade
	2000	2007 (p)	2000-2007	2000	2007

Drybulk Cargo
Major Bulks	1,249	1,809	5.4%	19.1%	20.2%
Coal	539	769	5.0%	8.2%	8.6%
Iron Ore	489	812	7.5%	7.5%	9.1%
Grain	221	228	0.4%	3.4%	2.6%
Minor Bulks	901	1,155	3.6%	13.8%	12.9%
Total Drybulk	2,150	2,964	4.6%
Container Cargo	620	1,272	10.8%	9.5%	14.2%
Non Container/General Cargo	720	820	1.9%	11.0%	9.2%

Total Dry Cargo	3,490	5,056	5.4%	53.4%	56.6%

Liquid Cargo	3,051	3,881	3.5%	46.6%	43.4%

TOTAL ALL CARGO	6,541	8,937	4.5%	100.0%	100.0%

(p)	Provisional.

(1)	Compound annual growth rate.

Source: Drewry

Dry bulk cargo can be further defined as either major bulk cargo or minor bulk cargo, all of which is shipped in bulk carriers. Major bulk cargo includes, among other things, iron ore, coal and grain. Minor bulk cargo includes agricultural products, mineral cargo (including metal concentrates), cement, forest products and metal products. Dry bulk cargo is normally shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage.

Dry Bulk Shipping

Drybulk Carrier Demand

The demand for drybulk carriers is determined by the volume and geographical distribution of seaborne dry bulk trade, which in turn is influenced by trends in the global economy. During the 1980s and 1990s seaborne dry bulk trade increased by slightly more than 2% per annum. However, between 2000 and 2007, seaborne dry bulk trade increased at a CAGR of 4.7%. Although no final data is available for dry bulk seaborne in 2008 it is clear that the slowdown in the world economy has had an adverse impact on trade and growth rates for 2008 will be below those recorded in the period 2002-2007.

The following chart illustrates the changes in seaborne trade between the major and minor bulks in the period 2000 to 2007.

Dry Bulk Trade Development
(Millions of Tons)

(p)	Provisional.

Source: Drewry

Historically, certain economies have acted as the “primary driver” of dry bulk trade. In the 1990s Japan was the driving force, when buoyant Japanese industrial production stimulated demand for imported bulk commodities. More recently China has been the main driver behind the recent increase in seaborne dry bulk trade as high levels of economic growth have generated increased demand for imported raw materials. However, Chinese demand for imported dry bulk commodities weakened in 2008 in line with the downturn in the global and

Chinese economies. The following table illustrates China’s gross domestic product growth rate compared to that of the United States and the world during the periods indicated.

Real GDP Growth
(% change previous period)

GNP	2000	2001	2002	2003	2004	2005	2006	2007	2008 (p)

Global Economy	4.8	2.4	3.0	4.1	5.3	4.4	5.1	5.0	3.85
USA	3.8	0.3	1.6	2.7	3.9	3.1	2.9	2.0	1.4
Europe	3.4	1.7	1.1	1.1	2.1	1.8	3.0	2.7	1.2
Japan	2.8	0.4	(0.3)	1.8	2.7	1.9	2.4	2.1	0.4
China	8.0	7.5	8.3	10.0	10.1	10.4	11.6	11.9	9.5
India	5.1	4.4	4.7	7.4	7.0	9.1	9.8	9.3	7.6

(p)	Provisional.

Source: Drewry

In particular Chinese imports or iron ore alone increased from 70.0 million tons in 2000 to 384.0 million tons in 2007, which has generated much additional employment for the larger vessels in the drybulk carrier fleet. In addition to coal and iron ore, Chinese imports of steel products also increased sharply between 2002 and 2007, thereby creating additional demand for drybulk carriers. Nevertheless, provisional data for 2008 suggests that the growth in Chinese imports of dry bulk commodities has slowed down considerably.

Chinese Iron Ore Imports
(Millions of Tons)

		% of
Year	Imports	Change

2000	70.0	26.6
2001	92.5	32.1
2002	111.3	20.3
2003	148.2	33.2
2004	208.1	40.4
2005	275.2	32.2
2006	326.0	18.5
2007	383.7	17.6

Source: Drewry

The extent to which increases in dry bulk trade have affected demand for drybulk carriers is shown in estimates of ton-mile demand. Ton-mile demand is calculated by multiplying the volume of cargo moved on each route by the distance of the voyage.

The following table and chart below detail the changes in trade and ton-mile demand for the primary dry bulk commodities.

Drybulk Carrier Seaborne Trade: 2000-2007
(Millions of Tons)

									CAGR
	2000	2001	2002	2003	2004	2005	2006	2007	2000/2007%

Coal	539	587	590	619	650	675	709	761	5.0%
Iron Ore	489	503	544	580	644	715	759	812	7.5%
Grain	221	213	210	211	208	212	221	228	0.4%
Minor Bulks	901	890	900	957	1,025	1,049	1,103	1,155	3.6%

Total	2,151	2,193	2,244	2,367	2,526	2,651	2,793	2,956	4.6%

Annual Change %	8.3	2.0	2.3	5.5	6.7	4.9	5.3	5.9

(1)	Compound annual growth rate.

Source: Drewry

Ton Mile Demand: 2000-2007
(Billion Ton-Miles)

									CAGR
	2000	2001	2002	2003	2004	2005	2006	2007	2000/2007%

Coal	2,831	3,082	3,098	3,250	3,412	3,544	3,547	3,845	4.5%
Iron Ore	2,690	2,766	2,990	3,192	3,525	3,899	4,097	4,383	7.2%
Grain	1,161	1,118	1,103	1,108	1,089	1,112	1,161	1,196	0.4%
Minor Bulks	4,457	4,404	4,452	4,724	5,059	5,172	5,431	5,697	3.6%

Total	11,139	11,370	11,643	12,274	13,085	13,727	14,236	15,121	4.5%

Source: Drewry

Between 2000 and 2007, ton-mile demand in the dry bulk sector increased by a CAGR of 4.5%. This is however above the long term growth rate in ton mile demand in the dry bulk sector and reflects the rise in long haul movements, especially for commodities such as iron ore.

Drybulk carriers are one of the most versatile elements of the global shipping fleet in terms of employment alternatives. They seldom operate on round trip voyages and the norm is often triangular or multi-leg voyages. Hence, trade distances assume greater importance in the demand equation and increases in long haul shipments will have greater impact on overall vessel demand. The following map represents the major global dry bulk trade routes.

Major Dry Bulk Seaborne Trade Routes

Source: Drewry

Demand for drybulk carrier capacity is also affected by the operating efficiency of the global fleet. In recent years the growth in trade has led to port congestion, with ships at times being forced to wait outside port to either load or discharge due to limited supply of berths at major ports. This inefficiency has been a further factor contributing to the general tightness in the market.

Seasonal variations in the commodity markets, including iron ore, steam coal and grain can also have a further impact on demand for drybulk carriers. For example, steam coal’s link to the energy and electricity markets results in increased demand when power companies increase their stock in winter months and when refrigeration and air conditioning increase electricity demand in summer months.

Drybulk Carrier Supply

The world drybulk fleet is generally divided into six major categories, based on a vessel’s cargo carrying capacity. These categories consist of: Very Large Ore Carrier, Capesize, Post Panamax, Panamax, Handymax and Handysize.

Category	Size Range—DWT

Handysize	10-39,999
Handymax	40-59,999
Panamax	60-79,999
Post Panamax	80-109,999
Capesize	110-199,999
VLOC	200,000 +

•	Handysize. Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels almost exclusively carry minor bulk cargo. Increasingly, ships of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

•	Handymax. Handymax vessels have a carrying capacity of between 40,000 and 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Within the Handymax category there is also a sub-sector known as Supramax. Supramax bulk carriers are ships between 50,000 to 59,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk carriers. Hence, the earnings potential of a Supramax drybulk carrier, when compared to a conventional Handymax vessel of 45,000 dwt, is greater.

•	Panamax. Panamax vessels have a carrying capacity of between 60,000 and 79,999 dwt. These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels.

•	Post Panamax. Typically between 80,000 and 109,999 dwt, they tend to be shallower and have a larger beam than a standard Panamax vessel with a higher cubic capacity. They have been designed specifically for loading high cubic cargoes from draught restricted ports.

•	Capesize. Capesize vessels have carrying capacities 110,000 and 199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes.

•	VLOC. Very large ore carriers are in excess of 200,000 dwt and are a comparatively new sector of the drybulk carrier fleet. VLOCs are built to exploit economies of scale on long-haul iron ore. The following table illustrates the size and breakdown of the global dry bulk fleet as of September 2008.

Drybulk Carrier Fleet—December 2008

	Dead Weight	Number	% of Total	Total	% of
Size Category	Tonnes	of Vessels	Fleet	Capacity	Total Fleet
			(number)	(million Dwt)	(Dwt)

Handysize	10-39,999	3,010	42.5	80.4	19.2
Handymax	40-59,999	1,694	23.9	82.2	19.6
Panamax	60-79,999	1,364	19.3	97.7	23.3
Post Panamax	80-109,999	204	2.9	17.9	4.3
Capesize	110-199,999	676	9.6	111.3	26.6
Vloc	200,000+	128	1.8	29.3	7.0

Total		7,076	100.0	418.8	100.0

Source: Drewry

The supply of drybulk carriers is dependent on the delivery of new vessels from the orderbook and the removal of vessels from the global fleet, either through scrapping or loss. As of December 2008 the global dry bulk orderbook amounted to 295.0 million dwt, or 70.4% of the existing drybulk carrier fleet.

Drybulk Carrier Orderbook—December 2008

					Orderbook
			Orderbook		As % of
			As % of		Existing
	Dead Weight	Number	Existing	Total Capacity	Fleet—
Size Category	Tonnes	of Vessels	Fleet—No	Million DWT	DWT

Handysize	10-39,999	868	28.8	27.2	33.8
Handymax	40-59,999	969	57.2	54.4	66.2
Panamax	60-79,999	235	17.2	16.8	17.2
Post Panamax	80-109,999	541	265.2	46.7	260.9
Capesize	110-199,999	652	96.4	109.9	98.7
Vloc	200,000+	146	114.1	40	136.5

Total		3,411	48.2	295.0	70.4

Source: Drewry

The number of ships removed from the fleet in any period is dependent upon prevailing market conditions, scrap prices in relation to current and prospective charter market conditions and the age profile of the existing fleet. Generally, as a vessel ages, its operational efficiency declines due to rising maintenance requirements to the point where it becomes unprofitable to keep the ship in operation. The following chart illustrates the age profile of the global drybulk carrier fleet in December 2008.

Drybulk Carrier Age Profile—December 2008

Source: Drewry

The average age at which a drybulk carrier has been scrapped over the last five years has been 28 years. However, due to recent strength in the dry bulk shipping industry, over the last two years the average age at which dry bulk carriers have been scrapped has increased and a number of well-maintained vessels have continued to operate past the age of 30.

Drybulk Carrier Scrapping

											% of
											Fleet
Year	Handysize		Handymax		Panamax		Capesize		Total		Scrapped
	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt

2000	50	1,192,000	40	1,454,000	11	667,000	4	452,000	105	3,765,000	1.4
2001	62	1,408,000	40	1,492,000	28	1,870,000	3	401,000	133	5,171,000	1.9
2002	64	1,556,000	25	938,000	18	1,200,000	8	997,000	115	4,691,000	1.6
2003	25	597,000	29	1,103,000	7	465,000	2	248,000	63	2,413,000	0.8
2004	5	113,000	0	0	1	95,000	1	123,000	7	331,000	0.1
2005	4	109,000	4	165,000	3	202,000	2	247,000	13	723,000	0.2
2006	21	474,843	10	380,439	8	538,785	2	296,000	41	1,690,067	0.5
2007	9	198,792	1	33,527	2	141,346	0	0	12	373,665	0.1

*	Total fleet—end period
Source: Drewry

Charter Hire Rates

Drybulk carriers are employed in the market through a number of different chartering options. The general terms typically found in these types of contracts are described below.

•	A bareboat charter involves the use of a vessel usually over longer periods of time ranging up to several years. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, transfer to the charterer’s account. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

•	A time charter involves the use of the vessel, either for a number of months or years or for a trip between specific delivery and redelivery positions, known as a trip charter. The charterer pays all voyage related costs. The owner of the vessel receives semi-monthly charter hire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel.

•	A single or spot voyage charter involves the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms. Most of these charters are of a single or spot voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the agreed upon freight rate expressed on a per cargo ton basis. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.

•	A contract of affreightment, or COA, relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform individual voyages. Essentially, it constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of years. All of the ship’s operating, voyage and capital costs are borne by the ship owner. The freight rate normally is agreed on a per cargo ton basis.

Charter hire rates fluctuate by varying degrees amongst the drybulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Because demand for larger dry bulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller drybulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

Charter hire rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors, such as sentiment may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different drybulk carrier categories.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region that includes ports where vessels load cargo also are generally quoted at lower rates. This is because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charter entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history.

Baltic Exchange Freight Indices
(Index points)

The BSI replaced the BHMI on January 3, 2006, although the index has been calculated since July 1, 2005

Source: Baltic Exchange

The following chart illustrates one-year time charter rates for Handysize, Handymax, Panamax and Capesize drybulk carriers between 1996 and December 2008.

Time Charter Rates—1 Year
(US Dollars per Day)

Source: Drewry

In 2003 and 2004, rates for drybulk carriers of all sizes strengthened appreciably in comparison to historical levels as vessel supply and demand were finely balanced. The main driver of this dramatic upsurge in charter rates was primarily the high level of demand for raw materials imported by China.

During 2006, rates stabilized above historically high levels. In 2007, rates rose to new highs, reflecting the very tight balance between vessel supply and demand. In 2008, rates remained at comparatively high levels in the first half of the year, but fell sharply from August in the face of weaker demand, rising supply and market perception and are now are market lows.

Vessel Prices

Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and capacity, raw material costs, freight markets and sometimes exchange rates. In the last few years high levels of new ordering were recorded across all sectors of shipping. As a result, most of the major shipyards in Japan, South Korea and China have full orderbooks until the end of 2010, although the downturn in freight rates and the lack of funding to the wider global financial crisis will lead to some of these orders being cancelled or delayed.

The following chart indicates the change in newbuilding prices for drybulk carriers in the period from 1996. As can be seen newbuilding prices have increased significantly since 2003, due to tightness in shipyard capacity, high levels of new ordering and stronger freight rates. However, with the sudden and steep decline in freight rates, secondhand values and lack of new vessel ordering, newbuilding prices have started to decline.

Drybulk Carrier Newbuilding Prices
(Millions of U.S. Dollars)

Source: Drewry

In the secondhand market, the steep increase in newbuilding prices and the strength of the charter market have also affected values, to the extent that prices rose sharply in 2004/2005, before dipping in the early part of 2006, only to rise thereafter to new highs in the first half of 2008. However, the sudden and sharp downturn in freight rates since August has had a very negative impact on secondhand values, as the chart below indicates.

Drybulk Carrier Secondhand Prices—5 Year Old Vessels
(Millions U.S. Dollars)

Source: Drewry

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus concerning our operations, cash flows and financial condition, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should,” and similar expressions are forward-looking statements.

All statements in this prospectus that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•	economic and political conditions;

•	our pending acquisitions, our business strategy and expected capital spending or operating expenses, including dry-docking and insurance costs;

•	competition in the seaborne transportation industry;

•	statements about seaborne transportation trends, including charter rates and factors affecting supply and demand;

•	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities; and

•	our expectations of the availability of vessels to purchase, the time that it may take to construct new vessels, or vessels’ useful lives.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on third-party managers; and

•	other factors discussed in the “Risk Factors” section of this prospectus.

You should not place undue reliance on forward-looking statements contained in this prospectus, because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PER SHARE MARKET PRICE INFORMATION

Our common stock and warrants have traded on the Nasdaq Global Market under the symbol “SBLK” and “SBLKW” since December 3, 2007. You should carefully review the tables, for the quarters and years indicated, the high and low prices of Star Bulk common shares and warrants under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2007, which is incorporated by reference herein.

The table below sets forth the high and low price history of our common shares and warrants in 2008 and 2009.

COMMON STOCK

	High	Low
2008
1st Quarter ended March 31, 2008	$12.37	$9.36
2nd Quarter ended June 30, 2008	$14.34	$11.39
3rd Quarter ended September 30, 2008	$11.47	$6.73
4th Quarter ended December 31, 2008	$7.03	$1.80
Six months ended December 31, 2008	$11.47	$1.80
August 2008	$10.75	$9.33
September 2008	$10.18	$6.73
October 2008	$7.03	$3.30
November 2008	$4.23	$2.03
December 2008	$3.11	$1.80

	High	Low
2009
January 2009	$3.34	$2.20
1st Quarter through February 9, 2009	$3.34	$2.08

WARRANTS

	High	Low
2008
1st Quarter ended March 31, 2008	$4.46	$1.99
2nd Quarter ended June 30, 2008	$6.40	$3.70
3rd Quarter ended September 30, 2008	$3.74	$1.52
4th Quarter ended December 31, 2008	$1.50	$0.10
Six months ended December 31, 2008	$3.74	$0.10
August 2008	$3.24	$2.21
September 2008	$2.86	$1.52
October 2008	$1.50	$0.40
November 2008	$0.85	$0.10
December 2008	$0.29	$0.11

	High	Low
2009
January 2009	$0.25	$0.14
1st Quarter through February 9, 2009	$0.25	$0.10

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the preceding fiscal year ended December 31, 2007 and the nine months ended September 30, 2008. (1)

	Nine Months Ended	Year Ended
	September 30, 2008	December 31, 2007
	(dollars in thousands)

Earnings
Net income	83,537	3,411
Add: Fixed charges	5,776

Less: Interest capitalized	—	—

Total Earnings	$89,313	3,411

Fixed Charges
Interest expensed and capitalized	5,629	—
Amortization and write-off of capitalized expenses relating to indebtedness	147	—

Total Fixed Charges	$5,776	—

Ratio of Earnings to Fixed Charges	15.5	N/A

(1)	We have not issued any preferred stock as of the date of this prospectus.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel or other acquisitions and for general corporate purposes. We will not receive any proceeds from sales by selling shareholders.

CAPITALIZATION

The following table sets forth our consolidated capitalization:

•	on an actual basis, as of September 30, 2008; and

•	on an adjusted basis, as of February 2, 2009 to give effect to (i) the loan installment payments of $10.0 million paid during the fourth quarter of 2008 and the first quarter of 2009 ; (ii) the repurchase of 495,000 shares of our common stock at an aggregate purchase price of $1.7 million; (iii) the payment of a dividend in the amount of $0.36 per common share based on 54,427,400 shares outstanding as of November 28, 2008, consisting of the payment of the cash portion of the dividend in the amount of $9.8 million, and the issuance of 4,255,002 common shares representing the stock portion of the dividend; (iv) the reinvestment of the cash portion of the dividends received by our management and our directors into 818,877 shares amounting to $1.9 million; and (v) the December 5, 2008 grant of an aggregate of 130,000 unvested restricted common shares to all of our employees and an aggregate of 940,000 unvested restricted common shares to the members of our board of directors, all of which shares vested on January 31, 2009.

There have been no significant adjustments to our capitalization since February 2, 2009, as so adjusted.

You should read this capitalization table together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited interim condensed consolidated financial statements and related notes appearing elsewhere in the Report on Form 6-K/A furnished to the Commission on December 3, 2008 and incorporated herein.

	Actual	As Adjusted (1)
	(in thousands of U.S. dollars)

Total debt (including current portion)	305,000	295,000
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized 54,652,400 shares issued and outstanding at September 30, 2008; 60,301,279 shares issued and outstanding as adjusted	546	602
Additional paid-in capital	472,384	482,058
Retained earnings	47,223	27,841
Total stockholders’ equity	520,153	510,501
Total capitalization	825,153	805,501

(1)	The payment of the stock portion of the dividend in respect of the third quarter of 2008 and the issuance of the shares mentioned above in (v) is reflected in the table above based on a share price of $1.80 which was the reported closing price of our common stock on the Nasdaq Global Market on December 5, 2008.

ENFORCEMENT OF CIVIL LIABILITIES

Star Bulk Carriers Corp. is a Marshall Islands company and our executive offices are located outside of the U.S. in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the U.S. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the U.S. As a result, you may have difficulty serving legal process within the U.S. upon us or any of these persons. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

SELLING SHAREHOLDERS

Based solely upon information furnished to us, the following table sets forth the identity and other information about the selling shareholders. The selling shareholders are offering an aggregate of up to 14,305,599 of our common shares, which includes up to 1,132,500 common shares which may issued upon the exercise of the warrants, and up to 1,132,500 of our warrants which were issued to them in the Private Placement prior to our initial public offering.

The tabular information relating to share and percent of class ownership provided in the table below is based upon information provided to us by the selling shareholders and assumes the exercise of each of the Company’s outstanding warrants. The tabular information below further assumes that all of the shares registered will be offered and sold by the selling shareholders, including shares received upon exercise of the warrants.

		Percentage of
	Common Shares	Class Prior	Total Common	Percentage of the
	Owned Prior	to the	Shares Offered	Class Following
Selling Shareholder	to the Offering	Offering (1)	Hereby	the Offering

Petros Pappas (2)	9,738,354	16.15%	9,738,354	0%
Prokopios Tsirigakis (3)	2,127,345	3.53%	2,127,345	0%
George Syllantavos (4)	875,703	1.45%	875,703	0%
Koert Erhardt (5)	573,471	*	573,471	0%
Tom Softeland	297,827	*	297,827	0%
Peter Espig (6)	303,452	*	303,452	0%
Christo Anagnostou	152,412	*	152,412	0%
Niko Nikiforos	125,185	*	125,185	0%
Georgia Mastagaki (7)	13,050	*	13,050	0%
John Pektesidis (7)	13,050	*	13,050	0%
George Drakatos (7)	12,500	*	12,500	0%
George Mantalos (7)	10,000	*	10,000	0%
John Telios (7)	7,300	*	7,300	0%
Dimitris Koutsogiannis (7)	6,500	*	6,500	0%
Stamatis Neris (7)	6,350	*	6,350	0%
Litsa Alexopoulou (7)	5,750	*	5,750	0%
Spiros Anagnostakis (7)	5,600	*	5,600	0%
Panagiotis Kourkoumelis (7)	5,450	*	5,450	0%
Despina Savvopoulou (7)	5,100	*	5,100	0%
Miliadis Antonis (7)	4,750	*	4,750	0%
Tassos Chrisostomidis (7)	4,000	*	4,000	0%
Katerina Sofikitou (7)	3,650	*	3,650	0%
Vasilis Lytas (7)	2,700	*	2,700	0%
Stella Tsagari (7)	2,050	*	2,050	0%
Evagelia Spyroglou (7)	1,750	*	1,750	0%
Stratos Pentafronimos (7)	1,400	*	1,400	0%
Matina Karali (7)	900	*	900	0%

*	less than one percent.

(1)	Percentage based on 60,301,279 common shares outstanding as of February 2, 2009.

(2)	Mr. Pappas, the Chairman of our board of directors, is the beneficial owner of 9,738,354 common shares, consisting of 8,735,854 common shares and 1,002,500 common shares which may be issued upon the exercise of our warrants.

(3)	Mr. Tsirigakis, our Chief Executive Officer, President and one of our directors, is the beneficial owner of 2,127,345 common shares, consisting of 2,017,345 vested and 60,000 unvested common shares and 50,000 common shares which may be issued upon the exercise of our warrants.

(4)	Mr. Syllantavos, our Chief Financial Officer, Secretary and one of our directors, is the beneficial owner of 875,703 common shares, consisting of 795,703 vested and 50,000 unvested common shares and 30,000 common shares which may be issued upon the exercise of our warrants.

(5)	Mr. Erhardt, one of our directors, is the beneficial owner of 573,471 common shares, consisting of 523,471 common shares and 50,000 common shares which may be issued upon the exercise of our warrants.

(6)	Mr. Espig, one of our directors, is the beneficial owner of 303,452 common shares, consisting of 228,452 vested and 75,000 unvested common shares.

(7)	On December 5, 2008, pursuant to the terms of our Equity Incentive Plan we authorized the issuance of an aggregate of 130,000 unvested restricted common shares to all of our employees. All of these shares vested on January 31, 2009.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus and the selling shareholders may sell our common shares or our warrants through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities and the selling shareholders may sell our common shares or our warrants, included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our shares of common stock by broker-dealers;

•	sell shares of common stock short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or any selling shareholder to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or a selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf or the behalf of the selling shareholders that participates with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our common shares and warrants, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

As a result of requirements of the Financial Industry Regulatory Authority (FINRA), formerly the National Association of Securities Dealers, Inc. (NASD), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any selling shareholder for the sale of any securities being registered pursuant to Commission Rule 415 under the Securities Act of 1933, as amended. If more than 10% of the net proceeds of any offering of shares of common stock made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

DESCRIPTION OF CAPITAL STOCK

The following is a description our capital stock. You should read this description of capital stock together with our registration statement on Form 8-A which was filed with the Commission on December 4, 2007. We also refer you to our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits 3.1 and 3.2, respectively, to our registration statement on Forms F-1/F-4 (Registration No. 333-141296), filed with the Commission on March 14, 2007, as amended, which such exhibits are incorporated by reference herein.

Authorized and Outstanding Capital Stock

Under our amended and restated articles of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 60,301,279 shares are issued and outstanding, and 25,000,000 shares of preferred stock, none of which were issued as of February 2, 2009. All of our shares of stock are in registered form.

On November 30, 2007, the date of consummation of the Redomiciliation Merger, Star Bulk had 20,000,000 shares of common stock reserved for issuance upon the exercise of the warrants. Each outstanding Star Maritime warrant was assumed by Star Bulk with the same terms and restrictions except that each would be exercisable for common stock of Star Bulk. Each warrant entitles the registered holder to purchase one share of common stock at a price of $8.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of a business combination. Following the effectiveness of the Redomiciliation Merger, the warrants became exercisable. The warrants will expire on December 16, 2009. There is no cash settlement option for the warrants and Star Bulk may call the warrants for redemption under certain circumstances.

As of February 2, 2009, 5,916,150 warrants were issued and outstanding.

Share History

Star Maritime, our predecessor, was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry. Following the formation of Star Maritime, our officers and directors were the holders of 9,026,924 shares of common stock representing all of our then issued and outstanding capital stock. On December 21, 2005, Star Maritime consummated its initial public offering of 18,867,500 units, at a price of $10.00 per unit, each unit consisting of one share of Star Maritime common stock and one warrant to purchase one share of Star Maritime common stock at an exercise price of $8.00 per share. In addition, Star Maritime completed the Private Placement of an aggregate of 1,132,500 units, with each unit consisting of one share of common stock and one warrant, to Messrs. Tsirigakis and Syllantavos, our Chief Executive Officer and Chief Financial Officer, respectively, and Messrs. Pappas and Erhardt, our Chairman of the Board and one of our directors. Star Maritime’s common stock and warrants started trading on the American Stock Exchange under the symbols, SEA and SEA.WS, respectively on December 21, 2005.

On January 12, 2007, Star Maritime and Star Bulk entered into definitive agreements to acquire a fleet of eight drybulk carriers with a combined cargo-carrying capacity of approximately 692,000 dwt. from certain subsidiaries of TMT. The aggregate purchase price specified in the Master Agreement by and among the Company, Star Maritime and TMT, or the Master Agreement for the initial fleet was $224.5 million in cash and 12,537,645 shares of common stock of Star Bulk. As additional consideration for eight vessels, we agreed to issue 1,606,962 shares of common stock of Star Bulk to TMT in two installments as follows: (i) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star

Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2007, and (ii) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2008. The shares in respect of the purchase price the 12,537,645 shares were issued to a nominee of TMT in December 2007 and the first installment of additional shares was issued to a nominee of TMT on July 17, 2008.

On November 2, 2007, the U.S. Securities and Exchange Commission, SEC or Commission, declared effective our joint proxy/registration statement filed on Forms F-1/F-4 and on November 27, 2007 we obtained shareholder approval for the acquisition of the initial fleet and for effecting the Redomiciliation Merger as a result of which Star Maritime merged into Star Bulk with Star Maritime merging out of existence and Star Bulk being the surviving entity. Each share of Star Maritime common stock was exchanged for one share of Star Bulk common stock and each warrant of Star Maritime was assumed by Star Bulk with the same terms and conditions except that each became exercisable for common stock of Star Bulk. The Redomiciliation Merger became effective after stock markets closed on Friday, November 30, 2007 and the common shares and warrants of Star Maritime ceased trading on the American Stock Exchange under the symbols SEA and SEAU, respectively. Star Bulk shares and warrants started trading on the Nasdaq Global Market on Monday, December 3, 2007 under the ticker symbols SBLK and SBLKW, respectively. Immediately following the effective date of the Redomiciliation Merger, TMT and its affiliates owned 30.2% of Star Bulk’s outstanding common stock.

On July 17, 2008, we issued 803,481 additional shares to TMT as the first installment of additional shares in accordance with the Master Agreement.

In September 2008, we filed a registration statement on Form F-3 on behalf of F5 Capital, as the nominee of TMT and an affiliate of Nobu Su, a former director of the Company, registering for resale an aggregate of 4,606,962 shares of our common stock.

On November 17, 2008, we declared a cash and stock dividend on our common stock totaling $0.36 per common share for the quarter ended September 30, 2008. This dividend was paid on December 5, 2008 to stockholders of record on November 28, 2008. The dividend payment consisted of a cash portion in the amount of $0.18 per share with the remaining half of the dividend paid in the form of newly issued common shares. The stock portion of this dividend was 0.078179 for every share held as of the record date, or approximately 4,255,002 common shares. The amount of newly issued shares was based on the volume weighted average price of Star Bulk’s shares on the Nasdaq Global Market during the five trading days before the ex-dividend date or November 25, 2008. Under the terms of the proposed amendments to our three credit facilities, payment of dividends and repurchases of our shares and warrants have been suspended. Please see the section of this prospectus entitled “Recent Developments—Preliminary Waiver Agreements With Lenders.”

As of February 2, 2009, we have repurchased under the share and warrant repurchase program announced on January 24, 2008, a total of 1,247,000 of our common shares at an aggregate purchase price of approximately $8.0 million (average of $6.40 per common share) and a total of 1,362,500 of our warrants at an aggregate purchase price of approximately $5.5 million (average of $4.02 per warrant). During the three months ended September 30, 2008, we repurchased a total of 700,000 of our common shares at an aggregate purchase price of approximately $5.7 million (average of $8.07 per share). During the fourth quarter ended December 31, 2008, we repurchased a total of 495,000 of our common shares at an aggregate purchase price of approximately $1.7 million (average of $3.51 per share). As of February 2, 2009, we paid an aggregate of $13,449,469 for the repurchased securities leaving $36,550,531 of repurchasing capacity in our $50,000,000 share and warrant buyback program. Under the terms of the proposed amendments to our three credit facilities, payment of dividends and repurchases of our shares and warrants have been suspended. Please see the section of this prospectus entitled “Recent Developments—Preliminary Waiver Agreements With Lenders.”

As of January 20, 2009, management and the directors reinvested the cash portion of their dividend for the quarter ended September 30, 2008 into 818,877 newly issued shares in a private placement at the same weighted average price as the stock portion of such dividend, effectively electing to receive the full amount of the dividend in the form of newly issued shares, which shares have been included in the registration statement of which this prospectus is a part.

Pursuant to our Equity Incentive Plan, we have issued the following securities:

•	On December 3, 2007, 90,000 restricted common shares to Prokopios (Akis) Tsirigakis, our President and Chief Executive Officer, subject to applicable vesting of 30,000 common shares on each of July 1, 2008, 2009 and 2010; and

•	On December 3, 2007, 75,000 restricted common shares to George Syllantavos, our Chief Financial Officer and Secretary, subject to applicable vesting of 25,000 common shares on each of July 1, 2008, 2009 and 2010.

•	On March 31, 2008, 150,000 restricted common shares to Peter Espig, our Director, subject to applicable vesting of 75,000 common shares on each of April 1, 2008 and 2009;

•	On December 5, 2008, an aggregate of 130,000 unvested restricted common shares to all of our employees and an aggregate of 940,000 unvested restricted common shares to the members of our board of directors. All of these shares vested on January 31, 2009.

DESCRIPTION OF OTHER SECURITIES

Debt Securities

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this registration statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the registration statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings”. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures”. Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent.

In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$11,419
FINRA Fees		$30,100
Blue sky fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Rating agency fees	$	*
Accounting fees and expenses	$	*
Indenture trustee fees and experts	$	*
Transfer agent and registrar	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements appearing in the Annual Report on Form 20-F for the year ended December 31, 2007 of Star Bulk Carriers Corp. and incorporated herein by reference have been audited as follows:

The historical financial information was derived from the audited consolidated financial statements of Star Maritime and its subsidiaries for the period from May 13, 2005 (date of Star Maritime’s inception) through December 31, 2005, and for the fiscal year ended December 31, 2006. The financial statements of Star Maritime Acquisition Corp. included in the Annual Report were audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent and for the period set forth in their report. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of and for the year ended December 31, 2007 incorporated in this prospectus by reference from Star Bulk’s Annual Report on Form 20-F for the year ended December 31, 2007, and the effectiveness of Star Bulk’s internal control over financial reporting have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A, an independent registered public accounting firm, as stated in their reports, which reports express an unqualified opinion on the financial statements and express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness and are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statements of revenue and direct operating expenses of: A Duckling Corporation, F Duckling Corporation, G Duckling Corporation, I Duckling Corporation, and J Duckling Corporation have been audited by Deloitte & Touche in Taipei, Taiwan, the Republic of China, an independent registered public accounting firm, as stated in their reports appearing herein (which reports express unqualified opinions and include explanatory paragraphs relating to the basis of presentation as discussed in Note 2). Such statements of revenue and direct operating expenses have been so included in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The statements in section in this prospectus entitled “The International Dry Bulk Shipping Industry” has been reviewed by Drewry Shipping Consultants Ltd., or Drewry, which has confirmed to us that they accurately describe the international drybulk shipping market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus, as indicated in the consent of Drewry filed as an exhibit to the registration statement on Form F-3 under the Securities Act of which this prospectus is a part.

INDUSTRY AND MARKET DATA

The industry-related statistical and graphical information we use in this prospectus has been compiled by Drewry, from its database. Some of the industry information in this prospectus is based on estimates or subjective judgments in circumstances where data for actual market transactions either does not exist or is not publicly available, and consequently, Drewry cannot assure us that it reflects actual industry and market experience. Drewry compiles and publishes data for the benefit of its customers. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market. The published information of other maritime data collection experts may differ from the data presented in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.starbulkcarriers.com.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	The description of our securities contained in our registration statement on Form 8-A (File No. 001-33869 filed with the Commission on December 4, 2007 and any amendment or report filed for the purpose of updating that description.

•	Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on June 30, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Current Report on Form 6-K/A furnished to the Commission on December 3, 2008, which contains the Registrant’s unaudited third quarter of 2008 financial results.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
Attn: Prokopios Tsirigakis
7, Fragoklisias street, 2nd floor,
Maroussi 151 25,
Athens, Greece.
Telephone: 011-210-617-8400

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STAR BULK CARRIERS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of A Duckling Corporation

We have audited the accompanying statements of revenue and direct operating expenses of A Duckling Corporation (the “Company”) for the periods from January 1, 2008 to January 9, 2008 (date vessel was delivered to the Buyer), January 1, 2007 to December 31, 2007, and August 5, 2006 (commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statements of Revenue and Direct Operating Expenses and are not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statements presents fairly, in all material respects, the revenue and direct operating expenses of the Company for the periods from January 1, 2008 to January 9, 2008, January 1, 2007 to December 31, 2007, and August 5, 2006 to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei,Taiwan
The Republic of China
August 18, 2008

A DUCKLING CORPORATION

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

	From January 1, 2008	From January 1, 2007	From August 5, 2006
	to January 9, 2008	to December 31, 2007	to December 31, 2006

Revenue	$411,469	$11,259,940	$7,348,889
Direct operating expenses	167,105	9,351,330	2,222,121

Excess of revenue over direct operating expenses	$244,364	$1,908,610	$5,126,768

See notes to statements of revenue and direct operating expenses.

A DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

1.	Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer”), and A Duckling Corporation (the “Seller,” the “Company,” or “A Duckling”), a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”). The total purchase price amounted to $112,116,680 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on January 9, 2008. The Disposed Asset is a 175,075 dwt dry bulk vessel which was built in 1992. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on January 12, 2007 (the “Master Agreement”). Pursuant to the Master Agreement, TMT had guaranteed to assign an existing three-year time charter agreement to the Buyer at a minimum daily time charter hire rate of $47,000. A Duckling acquired the Disposed Asset on June 26, 2006.

2.	Basis of Presentation

Historically, the Disposed Asset operated as an asset within A Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statements of Revenue and Direct Operating Expenses have been prepared pursuant to a request from the Buyer and derived from the historical records of A Duckling.

The cost of the Disposed Asset as of January 9, 2008, December 31, 2007, and December 31, 2006 and its related accumulated depreciation from the date it was acquired by A Duckling, to January 9, 2008, December 31, 2007, and December 31, 2006, respectively, are as follows:

	January 9, 2008	December 31, 2007	December 31, 2006

Marine vessel
Cost	$34,875,000	$34,875,000	$34,875,000
Accumulated depreciation	5,026,618	4,940,625	1,453,125

	$29,848,382	$29,934,375	$33,421,875

Operations related to the Disposed Asset are reflected in the Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 9, 2008, January 1, 2007 to December 31, 2007, and August 5, 2006 (commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2006.

The accompanying Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 9, 2008, January 1, 2007 to December 31, 2007, and August 5, 2006 to December 31, 2006 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statements were prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. These statements are therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statements are also not intended to be a complete presentation of the results of operations of A Duckling as of or for any period.

A DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

Further, these statements do not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statements of Revenue and Direct Operating Expenses

The Statements of Revenue and Direct Operating Expenses include revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation, and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statements of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statements of Revenue and Direct Operating Expenses are not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3.	Summary of Significant Accounting Policies

Use of estimates

Preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of these financial statements, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over nine years, the estimated remaining useful life of the vessel from the date it was acquired by A Duckling, and with an estimated $3,487,500 salvage value. Depreciation expense amounted to $85,993, $3,487,500 and $1,453,125 for the periods from January 1, 2008 to January 9, 2008, January 1, 2007 to December 31, 2007, and August 5, 2006 to December 31, 2006, respectively.

A DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

Revenue Recognition

A Duckling generates its revenues from charterers for the charterhire of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On August 4, 2006, A Duckling entered into a time charter agreement with its customer, which has duration of 35 to 38 months and a daily charterhire rate of $47,500. A Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force Issue (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, A Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

A Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

In May 2007, the Disposed Asset collided with another ship. Repairs to the Disposed Asset have been completed as of December 31, 2007 and total costs incurred by A Duckling amounted to $567,681 and are included in operating expenses for the period from January 1, 2007 to December 31, 2007. Recoveries of the repair costs from insurance company and the other party, if any, are not recorded as amount is not known at this time.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4.	Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of E Duckling Corporation

We have audited the accompanying statement of revenue and direct operating expenses of E Duckling Corporation (the “Company”) for the period from October 8, 2007 (the commencement date of a time charter agreement to be assigned to the Buyer) to December 14, 2007 (date vessel was delivered to the Buyer). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statement of Revenue and Direct Operating Expenses and is not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statement presents fairly, in all material respects, the revenue and direct operating expenses of the Company for the period from October 8, 2007 to December 14, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

E DUCKLING CORPORATION

STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

From October 8, 2007
to December 14, 2007

Revenue	$3,140,117
Direct operating expenses	698,376

Excess of revenue over direct operating expenses	$2,441,741

See notes to statement of revenue and direct operating expenses.

E DUCKLING CORPORATION

NOTES TO STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

1.	Business and Asset Purchase Agreement

On December 3, 2007, Star Bulk Carriers Corp. (the “Buyer”), and E Duckling Corporation (the “Seller,” the “Company,” or “E Duckling”), a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”). The total purchase price amounted to $70,019,639 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on December 14, 2007. The Disposed Asset is a 52,055 dwt dry bulk vessel which was built in 2001. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on December 3, 2007 (the “Master Agreement”). Pursuant to the Master Agreement, TMT had guaranteed to assign to the Buyer an existing three-year time charter agreement at a minimum daily time charter hire rate of $47,800. E Duckling acquired the Disposed Asset on June 20, 2006.

2.	Basis of Presentation

Historically, the Disposed Asset operated as an asset within E Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statement of Revenue and Direct Operating Expenses has been prepared pursuant to a request from the Buyer and derived from the historical records of E Duckling.

The cost of the Disposed Asset as of December 14, 2007 and its related accumulated depreciation from the date it was acquired by E Duckling, to December 14, 2007 is as follows:

December 14, 2007

Marine vessel
Cost	$30,185,000
Accumulated depreciation	2,182,583

$28,002,417

Operations related to the Disposed Asset are reflected in the Statement of Revenue and Direct Operating Expenses for the period from October 8, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 14, 2007.

The accompanying Statement of Revenue and Direct Operating Expenses for the period from October 8, 2007 to December 14, 2007 has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statement was prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. This statement is therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statement is also not intended to be a complete presentation of the results of operations of E Duckling as of or for any period. Further, this statement does not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

E DUCKLING CORPORATION

NOTES TO STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statement of Revenue and Direct Operating Expenses

The Statement of Revenue and Direct Operating Expenses includes revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation, and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statement of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statement of Revenue and Direct Operating Expenses is not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3.	Summary of Significant Accounting Policies

Use of estimates

Preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of this financial statement, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over twenty years, the estimated remaining useful life of the vessel from the date it was acquired by E Duckling, and with an estimated $1,437,381 salvage value. Depreciation expense amounted to $266,075, for the period from October 8, 2007 to December 14, 2007.

Revenue Recognition

E Duckling generates its revenues from charterers for the charterhire of its vessel. E vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that

E DUCKLING CORPORATION

NOTES TO STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On September 20, 2006, E Duckling entered into a time charter agreement with its customer, which has duration of 35 to 37 months and a daily charterhire rate of $47,800. E Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force Issue (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, E Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

E Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4.	Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of F Duckling Corporation

We have audited the accompanying statements of revenue and direct operating expenses of F Duckling Corporation (the “Company”) for the periods from January 1, 2008 to January 2, 2008 (date vessel was delivered to the Buyer), and May 7, 2007 (the commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statements of Revenue and Direct Operating Expenses and are not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statements present fairly, in all material respects, the revenue and direct operating expenses of the Company for the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

F DUCKLING CORPORATION

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

	From January 1, 2008	From May 7, 2007
	to January 2, 2008	to December 31, 2007

Revenue	$0	$5,949,947
Direct operating expenses	55,181	2,482,003

Excess of revenue over direct operating expenses (Excess of direct operating expenses over revenue)	$(55,181)	$3,467,944

See notes to statements of revenue and direct operating expenses.

F DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

1.	Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer,”) and F Duckling Corporation (the “Seller,” the “Company,” or “F Duckling”), a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”). The total purchase price amounted to $64,572,205 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on January 2, 2008. The Disposed Asset is a 52,434 dwt dry bulk vessel which was built in 2000. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on January 12, 2007 (the “Master Agreement”). Pursuant to the Master Agreement, TMT had guaranteed to procure a two-year time charter agreement at a minimum daily time charter hire rate of $24,500. F Duckling acquired the Disposed Asset on May 5, 2006.

2.	Basis of Presentation

Historically, the Disposed Asset operated as an asset within F Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statements of Revenue and Direct Operating Expenses have been prepared pursuant to a request from the Buyer and derived from the historical records of F Duckling.

The cost of the Disposed Asset as of January 2, 2008 and December 31, 2007, and its related accumulated depreciation from the date it was acquired by F Duckling, to January 2, 2008 and December 30, 2007, respectively are as follows:

	January 2, 2008	December 31, 2007

Marine vessel
Cost	$28,447,000	$28,447,000
Accumulated depreciation	2,141,319	2,133,525

	$26,305,681	$26,313,475

Operations related to the Disposed Asset are reflected in the Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2007.

The accompanying Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 to December 31, 2007 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statements were prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. These statements are therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statements are also not intended to be a complete presentation of the results of operations of F Duckling as of or for any period. Further, these statements do not include any other adjustments or allocations of purchase

F DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statements of Revenue and Direct Operating Expenses

The Statements of Revenue and Direct Operating Expenses include revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statements of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statements of Revenue and Direct Operating Expenses are not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3.	Summary of Significant Accounting Policies

Use of estimates

Preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of these financial statements, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over nineteen years, the estimated remaining useful life of the vessel from the date it was acquired by F Duckling, and with an estimated $1,422,350 salvage value. Depreciation expense amounted to $7,794 and $926,091 for the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 to December 31, 2007, respectively.

F DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

Revenue Recognition

F Duckling generates its revenues from charterers for the charterhire of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On February 14, 2007, F Duckling entered into a time charter agreement with its customer, which has duration of 23 to 26 months and a daily charterhire rate of $25,800. F Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with Emerging Issues Task Force Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

F Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessels, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4.	Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

5.	Related Party Transactions

The Company has a management agreement with TMT, under which TMT provides management services in exchange for a fixed monthly fee of $7,500 in 2008 and 2007. Total management fees paid to TMT amounted to $500 and $58,548 during the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 to December 31, 2007, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of G Duckling Corporation

We have audited the accompanying statement of revenue and direct operating expenses of G Duckling Corporation (the “Company”) for the period from January 30, 2007(the commencement date of a time charter agreement to be assigned to the Buyer) to December 3, 2007(date vessel was delivered to the Buyer). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statement of Revenue and Direct Operating Expenses and is not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statement presents fairly, in all material respects, the revenue and direct operating expenses of the Company for the period from January 30, 2007 to December 3, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

G DUCKLING CORPORATION

STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

From January 30, 2007
to December 3, 2007

Revenue	$7,707,444
Direct operating expenses	2,477,453

Excess of revenue over direct operating expenses	$5,229,991

See notes to statement of revenue and direct operating expenses.

G DUCKLING CORPORATION

NOTES TO STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSE
(In U.S. Dollars)

1.	Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer”), and G Duckling Corporation (the “Seller,” the “Company,” or “G Duckling”) a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”). The total purchase price amounted to $66,573,309 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on December 3, 2007. The Disposed Asset is a 52,402 dwt dry bulk vessel which was built in 2001. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on January 12, 2007 (the “Master Agreement”). Pursuant to the Master Agreement, TMT had guaranteed to procure a two-year time charter agreement at a minimum daily time charter hire rate of $24,500. G Duckling acquired the Disposed Asset on July 12, 2006.

2.	Basis of Presentation

Historically, the Disposed Asset operated as an asset within G Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statement of Revenue and Direct Operating Expenses has been prepared pursuant to a request from the Buyer and derived from the historical records of G Duckling.

The cost of the Disposed Asset as of December 3, 2007 and its related accumulated depreciation from the date it was acquired by G Duckling to December 3, 2007 is as follows:

December 3, 2007

Marine vessel
Cost	$29,800,000
Accumulated depreciation	1,662,684

$28,137,316

Operations related to the Disposed Asset are reflected in the Statement of Revenue and Direct Operating Expenses for the period from January 30, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 3, 2007.

The accompanying Statement of Revenue and Direct Operating Expenses for the period from January 30, 2007 to December 3, 2007 has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statement was prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. This statement is therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statement is also not intended to be a complete presentation of the results of operations of G Duckling as of or for any period. Further, this statement does not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

G DUCKLING CORPORATION

NOTES TO STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSE—(Continued)
(In U.S. Dollars)

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statement of Revenue and Direct Operating Expenses

The Statement of Revenue and Direct Operating Expenses includes revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses and depreciation that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statement of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statement of Revenue and Direct Operating Expenses is not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3.	Summary of Significant Accounting Policies

Use of estimates

Preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of this financial statement, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over twenty years the estimated remaining useful life of the vessel from the date it was acquired by G Duckling and with an estimated $1,419,048 salvage value. Depreciation expense amounted to $1,189,668 during the period from January 30, 2007 to December 3, 2007.

Revenue Recognition

G Duckling generates its revenues from charters for the charterline of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that

G DUCKLING CORPORATION

NOTES TO STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSE—(Continued)
(In U.S. Dollars)

includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On January 30, 2007, G Duckling entered into a time charter agreement with its customer, which has duration of 23 to 25 months and a daily charterhire rate of $25,550. G Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, G Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

G Duckling’s operating expenses consist of vessel operating expenses and depreciation that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4.	Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

5.	Related Party Transactions

TMT provides management services to the Company for no charge.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of I Duckling Corporation

We have audited the accompanying statements of revenue and direct operating expenses of I Duckling Corporation (the “Company”) for the periods from January 1, 2008 to January 2, 2008 (date vessel was delivered to the Buyer), and February 13, 2007 (the commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statements of Revenue and Direct Operating Expenses and are not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statements present fairly, in all material respects, the revenue and direct operating expenses of the Company for the periods from January 1, 2008 to January 2, 2008, and from February 13, 2007 to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

I DUCKLING CORPORATION

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

	From January 1, 2008	From February 13, 2007
	to January 2, 2008	to December 31, 2007

Revenue	$0	$9,507,290
Direct operating expenses	29,823	3,087,107

Excess of revenue over direct operating expenses (Excess of direct operating expenses over revenue)	$(29,823)	$6,420,183

See notes to statements of revenue and direct operating expenses.

I DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

1.	Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer”), and I Duckling Corporation (the “Seller,” the “Company,” or “I Duckling”) a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”). The total purchase price amounted to $57,853,675 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on January 2, 2008. The Disposed Asset is a 52,994 dwt dry bulk vessel which was built in 2003. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on January 12, 2007 (the ‘Master Agreement’). Pursuant to the Master Agreement, TMT had guaranteed to procure a three-year time charter agreement at a minimum daily time charter hire rate $28,500. I Duckling acquired the Disposed Asset on May 6, 2006.

2.	Basis of Presentation

Historically, the Disposed Asset operated as an asset within I Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statements of Revenue and Direct Operating Expenses have been prepared pursuant to a request from the Buyer and derived from the historical records of I Duckling.

The cost of the Disposed Asset as of January 2, 2008 and, December 31, 2007 and its related accumulated depreciation from the date it was acquired by I Duckling, to January 2, 2008 and, December 31, 2007, respectively are as follows:

	January 2, 2008	December 31, 2007

Marine vessel
Cost	$32,500,000	$32,500,000
Accumulated depreciation	2,347,110	2,339,015

	$30,152,890	$30,160,985

Operations related to the Disposed Asset are reflected in the Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 2, 2008 and February 13, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2007.

The accompanying Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 2, 2008 and February 13, 2007 to December 31, 2007 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statements were prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. These statements are therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statements are also not intended to be a complete presentation of the results of operations of I Duckling as of or for any period. Further, these statements do not include any other adjustments or allocations of purchase

I DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statements of Revenue and Direct Operating Expenses

The Statements of Revenue and Direct Operating Expenses include revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statements of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statements of Revenue and Direct Operating Expenses are not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3.	Summary of Significant Accounting Policies

Use of estimates

Preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of these financial statements, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over twenty-one years, the estimated remaining useful life of the vessel from the date it was acquired by I Duckling, and with an estimated $1,477,273 salvage value. Depreciation expense amounted to $8,095 and $1,297,011 during the periods from January 1, 2008 to January 2, 2008, and February 13, 2007 to December 31, 2007, respectively.

I DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

Revenue Recognition

I Duckling generates its revenues from charterers for the charterhire of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for the off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On January 31, 2007, I Duckling entered into a time charter agreement with its customer, which has duration of 11 to 13 months and a daily charterhire rate of $30,300. I Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force Issue (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, I Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

I Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4.	Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

5.	Related Party Transactions

The Company has a management agreement with TMT, under which TMT provides management services in exchange for a fixed monthly fee of $7,500 in 2007 and 2008. Total management fees paid to TMT amounted to $500 and $79,018 during the periods from January 1, 2008 to January 2, 2008, and from February 13, 2007 to December 31, 2007, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of J Duckling Corporation

We have audited the accompanying statement of revenue and direct operating expenses of J Duckling Corporation (the “Company”) for the period from May 16, 2007 (the commencement date of a time charter agreement to be assigned to the Buyer) to December 6, 2007(date vessel was delivered to the Buyer). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statement of Revenue and Direct Operating Expenses and is not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statement presents fairly, in all material respects, the revenue and direct operating expenses of the Company for the period from May 16, 2007 to December 6, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

J DUCKLING CORPORATION

STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

From May 16, 2007
to December 6, 2007

Revenue	$6,605,243
Direct operating expenses	1,783,210

Excess of revenue over direct operating expenses	$4,822,033

See notes to statement of revenue and direct operating expenses.

J DUCKLING CORPORATION

NOTES TO STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES
(In U.S. Dollars)

1.	Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer”), and J Duckling Corporation (the “Seller,” the “Company,” or “J Duckling”), a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”). The total purchase price amounted to $67,140,790 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on December 6, 2007. The Disposed Asset is a 52,425 dwt dry bulk vessel which was built in 2003. J Duckling acquired the Disposed Asset on July 12, 2006.

2.	Basis of Presentation

Historically, the Disposed Asset operated as an asset within J Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statement of Revenue and Direct Operating Expenses has been prepared pursuant to a request from the Buyer and derived from the historical records of J Duckling.

The cost of the Disposed Asset as of December 6, 2007 and its related accumulated depreciation from the date it was acquired by J Duckling to December 6, 2007 is as follows:

December 6, 2007

Marine vessel
Cost	$30,930,000
Accumulated depreciation	1,591,018

$29,338,982

Operations related to the Disposed Asset are reflected in the Statement of Revenue and Direct Operating Expenses for the period from May 16, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 6, 2007.

The accompanying Statement of Revenue and Direct Operating Expenses for the period from May 16, 2007 to December 6, 2007 has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statement was prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. This statement is therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statement is also not intended to be a complete presentation of the results of operations of J Duckling as of or for any period. Further, this statement does not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

J DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

Statement of Revenue and Direct Operating Expenses

The Statement of Revenue and Direct Operating Expenses includes revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statement of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statement of Revenue and Direct Operating Expenses is not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3.	Summary of Significant Accounting Policies

Use of estimates

Preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of this financial statement, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over twenty-two years, the estimated remaining useful life of the vessel from the date it was acquired by J Duckling, and with an estimated $1,344,783 salvage value. Depreciation expense amounted to $750,530, for the period from May 16, 2007 to December 6, 2007.

Revenue Recognition

J Duckling generates its revenues from charterers for the charterhire of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for the off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On April 23, 2007, J Duckling entered into a time charter agreement with its customer, which has duration of 23 to 25 months and a daily charterhire rate of $32,500. J Duckling reports its

J DUCKLING CORPORATION

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES—(Continued)
(In U.S. Dollars)

revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force Issue (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, J Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Revenue related to a dispute over the charterhire rate from the previous time charter arrangement is recognized when the dispute is resolved and money is received from the customer and such revenue amounted to $130,880 during the period from May 16, 2007 to December 6, 2007.

Operating Expenses

J Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4.	Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus supplement by reference. Do not rely upon any information or representations made outside of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This prospectus supplement is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our common shares or (2) our common shares in any circumstances in which our offer or solicitation is unlawful. The information contained in this prospectus supplement may change after the date of this prospectus supplement. Do not assume after the date of this prospectus supplement that the information contained in this prospectus supplement is still correct.

Star Bulk Carriers Corp.

16,700,000 Common Shares

Deutsche Bank Securities
RBC Capital Markets
ABN AMRO
Cantor Fitzgerald & Co.
Dahlman Rose & Company
FBR Capital Markets

Prospectus Supplement

July 19, 2011